As filed with the Securities and Exchange Commission on October 2, 2006



                                                    File No. 333-______
                                                    File No. 811-08581

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
                        Pre-Effective Amendment No. __ [ ]

                        Post-Effective Amendment No.               [ ]


                         REGISTRATION STATEMENT UNDER
                     THE INVESTMENT COMPANY ACT OF 1940            [ ]


                              Amendment No. 73                     [X]


                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                           (Exact Name of Registrant)


                      VALLEY FORGE LIFE INSURANCE COMPANY*
                               (Name of Depositor)
                                 175 King Street
                             Armonk, New York 10504

        * Sage Life Assurance of America, Inc. was the previous depositor

              (Address of Depositor's Principal Executive Offices)

                   Depositor's Telephone Number (914) 828-8687

                                W. Weldon Wilson
                       Valley Forge Life Insurance Company
                                 175 King Street
                             Armonk, New York 10504

               (Name and Address of Agent for Service of Process)

                                    Copy to:
                                   Lynn Stone
                           Blazzard & Hasenauer, P.C.
                       1375 Kings Highway East, Suite 220
                               Fairfield, CT 06824

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

     As soon as practicable after the effective date of the Registration Statement.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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     Title of Securities: Interests in a separate account under flexible payment deferred combination fixed and variable annuity contracts and certificates.


          CROSS REFERENCE SHEET
          (required by Rule 495)



Item No.                                           Location
--------                                        ---------------
          PART A

Item 1.   Cover Page . . . . . . . . . . . . . .   Cover Page

Item 2.   Definitions  . . . . . . . . . . . . .   Index of Terms

Item 3.   Synopsis . . . . . . . . . . . . . . .   Highlights

Item 4.   Condensed Financial Information  . . .   Appendix D

Item 5.   General Description of Registrant,
          Depositor, and Portfolio Companies . .   Valley Forge
                                                   Separate Accounts; What Are
                                                   My Investment Options?


Item 6.   Deductions and Expenses. . . . . . . .   What Are the Expenses Under
                                                   a Contract?

Item 7.   General Description of Variable
          Annuity Contracts. . . . . . . . . . .   What are the Contracts?

Item 8.   Annuity Period . . . . . . . . . . . .   What are My Income Payment
                                                   Options?

Item 9.   Death Benefit. . . . . . . . . . . . .   Does the Contract Have a
                                                   Death Benefit?

Item 10.  Purchases and Contract Value . . . . .   How Do I Make Additional
                                                   Purchase Payments?

Item 11.  Redemptions. . . . . . . . . . . . . .   How Do I Access My Money?

Item 12.  Taxes. . . . . . . . . . . . . . . . .   How Will My Contract be
                                                   Taxed?

Item 13.  Legal Proceedings. . . . . . . . . . .   Legal Proceedings

Item 14.  Table of Contents of the Statement of
          Additional Information . . . . . . . .   Table of Contents of the
                                                   Statement of Additional
                                                   Information
          CROSS REFERENCE SHEET
          (required by Rule 495)

Item No.                                           Location
--------                                         -------------
          PART B

Item 15.  Cover Page . . . . . . . . . . . . . .   Cover Page

Item 16.  Table of Contents. . . . . . . . . . .   Table of Contents

Item 17.  General Information and History. . . .   Company

Item 18.  Services . . . . . . . . . . . . . . .   Not Applicable

Item 19.  Purchase of Securities Being Offered .   Not Applicable

Item 20.  Underwriters . . . . . . . . . . . . .   Distributor

Item 21.  Calculation of Performance Data. . . .   Calculation of Historical
                                                   Performance Data

Item 22.  Annuity Payments . . . . . . . . . . .   Income Payment Provisions

Item 23.  Financial Statements . . . . . . . . .   Financial Statements


                                     PART C

     Information required to be included in Part C is set forth under the appropriate Item so numbered in Part C to this Registration Statement.



                                     PART A

                               Freedom Prospectus

                        Prospectus Dated October 2, 2006
                   Flexible Payment Deferred Combination Fixed
                         and Variable Annuity Contracts
                                    Issued By
                     The Sage Variable Annuity Account A Formerly of Sage Life
                Assurance of America, Inc.
                 And now of Valley Forge Life Insurance Company


Executive Office:
175 King Street
Armonk, New York 10504

This Prospectus describes flexible payment deferred combination fixed and variable annuity contracts ("Contracts") for individuals and groups issued by Valley Forge Life Insurance Company ("VFL"). Prior to September 30, 2006, the Contracts were issued by Sage Life Assurance of America, Inc. ("Sage Life").

As of September 30, 2006, Sage Life was merged into one of its affiliates, VFL, with VFL surviving the merger, and all outstanding contracts of Sage Life became the obligations of VFL. There have been no changes to your Contract or any of your benefits as a result of the merger. VFL will accept any additional purchase payments you wish to make and will process all transactions and claims under your Contract. There have been no changes to The Sage Variable Annuity Account A as a result of the merger. Notwithstanding anything to the contrary in this prospectus, the Contracts and riders are no longer offered for sale.

You determine the amount and timing of any additional purchase payments. You may allocate purchase payments and transfer Account Value to our Variable Account and/or our Fixed Account within certain limits. Through our Fixed Account, you can choose to invest your money in one or more of the available Guarantee Periods. Currently, there is one ten (10) year Guarantee Period available. You can also invest in our Variable Sub-Accounts. Through the Variable Sub-Accounts, you can invest in either the Foundation Series or the SectorSelectorSM Series of Sub-Accounts. You may not invest in both the Foundation and SectorSelectorSM Series of Sub-Accounts at the same time. The Contract is not designed to serve as a vehicle for frequent trading.

The following Trusts are available through the Foundation Series:

| AIM Variable Insurance Funds (Series I shares and Series II shares) | The Alger American Fund (Class O Shares)
| MFS(R)Variable Insurance TrustSM (Initial Class)
| Oppenheimer Variable Account Funds (Non-Service Class)
| The Universal Institutional Funds, Inc. (Class I shares)
| Van Kampen Life Investment Trust (Class II shares)

The following Trusts are available through the SectorSelectorSM Series:

| AIM Variable Insurance Funds (Series I shares and Series II shares)
| MFS(R) Variable Insurance TrustSM (Initial Class and Service Class)
| Oppenheimer Variable Account Funds (Non-Service Class and Service Class) | Rydex Variable Trust
| The Universal Institutional Funds, Inc. (Class I shares)

Your Account Value will vary daily with the investment performance of the Variable Sub-Accounts and any interest we credit under our Fixed Account. We do not guarantee any minimum Account Value for amounts you allocate to the Variable Account. We do guarantee principal and a minimum fixed rate of interest for amounts you allocate to the Fixed Account.

The Contract imposes no surrender charges for withdrawals from the Contract or the surrender of the Contract. Expenses for a Contract with no surrender charges may have higher Asset-Based Charges than Contracts with surrender charges.

The Statement of Additional Information contains more information about the Contracts and the Variable Account, is dated the same as this Prospectus, and is incorporated herein by reference. The Table of Contents for the Statement of Additional Information is on the last page of this Prospectus. We filed it with the Securities and Exchange Commission ("SEC"). You may obtain a copy of the Statement of Additional Information free of charge by contacting our Customer Service Center, or by accessing the SEC's website at http://www.sec.gov. You can also obtain a copy of the Statement of Additional Information from the SEC's Public Reference Branch, 100 F Street, NE, Room 1580, Washington, DC 20549 (telephone 202- 551-8090).

This Prospectus includes basic information about the Contracts that you should know before investing. Please read this Prospectus carefully and keep it for future reference. The Trust prospectuses contain important information about the Funds.

The Securities and Exchange Commission has not approved these Contracts or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Variable annuity contracts are not deposits or obligations of, or endorsed or guaranteed by, any bank, nor are they federally insured or otherwise protected by the FDIC, the Federal Reserve Board, or any other agency; they are subject to investment risks, including possible loss of principal.

                                TABLE OF CONTENTS

Index of Terms .................................................................

Highlights ...................................................................

Fee Table......................................................................

 1.    What Are The Contracts?..............................................
       Your Options.........................................................
       Transfers............................................................

 2.    What Are My Income Payment Options?..................................
       Your Choices.........................................................
       Income Payment Amounts...............................................
       Optional Guaranteed Minimum Income Benefit Riders....................

 3.    How Do I Make Additional Purchase Payments?..........................
       Making Additional Purchase Payments..................................
       When We May Cancel Your Contract.....................................

 4.    What Are My Investment Options?......................................
       Purchase Payment Allocations.........................................
       Variable Sub-Account Investment Options..............................
           Foundation Series................................................
           SectorSelectorSM Series..........................................
       Fixed Account Investment Options.....................................
       Optional Guaranteed Minimum Account Value Rider (GMAV)...............
       Transfers............................................................
       Market Timing Policies and Procedures................................
       Transfer Programs...................................................
       Values Under Your Contract..........................................

 5.    What Are The Expenses Under A Contract?..............................
       Surrender Charge.....................................................
       Annual Administration Charge.........................................
       Transfer Charge......................................................
       Asset-Based Charges..................................................
       Purchase Payment Tax Charge..........................................
       Optional Rider Charges...............................................
       Fund Annual Expenses.................................................
       Additional Information...............................................

 6.    How Will My Contract Be Taxed?.......................................
       Introduction.........................................................
       Taxation of Non-Qualified Contracts..................................
       Taxation of Qualified Contracts......................................
       Transfers, Assignments, or Exchanges of a Contract...................
       Possible Tax Law Changes.............................................

 7.    How Do I Access My Money?............................................
       Withdrawals..........................................................
       Requesting Payments..................................................

 8.    How Is Contract Performance Presented?...............................
       Yield................................................................
       Total Return.........................................................
       Performance/Comparisons..............................................

 9.    Does The Contract Have A Death Benefit?..............................
       Standard Death Benefit...............................................
       Owner's Death Before The Income Date.................................
       Owner's or Annuitant's Death After the Income Date...................
       Optional Rider Benefits..............................................
       Optional Accidental Death Benefit Rider (ADB)........................
       Optional Enhanced Guaranteed Minimum Death Benefit Rider
          (Enhanced GMDB)...................................................
       Optional Earnings Enhancement Death Benefit Rider (EEDB).............
       Optional Earnings Enhancement Life Insurance Rider (EELR)............
       Proof of Death.......................................................

10.    What Other Information Should I Know?...............................
       Parties to the Contract.............................................
       Valley Forge Life Insurance Company ................................
       Variable Account....................................................
       Modification........................................................
       Distribution of the Contracts.......................................
       Legal Proceedings...................................................
       Reports to Contract Owners..........................................
       Authority to Make Agreements........................................
       Financial Statements................................................

11.    How Can I Make Inquiries?...........................................

Table of Contents of the Statement of Additional Information.....................

Appendix A -- Guaranteed Minimum Income Benefit Riders........................ A-1

Appendix B -- Earnings Enhancement Death Benefit and Earnings Enhancement
     Life Insurance Benefit................................................... B-1

Appendix C -- Contracts Issued Before May 1, 2002............................. C-1

Appendix D -- Accumulation Unit Values........................................ D-1

This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

INDEX OF TERMS

We tried to make this Prospectus as readable and understandable as possible. To help you to understand how the Contract works, we have used certain terms with special meanings. We define these terms below.

Account Value: The Account Value is the entire amount we hold under your Contract during the Accumulation Phase. It equals the sum of your Variable Account Value and Fixed Account Value.

Accumulation Phase: The Accumulation Phase is the period during which you accumulate savings under your Contract.

Accumulation Unit: An Accumulation Unit is the unit of measure we use before the Income Date to keep track of the value of each Variable Sub-Account.

Annuitant: The Annuitant is the natural person whose age determines the maximum Income Date and the amount and duration of income payments involving life contingencies. The Annuitant may also be the person to whom we will make any payment starting on the Income Date.

Asset-Based Charges: The Asset-Based Charges are charges for mortality and expense risks and for administrative costs assessed daily against the assets of the Variable Account.

Beneficiary: The Beneficiary is the person or persons to whom we pay a death benefit if any Owner dies before the Income Date.

Business Day: A Business Day is any day the New York Stock Exchange ("NYSE") is open for regular trading exclusive of (i) Federal holidays, (ii) any day on which the SEC determines an emergency exists making the disposal or fair valuation of assets in the Variable Account not reasonably practicable, and
(iii) any day on which the SEC permits a delay in the disposal or valuation of assets in the Variable Account.

Contracts: The Contracts are flexible payment deferred combination fixed and variable annuity contracts. In some jurisdictions, we issue the Contracts directly to individuals. In most jurisdictions, however, the Contracts are only available as a group contract. We issue a group contract to or on behalf of a group. Individuals who are part of a group to which we issue a Contract receive a certificate that recites substantially all of the provisions of the group Contract. Throughout this Prospectus and unless otherwise stated, the term "Contract" refers to individual Contracts, group Contracts, and certificates for group Contracts.

Contract Anniversary: A Contract Anniversary is each anniversary of the Contract Date.

Contract Date: The Contract Date is the date an individual Contract or a certificate for a group Contract is issued at our Customer Service Center.

Contract Year: Contract Year is each consecutive twelve-month period beginning on the Contract Date and the anniversaries thereof.

Expiration Date: The Expiration Date is the last day in a Guarantee Period.

Fixed Account: The Fixed Account is The Sage Fixed Interest Account A. It is a separate investment account of ours into which you may invest purchase payments or transfer Account Value. In certain states we refer to the Fixed Account as the Interest Account or Interest Separate Account.

Fund: A Fund is an investment portfolio in which a Variable Sub-Account invests.

General Account: An account that consists of all our assets other than those held in any separate investment accounts.

Income Date: The Income Date is the date you select for your income payments to begin.

Income Phase: The Income Phase starts on the Income Date and is the period during which you receive income payments.

Income Unit: An Income Unit is the unit of measure we use to calculate the amount of income payments under a variable income plan option.

Net Asset Value: Net Asset Value is the price of one share of a Fund.

Owner: The Owner is the person who owns a Contract. Provisions relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly. In the context of a Contract issued on a group basis, Owners refer to holders of certificates under the group Contract.

Satisfactory Notice: Satisfactory Notice is a notice or request you make or authorize, in a form satisfactory to us, received at our Customer Service Center. Generally, a notice is satisfactory to us if it is written, telephonic, facsimile, or by electronic mail, depending on the type of transaction. Notice other than by telephone or by electronic delivery can be delivered by U.S. mail, courier service or hand delivered, depending on the type of transaction. Contact our Customer Service Center for more information.

Surrender Value: The Surrender Value is the amount we pay you upon surrender of your Contract before the Income Date. It reflects the calculation of any applicable charges.

Valuation Period: The Valuation Period is the period between one calculation of an Accumulation Unit value and the next calculation.

Variable Account: The Variable Account is The Sage Variable Annuity Account A. It is a separate investment account of ours into which you may invest purchase payments or transfer Account Value.

"We", "Us", "Our", "VFL" or the "Company" is Valley Forge Life Insurance
Company.

"You" or "Your" is the Owner of a Contract.

HIGHLIGHTS

The flexible payment deferred combination fixed and variable annuity contract ("Contract") is a contract between you, the Owner, and us, the insurance company. The Contract provides a means for investing on a tax-deferred basis in our Fixed Account and our Variable Sub-Accounts. The Contract is intended for financial and retirement planning or other long-term investment purposes. When you purchased the Contract you may also have purchased one or more of the following optional riders: one of two different guaranteed minimum income benefit riders, a guaranteed minimum account value rider, an accidental death benefit rider, an enhanced guaranteed minimum death benefit rider and an earnings enhancement death benefit rider or an earnings enhancement life insurance rider.

Prior to September 30, 2006, Sage Life issued the Contract and was the depositor of the Variable Account. As of September 30, 2006, Sage Life was merged into one of its affiliates, VFL, with VFL surviving the merger, and all outstanding contracts of Sage Life became the obligations of VFL.

The Contract, as in all deferred annuity contracts, has two phases: the Accumulation Phase and the Income Phase. During the Accumulation Phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The Income Phase occurs when you begin receiving income payments from your Contract.

A qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a qualified plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that make it an important investment for a qualified plan.

You can choose to receive income payments on a variable basis, a fixed basis, or a combination of both. If you choose variable income payments, the amount of the variable income payments will depend upon the investment performance of the Funds you select for the Income Phase. If you choose fixed income payments, the amount of the fixed income payments are level for the Income Phase.

The earnings in your Contract are not taxed until you take money out of your Contract. If you take money out during the Accumulation Phase, for tax purposes any earnings are deemed to come out first. If you are younger than 59-1/2 when you take money out, you may be charged a 10% federal tax penalty on those earnings. Payments during the Income Phase are considered partly a return of your original investment; that portion of the payment is not taxed. For most qualified Contracts, the full amount of the payment will be taxed.

If you need further information about the Contracts, please contact an authorized registered representative or write or call us at our Customer Service Center. The address and telephone number of our Customer Service Center are shown on the back cover page of this Prospectus.


FEE TABLE

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expense that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Account Value between investment options. State premium taxes (Purchase Payment Tax Charge) may also be deducted.*

Transaction Expenses

Sales Load Imposed on Purchases (as a percentage of purchase payments).........................................None

Surrender Charge (as a percentage of purchase payments withdrawn or surrendered)...............................None

Maximum Transfer Charge(1)
         First 12 transfers in a Contract Year..................................................................$ 0
         After 12th transfer in a Contract Year.................................................................$25


* We may deduct the amount of any state and local taxes on purchase payments from your Account Value when we incur such taxes. We reserve the right to defer collection of this charge and deduct it against your Account Value when you surrender your Contract or apply your Account Value to provide income payments. We refer to this as the Purchase Payment Tax Charge. Premium Taxes currently range from 0% to 3.5%, depending upon the state or locality.

The following tables describe the fees and expenses that you will pay periodically during the time that you own the Contract, and, if selected with respect to the Optional Rider Annual Expenses, not including Fund fees and expenses.

Annual Administration Charge...............................................None

Variable Account Annual Expenses
(deducted daily as percentage of the assets of the Variable Account)

Mortality and Expense Risk Charge and Account Fees and Expenses(2)........1.55%

Optional Benefit Annual Expenses (deducted monthly as percentage of your Variable and Fixed Account Values)

Guaranteed Minimum Income Benefit Rider Charge                            0.20%
Enhanced Guaranteed Minimum Income Benefit Rider Charge                   0.35%
Guaranteed Minimum Account Value Rider Charge(3)                          0.55%
Accidental Death Benefit Rider Charge                                     0.05%
Earnings Enhancement Death Benefit Rider Charge                           0.25%
Enhanced Guaranteed Minimum Death Benefit Rider Charge                    0.20%

Maximum Total Variable Account Annual Expenses (assumes
   you selected most expensive combination of riders)                     2.95%

(1)  Currently, we do not assess a transfer charge.

(2) Throughout this Prospectus and in your Contract this charge is referred to as "Asset-Based Charges."

(3) The maximum charge for this rider is shown above. We will determine the charge for this rider each time we declare guaranteed interest rates for the Fixed Account. The charge will be determined by the level of interest rates and our expected costs in providing this rider. Generally, an increase in interest rates will result in a reduction of the Guaranteed Minimum Account Value Rider Charge. Conversely, a decrease in interest rates will generally result in an increase in the Guaranteed Minimum Account Value Rider Charge. The Guaranteed Minimum Account Value Rider Charge for your Capital Protection Fixed Sub-Account will remain the same for the Guarantee Period of the Capital Protection Fixed Sub-Account you select.

NOTE: Earnings Enhancement Life Insurance Rider: We assess a charge for the
      Earnings Enhancement Life Insurance Rider which is equal, on an annual basis, to 0.25% of your Variable and Fixed Account Values. This charge is not shown above. Currently, we do not deduct this charge from your Contract. The charge for this rider must be paid for through funds outside your Contract.

Fund Charges

The next item shows the minimum and maximum total operating expenses charged by the Fund companies (for the year ended 12/31/05) that you may pay periodically during the time that you own the Contract. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

Foundation Series

Total Annual Fund Operating Expenses                    Minimum         Maximum
                                                        -------         -------

(expenses that are deducted from Fund assets,
including management fees, distribution and/or
service (12b-1) fees, and other expenses)               0.66%             1.36%

SectorSelector Series

Total Annual Fund Operating Expenses                    Minimum         Maximum
                                                        -------         -------

(expenses that are deducted from Fund assets,
including management fees, distribution and/or
service (12b-1) fees, and other expenses)               0.81%             1.61%

Example

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, Variable Account annual expenses, and Fund fees and expenses.

The Example reflects the charges for the following optional riders (which is the most expensive way to purchase the Contract): Enhanced Guaranteed Minimum Income Benefit Rider, the maximum charge for the Guaranteed Minimum Account Value Rider, Enhanced Guaranteed Minimum Death Benefit, Accidental Death Benefit Rider, and Earnings Enhancement Death Benefit Rider. Your expenses would be less than the expenses in the Example if you purchased none or fewer than all of the optional riders.

The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Funds (before any applicable fee waivers and/or reimbursements). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Foundation Series:

Regardless of whether you surrender or take Income Payments from your Contract at the end of the applicable time period:

                  l year            3 years          5 years           10 years
                   $446             $1,345           $2,255            $4,571

SectorSelector Series:

Regardless of whether you surrender or take Income Payments from your Contract at the end of the applicable time period:

                  l year            3 years          5 years           10 years
                   $472             $1,419           $2,371            $4,776

There is an Accumulation Unit Value History (Condensed Financial Information) contained in Appendix D.


1. WHAT ARE THE CONTRACTS?

The Contracts are flexible payment deferred combination fixed and variable annuity contracts. They are designed for use in your long-term financial and retirement planning and provide a means for investing amounts on a tax-deferred basis in our Variable Account and our Fixed Account.

Under the terms of the Contract, we promise to pay you income payments after the Income Date. Until the Income Date, you may make additional purchase payments under the Contract, and will ordinarily not be taxed on increases in the value of your Contract as long as you do not take distributions. When you use the Contract in connection with tax-qualified retirement plans, federal income taxes may be deferred on your purchase payments, as well as on increases in the value of your Contract. However, if you would like to purchase a Contract in connection with a tax-qualified retirement plan, please carefully consider the costs and benefits of the Contract (including income payments) before you purchase since the tax-qualified retirement plan itself provides for tax-sheltered growth. See "How Will My Contract Be Taxed?" The Contracts may not be available in all states or all markets. Your Contract may differ from the descriptions below because of the requirements of the state where we issued your Contract.

We may offer other variable annuity contracts that also invest in the same Funds offered under the Contracts. These contracts may have different charges and they may offer different benefits. Expenses for a Contract with no surrender charges may have higher Asset-Based Charges than contracts with surrender charges.

Your Options

When you make purchase payments, you can allocate those purchase payments to one or more of the subdivisions of the Variable Account, known as "Variable Sub-Accounts." See "Variable Sub-Account Investment Options." We offer two series of Variable Sub-Account Investment Options. One series is called Foundation. The other series is called SectorSelectorSM. All Contracts issued before May 1, 2002 invest in the Foundation Series. You may only invest in one of these two series of Variable Sub-Accounts under your Contract, but not both. In addition, once selected you may not make transfers from one series to the other series. Both series may not be available through all distributors.

We will invest purchase payments you allocate to a Variable Sub-Account solely in its corresponding Fund. Your Account Value in a Variable Sub-Account will vary according to the investment performance of that Fund. Depending on market conditions, your value in each Variable Sub-Account could increase or decrease. We do not guarantee a minimum value. You bear the risk of investing in the Variable Account. We call the total of the values in the Variable Sub-Accounts the "Variable Account Value."

You can also allocate purchase payments to our Fixed Account. See "Fixed Account Investment Options." The Fixed Account includes "Fixed Sub-Accounts" to which we credit fixed rates of interest for the Guarantee Periods you select. We call the total of the values in the Fixed Sub-Accounts, the "Fixed Account Value." Currently, there is one ten (10) year Guarantee Period available. The Fixed Account and/or certain Guarantee Periods may not be available in your state.

Six optional riders were offered for an additional charge -- the Guaranteed Minimum Income Benefit Rider ("GMIB"), the Enhanced Guaranteed Minimum Income Benefit Rider ("Enhanced GMIB"), the Guaranteed Minimum Account Value Rider ("GMAV"), the Enhanced Guaranteed Minimum Death Benefit Rider ("Enhanced GMDB"), the Accidental Death Benefit Rider ("ADB"), and the Earnings Enhancement Death Benefit Rider ("EEDB"). In addition, as an alternative to the EEDB, you can select the Earnings Enhancement Life Insurance Rider ("EELR"). We do not currently deduct the charge for the EELR Rider from your Contract. These riders can provide additional benefits that we discuss in "What Are My Income Payment Options?," "What Are My Investment Options?," and "Does the Contract Have A Death Benefit?"


Transfers

Subject to certain conditions and applicable market timing policies and procedures, you can transfer Account Value three ways:

|    From one Variable Sub-Account to another Variable Sub-Account;

|    From a Fixed Sub-Account to a Variable Sub-Account; or

|    From a Variable Sub-Account to a Fixed Sub-Account.

If you are investing in the SectorSelectorSM Series, currently you may only make one transfer involving the same Sub-Account in a 30-day period. This restriction does not apply to the Fixed Sub-Accounts or the AIM V.I. Money Market Sub-Account.


2. WHAT ARE MY INCOME PAYMENT OPTIONS?

Your Choices

You have several choices to make concerning your income payments. First, you choose the Income Date when you want income payments to begin. The Income Date you choose must be on or before the first calendar month following the Annuitant's 95th birthday. We reserve the right to require that your Income Date be at least two years after the Contract Date. If you do not select an Income Date, the Income Date will be the first day of the first calendar month following the Annuitant's 95th birthday. Then, you select an income plan from the list below, and indicate whether you want your income payments to be fixed or variable or a combination of fixed and variable. You must give Satisfactory Notice of your choices at least 30 days before the Income Date, and you must have at least $5,000 of Account Value to apply to a variable or fixed income plan.

On the Income Date, we will use the Account Value under the Contract to provide income payments. Unless you request otherwise, we will use any Variable Account Value to provide variable income payments, and we will use any Fixed Account Value to provide fixed income payments. If you have not chosen an income plan by the Income Date, a "life annuity with 10 years certain" (described below) will be used.

The available income plans are (the descriptions of the plans assume you are the Annuitant):

| Income Plan 1 -- Life Annuity You will receive payments for your life. If you die after the first payment and before the second payment, then we will only make one payment.

| Income Plan 2 -- Life Annuity With 10 or 20 Years Certain You will receive payments for your life. However, if you die before the end of the guaranteed certain period you select (10 or 20 years), your Beneficiary will receive the payments for the remainder of that period. If you die during the period certain elected, the Beneficiary may elect to receive the commuted value of the remaining variable income payments. The commuted value will be determined by discounting the remaining payments at the assumed investment rate used for the Income Plan.

| Income Plan 3 -- Joint and Last Survivor Life Annuity We will make payments as long as either you or a second person you select (such as your spouse) is alive. If both you and the second person die after the first payment and before the second payment, then we will make only one payment.

| Income Plan 4 -- Payments for a Specified Period Certain You will receive payments for the number of years you select (which may be from 5 to 30 years). However, if you die before the end of that period, your Beneficiary will receive the payments for the remainder of the guaranteed certain period. The Beneficiary may elect to receive the commuted value of the remaining variable income payments. The commuted value will be determined by discounting the remaining payments at the assumed investment rate used for the Income Plan.

| Income Plan 5 -- Annuity Plan You can use your Account Value to purchase any single premium annuity we offer on the Income Date for which you and the Annuitant are eligible.

There may be adverse tax consequences if you make a partial withdrawal during the Income Phase.

See Appendix C for Contracts issued before May 1, 2002.

Income Payment Amounts

We will base your first income payment, whether fixed or variable, on the amount of proceeds applied under the income plan you have selected and on the monthly income rate per $1,000. These rates vary based on the Annuitant's age and sex, and period certain (if any), and if applicable upon the age and sex of a second person you designate. The rates we apply will never be lower than the Monthly Income Payment rate per $1,000 shown in the Income Tables in your Contract Schedule.

If you told us you want fixed income payments, we guarantee the amount of each income payment, and it remains level throughout the period you selected.

If you told us you want variable income payments, the amount of each payment will vary according to the investment performance of the Funds you selected.

Variable Income Payments. To calculate your initial and future variable income payments, we need to make an assumption regarding the investment performance of the Funds you select. We call this your assumed investment rate. This rate is simply the total return, after expenses, you need to earn to keep your variable income payments level. Rather than building in our own estimate, we will allow you to tailor your variable income payments to meet your needs by giving you a choice of rates. Currently, you may select either 2.5% or 6%. If you do not select a rate, we will apply the 2.5% rate. (We may offer other rates in the future). The lower the rate, the lower your initial variable income payment, but the better your payments will keep pace with inflation (assuming positive investment performance). Conversely, the higher the rate, the higher your initial variable income payment, but the less likely your payments will keep pace with inflation (assuming net positive investment performance greater than the assumed investment rate).

For example, if you select 6%, this means that if the investment performance, after expenses, of your Funds is less than 6%, then the dollar amount of your variable income payment will decrease. Conversely, if the investment performance, after expenses, of your Funds is greater than 6%, then the dollar amount of your income payments will increase.

Your income payments will be made monthly, unless you choose quarterly, semi-annual or annual payments by giving us Satisfactory Notice at least 30 days before the Income Date. Payments start on the Income Date. Each payment must be at least $100. If any payment would be less than $100, we may change the payment frequency to the next longer interval, but in no event less frequent than annual. Also, if on the Income Date, the Account Value is less than $5,000, we may pay the Account Value on that date in one sum.

Optional Guaranteed Minimum Income Benefit Riders

The GMIB riders are optional riders that ensure, if you satisfy a rider's conditions, the availability of guaranteed minimum lifetime income payments starting on the Income Date. We offer two such riders. You may choose either the GMIB or the Enhanced GMIB; you may not choose both under the same Contract. Each rider is described in the following paragraphs.

Guaranteed Minimum Income Benefit Rider (GMIB). Regardless of investment experience, this rider guarantees that you will never receive income payments that are less than the GMIB. For a particular income plan and frequency of payment, we determine the GMIB by applying the applicable Monthly Income Payment rate per $1,000 shown in the Income Tables in your Contract Schedule to the greater of: (a) the Highest Anniversary Value (described below), or (b) 100% of the sum of all purchase payments made under the Contract, reduced proportionately by the amount that any prior withdrawal reduces Account Value.

We then compare the GMIB to what we would pay you if you had not elected the GMIB Rider. We will pay you the amount that results in higher income payments.

The Highest Anniversary Value is the greatest anniversary value attained in the following manner. On the Income Date, we will calculate an anniversary value for each Contract Anniversary on or before your Income Date, excluding, however, Contract Anniversaries that come after you attain age 80 or before the effective date of the GMIB Rider. An anniversary value for a Contract Anniversary equals:

| The Account Value on that Contract Anniversary;

| Increased by the dollar amount of any purchase payments made since that Contract Anniversary; and

| Reduced by the proportion that any withdrawal taken since that Contract Anniversary reduces Account Value.

Enhanced GMIB. Regardless of investment experience, this rider guarantees that you will never receive income payments that are less than the Enhanced GMIB. For a particular Income Plan and frequency of payment, we determine the Enhanced GMIB by applying the applicable Monthly Income Payment rate per $1,000 shown in the Contract Schedule to the greatest of (a) the Roll-Up Benefit Value, (b) the Highest Anniversary Value, or (c) 100% of the sum of all purchase payments made under the Contract reduced proportionately by the amount that any prior withdrawal reduces the Account Value.

We then compare the Enhanced GMIB to what we would pay you if you had not elected the Enhanced GMIB Rider. We will pay you the amount that results in higher income payments.

The Highest Anniversary Value for the Enhanced GMIB Rider is determined in the same manner as it is for the GMIB Rider. The Roll-Up Benefit Value is calculated as follows:

| On the Contract Date, the Roll-Up Benefit Value is equal to the initial purchase payment.

| Thereafter, we calculate a new Roll-Up Benefit Value for each Valuation Period by:

         (1) adding interest at the effective annual interest rate of 5% to the immediately preceding Roll-Up Benefit Value, but not after the Owner attains age 80,

         (2) adding the dollar amount of any additional purchase payments paid during the Valuation Period, and

         (3) making a reduction for any withdrawals taken during the Valuation Period. The reduction will be made on a dollar-for-dollar basis (i.e. each dollar withdrawal results in a corresponding dollar reduction in the Roll-Up Benefit Value) as long as the sum of your withdrawals in a Contract Year is 5% or less of the Roll-Up Benefit Value on the most recent Contract Anniversary. Once you take a withdrawal that causes the sum of your withdrawals in that Contract Year to exceed 5% of the Roll-Up Benefit Value on the most recent Contract Anniversary, the reduction for the amount in excess of 5% will be made in proportion to the reduction in the Account Value that results from the withdrawal amount in excess of 5%.

If you purchased your Contract before May 1, 2002 and elected the Enhanced GMIB Rider, see Appendix C regarding the calculation of the Roll-Up Benefit Value.

We show examples of how both GMIB riders work in Appendix A.

Further Information about the GMIB Riders. The remaining information in this Section applies to both GMIB riders, except as indicated.

Contract Continuation Option. An Owner's surviving spouse who is eligible to continue the Contract under the Contract Continuation Option (See "Does The Contract Have a Death Benefit? - Owner's Death Before the Income Date."), may also be eligible to continue a GMIB rider. To do so, the surviving spouse must give our Customer Service Center notice within 30 days of the Business Day we receive proof of the Owner's death. If the spouse is eligible, we will continue the rider and assess charges based on the spouse's attained age and our then current charges. The following conditions apply:

| The surviving spouse must elect to continue the Contract instead of electing to receive distribution of the death benefits.

| For purposes of determining the "Effective Date" provision in the rider, the Effective Date is the Valuation Date the new Owner elects to continue the rider (when the election is received at our Customer Service Center).

| For purposes of determining the Highest Anniversary Value and the sum of all purchase payments made under the Contract for the GMIB calculation, we initially set both of these values equal to the Account Value on the Valuation Date that the new Owner elects to continue the rider.

| The calculation of the Highest Anniversary Value will exclude all anniversary values for Contract Anniversaries before the date the surviving spouse becomes the new Owner.

| As to the Enhanced GMIB Rider only, for purposes of determining the Roll-Up Benefit Value we initially set it equal to the Account Value on the Valuation Date the new Owner elects to continue the rider.

All of the other terms and conditions of the riders will continue as before the new Owner elected to continue the rider.

When May You Elect Income Payments under the GMIB Riders?

You may take income payments using the GMIB Rider on any Contract Anniversary, or the thirty-day period that follows a Contract Anniversary, only after (a) the Annuitant has attained age 60, and (b) the Contract has been in effect (i) for seven years for the GMIB Rider, and (ii) for ten years for the Enhanced GMIB Rider.

If you have elected a GMIB rider but you do not meet the conditions shown above as of the Income Date, then all income payments going forward will be calculated without regard to the GMIB rider.

Income Plans Available With The GMIB Riders. You may elect to use the GMIB riders with the following Income Plans in your Contract:

|    Income Plan 1. Fixed Life Annuity;
|    Income Plan 2. Fixed Life Annuity with 10 Years Certain; and
|    Income Plan 3. Fixed Joint and Last Survivor Annuity.

You may also elect any other Income Plan we offer on the Income Date for which you and the Annuitant are then eligible and we then make available for use with the GMIB riders.

See Appendix C for Contracts issued before May 1, 2002.

Termination of the GMIB Riders. The GMIB Riders will terminate on the date of the first of the following events:

| the Contract is surrendered;

| the death of the Owner if the Contract or the GMIB Rider is not continued under the Contract Continuation Option;

| the death of the surviving spouse if the Contract or the GMIB Rider is continued under the Contract Continuation Option; and

| on or after the Income Date, if an Income Plan not eligible under this benefit is elected or income payments cease for any reason.

Other GMIB Terms and Conditions

| A GMIB must be purchased at time of application.

| The Annuitant must be age 80 or younger at the time your Contract is issued.

| A GMIB may be terminated by the Owner only under limited circumstances. Charges for a GMIB will remain in force for as long as your Contract remains in force, or until your Income Date if sooner.

| If there are multiple Owners, we will use the age of the oldest Owner to determine any benefits.

| If there is an Owner who is not a natural person (that is, an individual), we will treat the Annuitant as the Owner to determine any benefits and will use the Annuitant's age in determining such benefits.

Important Considerations Regarding the GMIB Riders. While a GMIB rider does provide a guaranteed minimum amount of income, a GMIB Rider may not be appropriate for all investors. You should understand the GMIB riders completely and analyze them thoroughly before you purchase a GMIB rider.

| A GMIB rider does not in any way guarantee the performance of any Fund, or any other investment option under your Contract.

| Once purchased, the GMIB may be terminated by the Owner only under limited circumstances. See "Termination of the GMIB Riders" above. Before the Income Date if current monthly income payment rates per $1,000 and the investment performance of the Funds are such as would result in higher income payments than would be the case under a GMIB rider using the applicable Monthly Income Rate per $1,000, the GMIB rider charges will still be assessed.

| The GMIB rider in no way restricts or limits your rights to take income payments at other times permitted under your Contract -- therefore, you should consider the GMIB as an income payment "floor."

| Please take advantage of the guidance of a qualified financial adviser in evaluating the GMIB options, as well as all other aspects of your Contract.

| The GMIB riders may not be approved in all states.


3. HOW DO I MAKE ADDITIONAL PURCHASE PAYMENTS?

Notwithstanding anything to the contrary in this prospectus, the Contracts and riders are no longer offered for sale. However, VFL accepts additional purchase payments on, and processes transactions for, existing Contracts.

Making Additional Purchase Payments

At any time before the Income Date, you may make additional purchase payments of $250 or more. A lesser minimum amount may apply to Qualified Contracts; contact our Customer Service Center. VFL no longer accepts EFT (Electronic Funds Transfer). We reserve the right to change the minimum purchase payment requirements. We will give you notice if we do this.

We will accept additional purchase payments as shown below:



                                                      Restrictions on Acceptance of
Contract Type                                         Additional Purchase Payments
-------------                                         ----------------------------
Non-Qualified Contract                                Accepted until the earlier
                                                      of the year in which you or the
                                                      Annuitant attains age 90.

Qualified Contract                                    Accepted until the year in
                                                      which you attain age 90, except for
                                                      annual contributions to a
                                                      traditional IRA which are accepted
                                                      until the year in which you attain
                                                      age 70-1/2.

We reserve the right to reject any additional purchase payments.

You must obtain our prior approval before you make a purchase payment that causes the cumulative purchase payments for all annuities that you maintain with us to exceed $1,000,000. In such cases, we reserve the right to apply certain limitations and/or restrictions on the Contract as conditions to our acceptance, including limiting the Death Benefit under the Contract and restricting Sub-Accounts that will be available to you. Other limitations and/or restrictions may apply.

We will credit any purchase payments received after the Contract Date to your Contract as of the Business Day on which we received it at our Customer Service Center. Our Business Day closes when the New York Stock Exchange closes, usually 4:00 p.m. Eastern Time. Purchase payments received after the close of business will be applied on the next Business Day. We will deem purchase payments received on other than a Business Day as received on the next following Business Day.

When We May Cancel Your Contract

If you have not made a purchase payment for more than two years and your Account Value is less than $2,000 on a Contract Anniversary, we may cancel your Contract and pay you the Surrender Value as though you had surrendered it. We will give you written notice at your address of record.

However, we will allow you 61 days from the date of that notice to submit an additional purchase payment in an amount sufficient to maintain your Account Value at $2,000 or more. If we have not received the required additional purchase payment by the end of this period, we may cancel your Contract.


4. WHAT ARE MY INVESTMENT OPTIONS?

Purchase Payment Allocations

When you applied for a Contract, you specified the percentage of your initial and additional purchase payments to be allocated to each Variable Sub-Account and/or to each Fixed Sub-Account. You can change the allocation percentages at any time by sending Satisfactory Notice to our Customer Service Center. The change will apply to all purchase payments we receive on or after the date we receive your request. Purchase payment allocations must be in percentages totaling 100%, and each allocation percentage must be a whole number.

Variable Sub-Account Investment Options

Through the Variable Sub-Accounts, you can invest in specific Funds. You may invest in either the Foundation Series of Funds or the SectorSelectorSM Series of Funds. You must choose one series of Funds or the other; you may not invest in both series under the same Contract. In addition, once selected you may not make transfers from one series to the other series. Each of the Funds is either an open-end diversified management investment company or a separate investment portfolio of such a company, and is managed by a registered investment adviser. Below is a list of the Funds available under the Contract.

More detailed information concerning the investment objectives, policies, and restrictions of the Funds, the expenses of the Funds, the risks attendant to investing in the Funds and other aspects of their operations is found in the current prospectus for each Trust or Fund. You should read the Trusts' or Fund's prospectuses carefully. There is no assurance that these objectives will be met. Certain portfolios contained in the Fund prospectuses may not be available with your Contract. The Funds may offer various classes of shares, each of which has a different level of expenses. The Fund prospectuses may provide information for share classes that are not available through the Contract. When you consult the Fund prospectuses, you should be careful to refer to only the information regarding the class of shares that is available through your Contract. Not every Fund may be available in every state or in every market. We will send you Fund prospectuses with your confirmation. YOU CAN ALSO CALL OR WRITE (877) 835-7243, CUSTOMER SERVICE CENTER, P.O. BOX 290680, WETHERSFIELD, CT 06129-0680 TO OBTAIN COPIES OF THE FUND PROSPECTUSES.

                                Foundation Series

AIM Variable Insurance Funds:

 Series I Shares:
 AIM V.I. Money Market Fund
 AIM V.I. Core Equity Fund (AIM V.I. Premier Equity Fund was merged into
   AIM V.I. Core Equity Fund)
 AIM V.I. Capital Appreciation Fund (AIM V.I. Growth Fund was merged into
   AIM V.I. Capital Appreciation Fund)
 AIM V.I. Financial Services Fund
 AIM V.I. Technology Fund
 AIM V.I. Global Health Care Fund (prior to 7/1/05, the name of the Fund was
   AIM V.I. Health Sciences Fund)

 Series II Shares:
 AIM V.I. Government Securities Fund
 AIM V.I. Core Equity Fund (AIM V.I. Premier Equity Fund was merged into
   AIM V.I. Core Equity Fund)*
 AIM V.I. International Growth Fund

 Adviser: A I M Advisors, Inc.

* Effective August 15, 2003, the AIM V.I. Premier Equity Fund, Series II Sub-account was closed to additional purchase payments and transfers.


The Alger American Fund (Class O Shares):

 Alger American MidCap Growth Portfolio
 Alger American Income & Growth Portfolio
 Alger American Small Capitalization Portfolio

 Adviser: Fred Alger Management, Inc.


MFS(R) Variable Insurance TrustSM (Initial Class):

 MFS Investors Trust Series
 MFS High Income Series
 MFS Research Series
 MFS Total Return Series
 MFS Capital Opportunities Series

 Adviser: MFS Investment Management(R)

Oppenheimer Variable Account Funds (Non-Service Class):

 Oppenheimer Core Bond Fund/VA (prior to 4/29/05, the Fund's name was
    Oppenheimer Bond Fund/VA)
 Oppenheimer Capital Appreciation Fund/VA
 Oppenheimer Main Street Small Cap Fund/VA

 Adviser: OppenheimerFunds, Inc.

The Universal Institutional Funds, Inc. (Class I Shares):

 Global Value Equity Portfolio
 U.S. Mid Cap Value Portfolio
 Value Portfolio

 Adviser: Morgan Stanley Investment Management, Inc., the adviser to the
   UIF Portfolios, does business in certain instances using the name Van Kampen

Van Kampen Life Investment Trust (Class II Shares):

 LIT Growth and Income Portfolio
 LIT Emerging Growth Portfolio

 Adviser: Van Kampen Asset Management, an affiliate of Morgan Stanley Investment Management Inc.

                             SectorSelectorSM Series

If you are investing in SectorSelectorSM Series, you currently may only make one transfer involving the same Sub-Account in a 30-day period. This restriction does not apply to the Fixed Sub-Accounts or the AIM V.I. Money Market Sub-Account.

AIM Variable Insurance Funds:

Series I Shares:
 AIM V.I. Money Market Fund
 AIM V.I. Core Equity Fund (AIM V.I. Premier Equity Fund was merged into
   AIM V.I. Core Equity Fund)
 AIM V.I. Capital Appreciation Fund (AIM V.I. was merged into AIM V.I. Capital
   Appreciation Fund)
 AIM V.I. Financial Services Fund
 AIM V.I. Technology Fund
 AIM V.I. Global Health Care Fund (prior to 7/1/05, the name of the Fund was
   AIM V.I. Health Sciences Fund)


Series II Shares:

 AIM V.I. International Growth Fund

 Adviser: A I M Advisors, Inc.

MFS(R) Variable Insurance Trust

Service Class:
 MFS High Income Series
 MFS Utilities Series

Initial Class
 MFS Total Return Series

 Adviser: MFS Investment Management(R)

Oppenheimer Variable Account Funds

Service Class:
 Oppenheimer Core Bond Fund/VA (prior to 4/29/05, the Fund's name was
    Oppenheimer Bond Fund/VA)
 Oppenheimer Global Securities Fund/VA

Non-Service Class:
 Oppenheimer Capital Appreciation Fund/VA
 Oppenheimer Main Street Small Cap Fund/VA

 Adviser: OppenheimerFunds, Inc.

Rydex Variable Trust:

 Rydex VT Financial Services Fund
 Rydex VT Health Care Fund
 Rydex VT Leisure Fund
 Rydex VT Consumer Products Fund
 Rydex VT Retailing Fund
 Rydex VT Energy Fund
 Rydex VT Energy Services Fund
 Rydex VT Transportation Fund
 Rydex VT Basic Materials Fund
 Rydex VT Precious Metals Fund
 Rydex VT Telecommunications Fund

 Adviser: Rydex Investments

The Universal Institutional Funds, Inc. (Class I shares):

 U.S. Real Estate Portfolio
 Global Value Equity Portfolio

 Adviser: Morgan Stanley Investment Management, Inc., the adviser to the UIF
          Portfolios, doing business in certain instances using the name Van Kampen

The names, investment objectives, and policies of certain Funds may be similar to those of other retail mutual funds which can be purchased outside of a variable insurance product, and that are managed by the same investment adviser or manager. The investment results of the Funds, however, may be higher or lower than the results of such other retail mutual funds. There can be no assurance, and no representation is made, that the investment results of any of the Funds will be comparable to the investment results of any other retail mutual fund, even if the other retail mutual fund has the same investment adviser or manager.

A Fund's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative instruments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. A Fund may not experience similar performance as its assets grow.

Upon request by an underlying Fund, and subject to applicable law, we may provide the underlying Fund with the Tax Identification Number, and other identifying information contained in our records, of contract owners that engaged in sub-account transfers that resulted in our purchase, redemption, transfer or exchange of the shares of that underlying Fund.

Shares of the Funds may be sold to separate accounts of insurance companies that are not affiliated with us or each other, a practice known as "shared funding." They also may be sold to separate accounts to serve as the underlying investment for both variable annuity contracts and variable life insurance contracts, a practice known as "mixed funding." As a result, there is a possibility that a material conflict may arise between the interests of Owners who allocate Account Values to the Variable Account, and owners of other contracts who allocate contract values to one or more other separate accounts investing in any of the Funds. Shares of some of the Funds may also be sold directly to certain qualified pension and retirement plans qualifying under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, there is a possibility that a material conflict may arise between the interest of Owners or owners of other contracts (including contracts issued by other companies), and such retirement plans or participants in such retirement plans. In the event of any material conflicts, we will consider what action may be appropriate, including removing a Fund from the Variable Account or replacing the Fund with another Fund. There are certain risks associated with mixed and shared funding and with the sale of shares to qualified pension and retirement plans, as disclosed in each Trust's prospectus.

We may perform certain shareholder services and other administrative functions on behalf of the Funds or their investment advisors, distributors and/or affiliates. We may receive revenues from the Funds, their investment advisors, distributors and/or affiliates for the performance of these services. The revenues, which may be substantial, are ordinarily based upon an annual percentage of the average aggregate net amount we have invested on behalf of the Variable Account and another separate account of ours. These percentages differ; some Funds, investment advisors, distributors and/or affiliates pay us a greater percentage than others and some do not pay us at all. Additional information regarding these payments may be contained in the prospectuses and/or statements of additional information of the underlying Funds.


Fixed Account Investment Options

Each time you allocate purchase payments or transfer funds to the Fixed Account, we establish a Fixed Sub-Account. We guarantee an interest rate (the "Guaranteed Interest Rate") for each Fixed Sub-Account for a period of time (a "Guarantee Period"). Currently, there is one ten (10) year Guarantee Period available. When you make an allocation to the Fixed Sub-Account, we apply the Guaranteed Interest Rate then in effect. We may also make available "Capital Protection Sub- Accounts" in connection with our Guaranteed Minimum Account Value Rider. These are types of Fixed Sub-Accounts.

Optional Guaranteed Minimum Account Value Rider (GMAV).

Optional GMAV Rider. The GMAV Rider guarantees that if the GMAV Rider is in force on the Expiration Date of the Capital Protection Fixed Sub-Account you selected (or the next Valuation Date if the Expiration Date is not a Valuation
Date) and if the Account Value of your Contract is less than the Guaranteed Minimum Account Value, then we will automatically credit your Account Value to equal the Guaranteed Minimum Account Value. This amount will be allocated to the AIM V.I. Money Market Sub-Account unless you request otherwise.

Capital Protection Fixed Sub-Account. The GMAV Rider is currently available with three different options reflecting the duration you choose. The several durations available are known as Capital Protection Fixed Sub-Accounts and are sub-accounts of our Fixed Account. The Capital Protection Fixed Sub-Account's beginning date is the date the GMAV Rider becomes effective. We offered 5, 7 and 10 year Capital Protection Fixed Sub- Accounts. We may add additional Capital Protection Fixed Sub-Accounts or may discontinue offering one or more in the future. At the Expiration Date of the GMAV Capital Protection Fixed Sub-Account, you cannot renew to a new period. On the effective date of the GMAV Rider, we require that you allocate:

| at least 65% of your Account Value to the 5 year Capital Protection Fixed Sub-Account;

| at least 50% of your Account Value to the 7 year Capital Protection Fixed Sub-Account; or

| at least 30% of your Account Value to the 10 year Capital Protection Fixed Sub-Account.

You may allocate the portion of your Account Value not allocated to the Capital Protection Fixed Sub-Account among the available Fixed and/or Variable Sub-Accounts at your discretion.

Guaranteed Minimum Account Value: For purposes of this benefit, the Guaranteed Minimum Account Value is equal to:

         |    the Account Value on the effective date of the GMAV Rider;

         | reduced proportionately for any withdrawals from the Contract made on or after the effective date of the GMAV Rider and before the expiration date of the Capital Protection Fixed Sub-Account you selected.

Termination of the GMAV Rider:

The GMAV Rider terminates on the earliest of the following occurrences:

1. The Expiration Date of the Capital Protection Fixed Sub-Account;

2. You surrender your Contract;

3. The death of an Owner if the Contract is not continued under the Contract Continuation Option; and

4. The Income Date.

Once the Rider terminates, it cannot be renewed.

It is possible that you could pay for the GMAV Rider for one or more years and not receive the benefits if certain events occur before the Expiration Date of the Capital Protection Fixed Sub-Account.

Important Considerations Regarding the GMAV Rider:

| The GMAV Rider provides a guaranteed minimum account value if the terms and conditions of the rider are met. The GMAV Rider is most appropriate for investors with low risk tolerance. You should understand the GMAV Rider completely and analyze it thoroughly before purchasing the benefit.

| As with other aspects of your Contract, you should consult your qualified financial adviser in evaluating the GMAV Rider.

Terms and Conditions of the GMAV Rider:

| While the GMAV Rider is in force, you cannot change the Capital Protection Fixed Sub-Account. This means that you must keep a specific percentage (depending on the duration you chose) in the Sub-Account and not change the allocations to the Sub-Account.

| We reserve the right to restrict additional purchase payments under the Contract while the GMAV Rider is in force. Currently, we do not permit you to make additional purchase payments under your Contract while the GMAV Rider is in force.

| You cannot transfer Account Value from the Capital Protection Fixed
Sub-Account.

| While the GMAV Rider is in force, we reserve the right to restrict transfers between a Fixed Sub-Account and a Variable Sub-Account and between Fixed Sub-Accounts.

| You cannot have more than one Capital Protection Fixed Sub-Account in force with your Contract at any one time.

| If you request a withdrawal, we will make the withdrawal proportionately from the Capital Protection Fixed Sub-Account and any other Sub-Accounts in which you are invested.

| The GMAV Rider may not be approved in your state. Contact our Customer Service Center regarding availability.

Transfers

Before the Income Date and while the Annuitant is living, you may transfer Account Value from and among the Variable and Fixed Sub-Accounts at any time, subject to certain conditions and subject to our market timing policies and procedures. The minimum amount of Account Value that you may transfer from a Sub-Account is $100, or, if less, the entire remaining Account Value held in that Sub-Account. If a transfer would reduce the Account Value remaining in a Sub-Account below $100, we may treat your transfer request as a request to transfer the entire amount.

You must give us Satisfactory Notice of the Sub-Accounts from which and to which we are to make the transfers. Otherwise, we will not transfer your Account Value. There is currently no limit on the number of transfers from and among the Sub-Accounts.

A transfer takes effect on the Business Day we receive Satisfactory Notice at our Customer Service Center. Our Business Day closes when the New York Stock Exchange closes, usually 4:00 p.m. Eastern Time. We will deem requests received on other than a Business Day or on or after the close of business as received on the next following Business Day. We may, however, defer transfers to, from, and among the Variable Sub-Accounts under the same conditions that we may delay paying proceeds.

In addition, we reserve the right to restrict transfers:

| if any of the Variable Sub-Accounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Sub-Account invests; or

| if the transfer results in more than one trade involving the same Sub-Account in a 30-day period; or

| if the transfer would adversely affect Accumulation Unit Values (which may occur if the transfer would affect one percent or more of the relevant Fund's total assets).

If you are investing in the SectorSelectorSM Series, currently you may make only one transfer involving the same Sub-Account in a 30-day period. This restriction does not apply to the Fixed Sub-Accounts and the AIM V.I. Money Market Sub-Account.

We reserve the right to impose a transfer charge of up to $25 on each transfer in a Contract Year in excess of twelve, and to limit, upon notice, the maximum number of transfers you may make per calendar month or per Contract Year. For purposes of assessing any transfer charge, we will consider each transfer request to be one transfer, regardless of the number of Sub-Accounts affected by the transfer.

After the Income Date, you must have our prior consent to transfer value from the Fixed Account to the Variable Account or from the Variable Account to the Fixed Account. We reserve the right to limit the number of transfers among the Variable Sub-Accounts to one transfer per Contract Year after the Income Date.

Market Timing Policies and Procedures

Your ability to make transfers among Sub-Accounts under the Contract is subject to modification if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Contract Owners.

Frequent purchases, redemptions and transfers, programmed transfers, transfers into and out of a Sub-Account in a short period of time, and transfers of large amounts at one time ("Disruptive Trading") can have harmful effects for other Contract Owners. These risks and harmful effects include:

o dilution of the interests of long-term investors in a Sub-Account, if market timers or others transfer into the Sub-Account at prices that are below the true value or transfer out of the Sub-Account at prices that are higher than the true value;

o an adverse affect on portfolio management and investment performance, such as by causing the underlying Fund to maintain a higher level of cash than would otherwise be the case, or causing the underlying fund to liquidate investments prematurely; and

o    increased brokerage and administrative expenses.

To protect our Contract Owners and the underlying funds from Disruptive Trading, we have adopted certain market timing policies and procedures ("Market Timing Policies").

Under our Market Timing Policies, we can modify your transfer privileges for some or all of the Sub-Accounts. Modifications include, but are not limited to, not accepting a transfer request from you or from any person, and/or market timing service made on your behalf. We may also limit the amount that may be transferred into or out of any Sub-Account at any one time. Subject to and unless prohibited by the terms of the Contract, we may (but are not obligated to):

o limit the dollar amount and frequency of transfers (e.g., prohibit more than one transfer in a seven-day period, or more than two in a 30-day period, etc.),

o restrict the method of making a transfer (e.g., require that all transfers into a particular Sub-Account be sent to our Service Center by first class U.S. mail and rescind telephone and fax transfer privileges),

o require a holding period for some Sub-Accounts (e.g., prohibit transfers into a particular Sub-Account within a specified period of time after a transfer out of that Sub-Account),

o impose redemption fees on short-term trading (or implement and administer redemption fees imposed by one or more of the underlying funds), or

o    impose other limitations or restrictions.

Currently, we attempt to detect Disruptive Trading by monitoring both the dollar amount of individual transfers and the frequency for a given Contract's transfers. With respect to both dollar amount and frequency, we may consider an individual transfer alone or when combined with transfers from other Contracts owned by or under the control or influence of the same individual or entity. We currently review transfer activity on a weekly basis. We also consider any concerns brought to our attention by the managers of the underlying Funds. We may change our monitoring procedures at any time without notice.

If a transfer request exceeds the transfer parameters, we may send the Owner a warning letter. If at any time thereafter the Owner's transfer activity exceeds the transfer parameters, we will revoke the Owner's right to make fax or telephone transfers. We will notify Owners in writing (by mail to their address of record on file with us) if we limit their trading.

In addition, we reserve the right to restrict transfers:

o if any of the Variable Sub-Accounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Sub-Account invests; or

o if the transfer would adversely affect Account Values (which may occur if the transfer would affect one percent or more of the relevant Fund's total assets).

We do not include transfers made pursuant to Transfer Programs, such as Dollar Cost Averaging or other similar programs when applying our Market Timing Policies.

We have adopted these Market Timing Policies as a preventative measure to protect all Owners from the potential effects of Disruptive Trading, while also abiding by any rights that Owners may have to make transfers and providing reasonable and convenient methods of making transfers that do not have the potential to harm other Owners.

We currently do not make any exceptions to the Market Timing Policies. We may reinstate telephone and fax transfer privileges after they are revoked, but we will not reinstate these privileges if we have reason to believe that they might be used thereafter for Disruptive Trading.

We cannot guarantee that our monitoring will be 100% successful in detecting all transfer activity that exceeds the parameters discussed above (and we do not guarantee that these are appropriate transfer parameters to prevent Disruptive Trading). We cannot guarantee that revoking or limiting an Owner's telephone and fax transfer privileges will successfully deter all Disruptive Trading. In addition, some of the underlying Funds are available for use with many different variable annuity contracts, variable life insurance policies and, in the case of certain funds, directly by certain qualified retirement plans. Some of these contracts, policies and plans may have less restrictive transfer rules or no transfer restrictions at all. We do not know the effectiveness of any policies and procedures used by other insurance companies to detect frequent trading and/or market timing. As a result of these factors, the underlying Funds could incur higher expenses which may result in lower performance if undetected abusive trading practices occur. We cannot guarantee that the Funds will not be harmed by transfer activity. No assurance can be given that any or all possible forms of potentially harmful transfer activity will be identified, or that any restrictions imposed will be able to address successfully the potentially harmful transfer activity that may be identified.

We may, without prior notice, take whatever action we deem appropriate to comply with or take advantage of any state or federal regulatory requirement. In addition, orders for the purchase of underlying Fund shares are subject to acceptance by the relevant Fund. We reserve the right to reject, without prior notice, any transfer request into any Sub-Account if the purchase of shares in the corresponding underlying Fund is not accepted for any reason.

Telephone or Facsimile ("Fax") Transfers. Subject to the Market Timing Policies, you may request transfers or withdrawals by telephone or Fax. We will not be liable for following instructions communicated by telephone or Fax that we reasonably believe to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone or Fax are genuine. We may only be liable for any losses due to unauthorized or fraudulent instructions where we fail to follow our procedures properly. These procedures include: (a) asking you or your authorized representative to provide certain identifying information;
(b) tape recording all telephone conversations; and (c) sending you a confirmation statement after all such telephone or Fax transactions.

We also will allow you to create a power of attorney, authorizing another person to give telephone instructions. Unless prohibited by state law, we will treat such power as a durable power of attorney. The Owner's subsequent incapacity, disability, or incompetency will not affect the power of attorney. We may cease to honor the power by sending written notice to you at your last known address. Neither we nor any person acting on our behalf shall be subject to liability for any act done in good faith reliance upon your power of attorney.

Third Party Transfers. As a general rule and as a convenience to you, we allow you to name a third party to make transfers on your behalf. However, when the same third party has the authority to make transfers on behalf of many Owners, the result can be simultaneous transfers involving large amounts of Account Value. The results can be the same when a third party has the authority to make transfers on behalf of even one Owner whose Contract has large Account Values. Such transfers can disrupt the orderly management of the Funds, can result in higher costs to Owners, and are ordinarily not compatible with the long-range goals of purchasers of the Contracts. We believe that such simultaneous transfers made by third parties are not in the best interest of all shareholders of the Funds. The management of the Funds shares this position.

Therefore, to the extent necessary to reduce the adverse effects of simultaneous transfers made by third parties (or individual Owners having large Account Values) holding the right to make transfers on behalf of multiple parties (or individual Owners having large Account Values), we may refuse to honor third party transfers and have instituted or will institute procedures to ensure that the transfer requests that we receive have, in fact, been made by the Owners in whose names they are submitted. In addition, we reserve the right to restrict the Funds that will be available to such third parties for making transfers; we will give you advance notice of any such restrictions. If we reject a transfer request for any of these reasons, we will notify you of our decision in writing.

However, our procedures will not prevent you from making your own transfer requests, subject to these Market Timing Policies.

Transfer Programs

Dollar-Cost Averaging Program. Our optional dollar-cost averaging program permits you to systematically transfer (monthly, or as frequently as we allow), a set dollar amount from the AIM V.I. Money Market Sub-Account to any combination of Variable Sub-Accounts.

The dollar-cost averaging method of investment is designed to reduce the risk of making purchases only when the price of Accumulation Units is high. However, you should carefully consider your financial ability to continue the program over a long enough period of time to purchase units when their value is low as well as when high. Dollar-cost averaging does not assure a profit or protect against a loss. Because interest continues to be earned on the balance in the AIM V.I. Money Market Sub-Account, the amounts we transfer will vary slightly from month to month.

You may elect to participate in the dollar-cost averaging program at any time before the Income Date by sending us Satisfactory Notice. The minimum transfer amount is $100 from the AIM V.I. Money Market Sub-Account. We will make all dollar-cost averaging transfers on the day of each month that corresponds to your Contract Date or a date selected by you. If that date is not a Business Day, we will make the transfer on the next following Business Day.

Once elected, dollar-cost averaging remains in effect until:

| the Income Date;

| you surrender the Contract;

| the value of the Sub-Account  from which transfers are being made is depleted;
  or

| you cancel the program by written request.

You can request changes by writing us at our Customer Service Center. There is no additional charge for dollar-cost averaging. A transfer under this program is not a transfer for purposes of assessing a transfer charge. We reserve the right to modify or discontinue offering this program at any time and for any reason, and we reserve the right to restrict dollar-cost averaging into the AIM V.I. Money Market Sub-Account. Dollar-cost averaging is not available while you are participating in a systematic partial withdrawal program.

We may also permit you to periodically transfer earnings from the Fixed Sub-Accounts to the Variable Sub-Accounts.

Asset Allocation Program. The asset allocation programs which had previously been available with the Contract were terminated and are no longer available. Any monies that you have previously allocated to an asset allocation program will remain in the asset allocation models set as of June 30, 2003 (Foundation portfolios) or December 31, 2003 (SectorSelector portfolios), as applicable, unless and until you instruct us otherwise.

If you are invested in either the Foundation portfolios or the SectorSelector portfolios and you selected the asset allocation program, VFL does not review or update the model percentages. There is no active reallocation according to any models, nor will there be any in the future. Allocations to asset allocation model(s) have continued to be rebalanced on a quarterly basis to return your Account Value to the model allocation percentages as of June 30, 2003 with respect to the Foundation portfolios and as of December 31, 2003 with respect to the SectorSelector portfolios.

You may, at any time, opt out of the asset allocation model you are in, at which time you can leave your allocations among the investment options you are currently in, or transfer your Account Value to other investment options. There is no charge for opting out of an asset allocation model, nor is there currently any charge for transferring your Account Value to other investment options. To make any such changes, call our Customer Service group at 1-877-835-7243. The Customer Service group can also be contacted to determine which model portfolios you are currently invested in.

Automatic Portfolio Rebalancing Program. Once you allocate your money among the Variable Sub-Accounts, the investment performance of each Variable Sub-Account may cause your allocation to shift. Before the Income Date, you may instruct us to automatically rebalance (on a calendar quarter, semi-annual or annual basis) Variable Account Value to return to your original allocation percentages. Your request will be effective on the Business Day on which we receive your request at our Customer Service Center. We will deem requests received on other than a Business Day as received on the next following Business Day. Your allocation percentages must be in whole percentages. You may start and stop automatic portfolio rebalancing at any time and make changes to your allocation percentages by written request. There is no additional charge for using this program. A transfer under this program is not a transfer for purposes of assessing any transfer charge. We reserve the right to modify or discontinue offering this program at any time and for any reason. We do not include any money allocated to the Fixed Account in the rebalancing.

If you are enrolled in a Dollar Cost Averaging or Automatic Portfolio Rebalancing Program while a Fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying Fund will be transferred automatically to the designated surviving Fund in the case of mergers, the replacement Fund in the case of substitutions and any available Money Market Fund in the case of Fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving Fund, the replacement Fund or a Money Market Fund for any continued and future investments.

Values Under Your Contract

Account Value. The Account Value is the entire amount we hold under your Contract for you. The Account Value serves as a starting point for calculating certain values under your Contract. It equals the sum of your Variable Account Value and your Fixed Account Value. We first determine your Account Value on the Contract Date, and after that, on each Business Day. The Account Value will vary to reflect:

| the performance of the Variable Sub-Accounts you have selected;

| interest credited on amounts you allocated to the Fixed Account;

| any additional purchase payments; and

| charges, transfers, withdrawals, and surrenders.

Your Account Value may be more or less than purchase payments you made.

Surrender Value. The Surrender Value on a Business Day before the Income Date is the Account Value, less any applicable annual administration charge and any applicable Purchase Payment Tax Charge.

Variable Account Value. On any Business Day, the Variable Account Value equals the sum of the values in each Variable Sub-Account. The value in each Variable Sub-Account equals the number of Accumulation Units attributable to that Variable Sub-Account multiplied by the Accumulation Unit value for that Variable Sub-Account on that Business Day. When you allocate a purchase payment or transfer Account Value to a Variable Sub-Account, we credit your Contract with Accumulation Units in that Variable Sub-Account. We determine the number of Accumulation Units by dividing the dollar amount allocated or transferred to the Variable Sub-Account by the Sub-Account's Accumulation Unit value for that Business Day. Similarly, when you transfer, withdraw, or surrender an amount from a Variable Sub-Account, we cancel Accumulation Units in that Variable Sub-Account. We determine the number of Accumulation Units canceled by dividing the dollar amount you transferred, withdrew, or surrendered by the Variable Sub-Account's Accumulation Unit value for that Business Day.

Accumulation Unit Value. Accumulation Unit Value varies to reflect expenses deductions of certain charges under the Contract and the investment experience of the underlying Fund. Accumulation Unit Values may increase or decrease from one Business Day to the next. For each Valuation Period after the date of establishment, we determine the Accumulation Unit value by multiplying the Accumulation Unit value for a Sub-Account for the prior Valuation Period by the net investment factor for the Variable Sub-Account for the Valuation Period for which the value is being determined.

Net Investment Factor. The net investment factor is an index we use to measure the investment performance of a Variable Sub-Account from one Valuation Period to the next during the Accumulation Phase. We determine the net investment factor for any Valuation Period by dividing (a) by (b) and then subtracting (c) where:

(a) is the net result of:

     (1) the Net Asset Value of the Fund in which the Variable Sub-Account invests determined at the end of the current Valuation Period; PLUS

     (2) the per share amount of any dividend or capital gain distributions made by the Fund on shares held in the Variable Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; PLUS OR MINUS

     (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the operations of the Variable Sub-Account; and

(b) is the Net Asset Value of the Fund in which the Variable Sub-Account invests determined at the end of the immediately preceding Valuation Period.

(c) is the daily Asset-Based Charge.

The net investment factor may be more or less than, or equal to, one.

Fixed Account Value. The Fixed Account Value is the sum of the Fixed Account Value in each Fixed Sub-Account on any particular day. The value in each Fixed Sub-Account equals:

| the portion of the purchase payment(s) allocated or amount transferred to the Sub-Account; PLUS

| interest at the Guaranteed Interest Rate; MINUS

| any transfers from the Sub-Account; MINUS

| any withdrawals from the Sub-Account; and MINUS

| any charges allocated to the Sub-Account.

5. WHAT ARE THE EXPENSES UNDER A CONTRACT?

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts.

Services and benefits we provide include:

| the ability of Owners to make transfers, withdrawals and surrenders under the Contracts;

| the death benefit paid on the death of the Owner;

| the available investment options, including dollar-cost averaging, automatic portfolio rebalancing, IRA partial withdrawal programs, and systematic partial withdrawal programs;

| administration of the income plans available under the Contracts; and

| the distribution of various reports to Owners.

Costs and expenses we incur include:

| those related to various overhead and other expenses associated with providing the services and benefits guaranteed by the Contracts;

| sales and marketing expenses; and

| other costs of doing business.

Risks we assume include:

| the risks that Annuitants may live longer than we estimated when we established the monthly income rates per $1,000 under the Contracts;

| that the amount of the death benefit will be greater than Account Value; and

| that the costs of providing the services and benefits under the Contracts will exceed the charges deducted.

We may also deduct a charge for taxes. See "Fee Table."

We may realize a profit or loss on one or more of the charges. We may use any such profits for any corporate purpose, including, among other things, the payment of sales expenses.

Unless we otherwise specify, we will deduct charges proportionately from all Variable Sub-Accounts and Fixed Sub-Accounts in which you are invested.

We may reduce or eliminate charges under the Contracts when sales result in savings, reduction of expenses and/or risks to the Company. Generally, we will make such reductions or eliminations based on the following factors:

| the size of a group;

| the total amount of purchase payments to be received from a group;

| the purposes for which the Contracts are purchased;

| the nature of a group for which the Contracts are purchased; and

| any other circumstances that could reduce Contract costs and expenses.

We may also sell the Contracts with lower or no charges to a person who is an officer, director or employee of VFL or of certain affiliates, distributors, or service providers of ours, or to family members of any of these persons. Reductions or eliminations in Contract charges will not be unfairly discriminatory against any person. Please contact our Customer Service Center for more information about these cost reductions and eliminations.

Surrender Charge

None! There are no surrender charges under the Contracts.

Annual Administration Charge

None! There are no annual administration charges under the Contracts.

Transfer Charge

We currently do not deduct this charge. However, we reserve the right to deduct a transfer charge of up to $25 for the 13th and each subsequent transfer during a Contract Year. The charge is at cost with no profit to us. For the purpose of assessing the transfer charge, we consider each written or telephone request to be one transfer, regardless of the number of Sub-Accounts affected by the transfer. In the event that the transfer charge becomes applicable, we will deduct it proportionately from the Sub-Accounts from which you made the transfer. Transfers made in connection with the dollar-cost averaging, and automatic portfolio rebalancing programs will not count as transfers for purposes of assessing this charge.

Asset-Based  Charges

We assess Asset-Based Charges against your Contract for assuming mortality and expense risks and administrative costs. We deduct Asset-Based Charges on a daily basis and calculate the charges as a percentage of the assets of the Variable Account on the date of deduction. We deduct the Asset-Based Charges from the Variable Sub-Accounts in which you are invested. The maximum charges are:

                        Annual                              Daily
                        Charge                             Charge
                         1.55%                            .004279%

We do not assess these charges against any Fixed Account Value.

Purchase Payment Tax Charge

We will deduct any state or local premium tax that we incur from your Account Value. We reserve the right to defer the collection of this charge and deduct it against your Account Value when you surrender your Contract, make an Excess Withdrawal or begin receiving regular income payments. This tax charge currently ranges from 0% to 3.5% depending upon the state or locality.

Optional Rider Charges

We will deduct an additional charge if you purchased one or more of the optional riders. The charges for the riders are calculated as a percentage of the Account Value on the date of deduction. On the Contract Date, and on each corresponding monthly date thereafter (or the next following Valuation Date if that day is not a Valuation Date) during the Accumulation Phase, the charge is deducted in proportion to the Sub-Accounts in which you are invested. You may request the termination of the Accidental Death Benefit Rider at any time during the Accumulation Phase. During the Accumulation Phase, you may terminate any of the other optional riders under limited circumstances. Once terminated, charges for an optional rider are no longer assessed. If a surviving spouse elects to continue the Contract following the death of the original Owner, the surviving spouse may elect not to continue any riders, and no rider charges would therefore be assessed. The charges for each of the riders are as follows:

Guaranteed Minimum Income Benefit Rider: 0.20% annually, 0.0166% monthly.

Enhanced  Guaranteed  Minimum  Income  Benefit Rider:  0.35%  annually,  0.0291%
monthly.

Guaranteed Minimum Account Value Rider: (maximum charge) 0.55% annually, 0.0458% monthly.

         The maximum charge for the GMAV Rider is shown. We will determine the current charge for the GMAV Rider each time we declare guaranteed interest rates for the Fixed Sub-Accounts. The charge for your GMAV Rider will be shown in your Contract Schedule and will remain the same for the Guarantee Period of your Capital Protection Fixed Sub-Account. We reserve the right to assess different charges for different Capital Protection Fixed Sub-Accounts.

Earnings Enhancement Death Benefit Rider: 0.25% annually, 0.0208% monthly.

Enhanced  Guaranteed  Minimum  Death  Benefit  Rider:  0.20%  annually,  0.0166%
monthly.

Accidental Death Benefit Rider: 0.05% annually, 0.0041% monthly.

Earnings Enhancement Life Insurance Rider (EELR): The charge for this rider is 0.25% annually, 0.0208% monthly of your Fixed and Variable Account Values. The charge is calculated on the Contract Date, and on each corresponding monthly date thereafter (or the next following Valuation Date if that day is not a Valuation Date) during the Accumulation Phase. Unlike the other optional benefit riders, currently we do not deduct this charge from your Contract. The charge for this rider must be paid for through funds outside your Contract (electronically in United States currency through a United States financial institution). If payment of the charge for this rider is not received when due, a Grace Period of 31 days will be allowed for you to pay the charge. We will send you a notice at the start of the Grace Period at your last known address. The Grace Period will end 31 days after we mail the notice, at which time this rider will terminate without value. See "Does The Contract Have A Death Benefit? -- Optional Earnings Enhancement Life Insurance Rider."

Fund Annual Expenses

Because the Variable Account purchases shares of the various Funds you choose, the net assets of the Variable Account will reflect the investment management fees and other operating expenses incurred by those Funds. Each Fund's management fees and other expenses can be found in the prospectus for each Fund.

Additional Information

The Contracts were sold by broker-dealers through registered representatives of such broker-dealers who were also appointed and licensed as insurance agents of Sage Life. See "Distribution of the Contracts." These broker-dealers received commissions for selling Contracts calculated as a percentage of purchase payments (up to a maximum of 7%). Under certain circumstances, we may have paid a lower amount on purchase payments with annual trail commissions based on Account Value and Contract Year. You do not pay these commissions directly. They are not a charge we deduct directly from your Contract. We pay the commissions to the broker-dealers. Certain broker-dealers who met certain productivity and profitability standards may have been eligible for additional compensation.

6. HOW WILL MY CONTRACT BE TAXED?

This discussion is not intended as tax advice. Please consult counsel or other competent tax advisers for more complete information. We have included an additional discussion regarding taxes in the Statement of Additional Information. No attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract.

                                  Introduction

When you invest in an annuity Contract, you usually do not pay taxes on your investment gains until you withdraw the money - generally for retirement purposes. If you invest in a variable annuity as part of a pension plan or employer-sponsored retirement program, your Contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract.

                       Taxation Of Non-Qualified Contracts

Non-Natural Person. Under Section 72(u) of the Internal Revenue Code (the "Code") the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person nor to Contracts held by Qualified Plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Withdrawals And Surrenders. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Account Value immediately before the distribution over the Owner's investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable as ordinary income only to the extent it exceeds the Owner's investment in the Contract.

Special Note On Withdrawals. Please read the following carefully and consult with your tax adviser on these and other possible tax consequences before making a withdrawal.


| We understand that it is the position of the Internal Revenue Service ("IRS") that when withdrawals (other than income payments) are taken from the cash value of an income payout option, such as that offered by this Prospectus under the term certain option (Income Plan 4. See "What Are My Income Payment Options?"), then all amounts received by the taxpayer are taxable at ordinary income rates as amounts "not received as an annuity." In addition, such amounts are taxable to the recipient without regard to the owner's investment in the Contract or any investment gain which might be present in the current annuity value. For example, under this view, an Owner with a cash value of $100,000 seeking to obtain $20,000 of the cash value immediately after annuitization under a term certain payout, would pay income taxes on the entire $20,000 amount in that tax year. For some taxpayers, such as those under age 59 1/2, additional tax penalties may also apply. This adverse tax result means that Owners of Non-Qualified Contracts should consider carefully the tax implications of any withdrawal requests and their need for Contract funds prior to the exercise of this right.

Penalty Tax On Certain Withdrawals. If you make a withdrawal from or surrender a Non-Qualified Contract, you may be subject to a federal tax penalty equal to ten percent of the amount treated as income. However, there usually is no penalty on distributions that are:

| made on or after the taxpayer reaches age 59 1/2;

| made on or after the death of an Owner;

| attributable to the taxpayer's becoming disabled; or

| made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer;

| from purchase payments made prior to August 14, 1982.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions listed above. You should consult a tax adviser with regard to exceptions from the penalty tax.

Income Payments. Although tax consequences may vary depending on the payout option elected under an annuity Contract, a portion of each income payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an income payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of income payments, as determined when income payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each income payment is subject to tax as ordinary income.

Taxation Of Death Benefit Proceeds. Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or
(ii) if distributed under a payout option, they are taxed in the same way as annuity payments. Estate taxes may also apply.

Certain death benefits may be purchased under your Contract. The IRS could take the position that some or all of the Contract charges for these death benefits should be treated as a partial withdrawal from the Contract. In such case, the amount of the partial withdrawal may be includable in taxable income and subject to the 10% penalty if the owner is under age 59 1/2.

Withholding. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

Multiple Contracts. All non-qualified deferred annuity Contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity Contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs.

Partial 1035 Exchanges. Section 1035 of the Code provides that a non-qualified annuity contract may be exchanged in a tax-free transaction for another annuity contract. The IRS has ruled that a partial exchange of an annuity contract, whereby a portion of an annuity contract is directly transferred into another annuity contract, would also qualify as a non-taxable exchange. However, the IRS has expressed concern that partial exchanges could be used to avoid tax that would otherwise be imposed on withdrawals from an annuity contract. The IRS has indicated that pending issuance of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and a subsequent withdrawal from either of the annuity contracts within 24 months of the date of the partial exchange should result in the contracts being treated as a single contract for purposes of determining the tax treatment of the withdrawal. An Owner may avoid this result by demonstrating that a "life event" such as disability, divorce or unemployment occurred between the partial exchange and the withdrawal and that the withdrawal was not contemplated at the time of the partial exchange. Due to continuing uncertainty in this area, Owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.

Further Information. We believe that the Contracts will qualify as annuity Contracts for federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading "Tax Status of the Contracts."

                        Taxation Of A Qualified Contract

Qualified Contracts are subject to some of the same tax rules as Non-Qualified Contracts, but there are a number of significant differences. Some of these differences and other important rules are highlighted here and in the Statement of Additional Information, but please keep in mind that this discussion provides only general information about the tax consequences of Qualified Contracts, and Owners, Annuitants, and Beneficiaries should consult their tax advisers for more specific information.

Types Of Qualified Contracts. A Qualified Contract can be used in connection with the following types of retirement plans:

| Individual Retirement Annuity (IRA) permits eligible individuals to make non-deductible or deductible annual contributions. An IRA may be used as part of a Simplified Employee Pension ("SEP").

| SIMPLE IRA permits certain small employers to establish a plan allowing employees to make annual pre-tax contributions with an employer contribution or match.

| Roth IRA allows eligible individuals to make after-tax contributions with no tax on qualifying distributions.

The form of the Qualified Contract and its IRA rider have been approved by the IRS for use as an IRA. IRS approval does not relate to the merits of the IRA as an investment.

Contributions And Distributions. Annual contributions to Qualified Contracts are limited by tax rules and the terms of the retirement plans. For IRAs and SIMPLE IRAs, minimum distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the Owner reaches age 70 1/2. Roth IRAs do not require distributions while the Owner is alive. Upon the Owner's death, minimum distributions are required from IRAs, SIMPLE IRAs, and Roth IRAs.

Distributions from Qualified Contracts generally are subject to withholding for the Owner's federal income tax liability. The Owner will be provided the opportunity to elect not to have tax withheld from distributions when such election is permitted.

Recent tax law changes have been made regarding Qualified Contracts to provide victims of Hurricanes Katrina, Rita and Wilma with special tax relief for certain periods of time related to the tax treatment of withdrawals, the 10% penalty tax, recontribution of certain withdrawal amounts and the limitations applicable to loan amounts and repayments. Persons eligible for the special tax treatment are generally those whose principal residence was in the designated hurricane disaster area and who sustained an economic loss from the applicable hurricane. Owners should consult their own tax advisors regarding their eligibility for this tax relief.

Tax Penalty On Certain Withdrawals. The Code also provides that any amount received under a Qualified Contract which is included in income may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includible in income. The penalty is increased to 25% for a distribution from a SIMPLE IRA during the first two years of participation in the plan. Some withdrawals will be exempt from the penalty. They include any amounts:

(1) paid on or after you reach age 59 1/2;

(2) paid after you die;

(3) paid if you become totally disabled (as that term is defined in the Code);

(4) paid in a series of substantially equal periodic payments made annually (or more frequently) for life or life expectancy;

(5) paid for certain allowable medical expenses (as defined in the Code);

(6) paid on account of an IRS levy upon the Qualified Contract;

(7) paid from an IRA for medical insurance (as defined in the Code);

(8) paid from an IRA for qualified higher education expenses; or

(9) paid from an IRA for up to $10,000 for qualified first-time homebuyer expenses (as defined in the Code).

We have provided a more complete discussion in the Statement of Additional Information.

Terms of the Plan. Your rights under a Qualified Contract are also subject to the terms of the retirement plan itself, although we will not be bound by the terms of the plan if they contradict the Qualified Contract.

Death Benefits. The death benefits offered under your Qualified Contract may be considered by the IRS as "incidental death benefits." The tax code imposes limits on the amount of incidental death benefits allowable for qualified Contracts, and if your death benefits are considered to exceed such limits, the provision of such benefits could result in currently taxable income to the owners of the Qualified Contracts.

Furthermore, federal tax law provides that the assets of an IRA (including Roth and SIMPLE IRAs) may not be invested in life insurance, but may provide in the case of death during the accumulation phase for a death benefit payment equal to the greater of purchase payments or Account Value. The Contract offers certain death benefits, including the basic Death Benefit as well as an optional rider death benefit, which may exceed the greater of purchase payments or Account Value. If these death benefits are determined by the IRS as providing life insurance, the contract may not qualify as an IRA (including Roth and simple
IRAs) which may result in the immediate taxation of amounts held in the Contract and the imposition of penalty taxes. You should consult your tax adviser regarding these features and benefits prior to purchasing a Contract.

Transfers,  Assignments,  Or Exchanges Of A Contract

A transfer or assignment of ownership of a Contract, the designation of an annuitant, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed in this prospectus. An owner contemplating any such transfer, assignment or exchange, should consult a tax adviser as to the tax consequences.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract. We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity Contract owners currently receive.


7. HOW DO I ACCESS MY MONEY?


You can partially withdraw from or surrender your Contract. When you surrender your Contract, you can take the proceeds in a single sum, or you can request that we pay the proceeds over a period of time under one of our income plans. See "What Are My Income Payment Options?"

Withdrawals

You may withdraw all or part of your Surrender Value at any time before the Income Date while the Annuitant is still living. There may be adverse tax consequences if you make a withdrawal from or surrender your Contract. See "How Will My Contract Be Taxed?" You may make your withdrawal request in writing or by telephone. See "Requesting Payments." Any withdrawal must be at least $100. If a withdrawal request would reduce your Account Value remaining in a Sub-Account below $100, we may treat the withdrawal request as a request to withdraw the entire amount. We will pay you the withdrawal amount in one sum. Under certain circumstances, we may delay this payment. See "Requesting Payments."

When you request a withdrawal, you can direct how we deduct the withdrawal from your Account Value. If you provide no directions, we will deduct the withdrawal from your Account Value in the Sub-Accounts on a pro-rata basis.

A partial withdrawal will reduce your death benefit proportionately by the amount your withdrawal reduces Account Value and may be subject to federal income tax and income tax withholding. See "What Are The Expenses Under A Contract?" "How Will My Contract Be Taxed?" and "Does The Contract Have A Death Benefit?"

Please note that if your requested withdrawal would reduce your Account Value below $2,000, we reserve the right to treat the request as a withdrawal of only the excess over $2,000.

Systematic Partial Withdrawal Program. The systematic partial withdrawal program provides automatic monthly, quarterly, semi-annual, or annual payments to you from the amounts you have accumulated in the Sub-Accounts. You select the day we take withdrawals. If you do not select a day, we will use the day of each month that corresponds to your Contract Date. If that date is not a Business Day, we will use the next following Business Day. The minimum payment is $100. You can elect to withdraw either earnings in a prior period (for example, prior month for monthly withdrawals or prior quarter for quarterly withdrawals) or a specified dollar amount.

| If you elect earnings, we will deduct the withdrawals from the Sub-Accounts in which you are invested on a pro-rata basis.

| If you elect a specified dollar amount, we will deduct the withdrawals from the Sub-Accounts in which you are invested on a pro-rata basis unless you tell us otherwise.

You may participate in the systematic partial withdrawal program at any time before the Income Date by providing Satisfactory Notice. Once we receive your request, the program will begin and will remain in effect until your Account Value drops to zero. You may cancel or make changes in the program at any time by providing us with Satisfactory Notice. We do not deduct any other charges for this program. We reserve the right to modify or discontinue the systematic partial withdrawal program at any time and for any reason. Systematic partial withdrawals are not available while you are participating in the dollar-cost averaging program.

IRA Partial Withdrawal Program. If your Contract is an IRA Contract (other than a Roth IRA Contract) and you will attain age 70-1/2 in the current calendar year, distributions may be made to satisfy requirements imposed by federal tax law. An IRA partial withdrawal provides payout of amounts required to be distributed by the IRS rules governing mandatory distributions under qualified plans. We will send a notice before distributions must commence, and you may elect this program at that time, or at a later date. You are, however, ultimately responsible for determining that IRA distributions comply with applicable tax code rules.

The IRS has issued regulations regarding required minimum distributions from qualified plans. One of these regulations, which became effective January 1, 2006, requires that the annuity contract value used to determine required minimum distributions include the actuarial value of certain additional benefits under the Contract, such as the minimum income, minimum account value and earnings enhancements riders. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these new regulations with your tax advisor. If you are required to take distributions from your qualified Contract, you should consult with your qualified plan sponsor and tax adviser to determine that your distributions comply with these rules.

You may not elect the IRA Partial Withdrawal program while you are participating in the systematic partial withdrawal program. You may take IRA partial withdrawals on a monthly, quarterly, semi-annual, or annual basis. We require a minimum withdrawal of $100. You select the day we make the withdrawals. If you do not elect a day, we will use the day of each month that corresponds to your Contract Date.

Requesting Payments

You must provide us with Satisfactory Notice of your request for payment. We will ordinarily pay any death benefit, withdrawal, or surrender proceeds within seven days after receipt at our Customer Service Center of all the requirements for payment. We will determine the amount as of the Business Day our Customer Service Center receives all requirements.

We may delay making a payment, applying Account Value to an income plan, or processing a transfer request if:

| the disposal or valuation of the Variable Account's assets is not reasonably practicable because the NYSE is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or

| the SEC, by order, permits postponement of payment to protect our Owners.

We also may defer making payments attributable to a check that has not cleared (which may take up to 15 days), and we may defer payment of proceeds from the Fixed Account for a withdrawal, surrender, or transfer request for up to six months from the date we receive the request, if permitted by state law.

If we defer payment 30 days or more, the amount deferred will earn interest at a rate not less than the minimum required in the jurisdiction in which we delivered the Contract.


8. HOW IS CONTRACT PERFORMANCE PRESENTED?

We may advertise or include in sales literature yields, effective yields, and total returns for the Variable Sub-Accounts. Effective yields and total returns for the Variable Sub-Accounts are based on the investment performance of the corresponding Funds. We base these figures on historical performance, and they do not guarantee future results. We may also advertise or include in sales literature a Variable Sub-Account's performance compared to certain performance rankings and indexes compiled by independent organizations, and we may present performance rankings and indexes without such a comparison.

Yield

The yield of the AIM V.I. Money Market Sub-Account refers to the annualized income generated by an investment in the Sub-Account over a specified seven-day period. We calculate the yield by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period. We calculate the effective yield similarly but, when annualized, the income earned by an investment in the AIM V.I. Money Market Sub-Account is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

The yield of a Variable Sub-Account (except the AIM V.I. Money Market Sub-Account) refers to the annualized income generated by an investment in the Variable Sub-Account over a specified 30-day or one-month period. We calculate the yield by assuming that the income generated by the investment during that 30-day or one-month period is generated over a 12-month period.

Total Return

The total return of a Variable Sub-Account refers to return quotations assuming an investment under a Contract has been held in the Variable Sub-Account for the stated times. Average annual total return of a Variable Sub-Account tells you the return you would have experienced if you allocated a $1,000 purchase payment to a Variable Sub-Account for the specified period. Standard average annual total return reflects all historical investment results for the Variable Sub-Account, less all charges and deductions applied against the Variable Sub-Account, but excluding any deductions for purchase payment tax charges. Standard total return may be quoted for various periods including 1 year, 5 years, and 10 years, or from inception of the Variable Sub-Account if any of those periods are not available. We may show standard performance that reflects no charges for the optional benefits (the least expensive way to buy the Contract) and we also may show standard performance that reflects the charges for the optional benefits (the most expensive way to buy the Contract).

"Non-Standard" average annual total return information may be presented, computed on the same basis as described above, except that deductions will not include any Contract charges. In addition, we may from time to time disclose average annual total return for non-standard periods and cumulative total return for a Variable Sub-Account.

In addition, performance may be shown for the periods commencing from the inception date of the Fund, which date may precede the date the Variable Sub-Account first invested in the Fund. These figures should not be interpreted to reflect actual historical performance of the Variable Sub-Account.

Performance/Comparisons

We may, from time to time, also disclose yield, standard total returns, and non-standard total returns for the Funds. We will accompany non-standard performance with standard performance.

In advertising and sales literature, we may compare the performance of each Variable Sub-Account to the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, or investment series of mutual funds with investment objectives similar to each of the Variable Sub-Accounts. Advertising and sales literature may also compare the performance of a Variable Sub-Account to the S&P 500 Composite Stock Price Index, a widely used measure of stock performance. This unmanaged index assumes the reinvestment of dividends but does not reflect any deduction for the expense of operating or managing an investment portfolio. Other independent ranking services and indexes may also be used as a source of performance comparison. We may also report other information, including the effect of tax-deferred compounding on a Variable Sub-Account's investment returns, or returns in general, which may be illustrated by tables, graphs, or charts. We may also report hypothetical performance illustrations.


9. DOES THE CONTRACT HAVE A DEATH BENEFIT?

Your Contract provides a death benefit for your Beneficiary if you die before the Income Date. You may purchase up to three optional death benefit riders. In addition, you may purchase an Earnings Enhancement Life Insurance Rider ("EELR Rider") as an alternative to the Earnings Enhancement Death Benefit Rider ("EEDB Rider").

Standard Death Benefit

If any Owner dies before the Income Date, we will pay the Beneficiary (or the surviving joint Owner in the case of joint Owners) the greater of:

| the Account Value determined as of the Business Day we receive proof of death (if proof of death is received on other than a Business Day, we will deem the proof as received on the next following Business Day); or

| 100% of the sum of all purchase payments made under the Contract, reduced proportionately by the amount that any prior withdrawal reduced Account Value.

If there are multiple Owners, we will use the age of the oldest Owner to determine the applicable death benefit. If there is an Owner who is not a natural person (that is, an individual), we will treat the Annuitant as an Owner for the purpose of determining when an Owner dies and the Annuitant's age will determine the death benefit payable to the Beneficiary in the event of such Annuitant's death. We will consider any rider benefits payable upon death of an Owner (or Annuitant, if no natural Owner) part of the death benefit.

Owner's Death Before the Income Date

If an Owner dies before the Income Date, the Beneficiary has up to five years from the Owner's date of death to request and have paid the death benefit. If the Beneficiary elects the lump sum and we pay it, the Contract will terminate, and we will have no further obligations under the Contract. Alternatively, the Beneficiary may provide us with Satisfactory Notice and request that the Contract continue ("Contract Continuation Option"), in which case we will continue the Contract subject to the following conditions:

(1) If there are joint Owners, the surviving Owner becomes the new Owner. Otherwise, the Beneficiary becomes the new Owner.

(2) Unless the new Owner otherwise tells us, we will allocate any excess of the Death Benefit over the Account Value to and among the Variable and Fixed Accounts in proportion to their values as of the date on which we determine the death benefit. We will establish a new Fixed Sub-Account for any allocation to the Fixed Account based on the Guarantee Period the new Owner then elects.

(3) If the optional EELR Rider is in force at the time of the Owner's death, and the spousal Beneficiary elects to continue the Contract as the new Owner, he or she may elect to have some or all of this rider's benefit applied to the Contract as an additional purchase payment.

However, certain distribution rules will apply to the continued Contract. If the sole new Owner is not the deceased Owner's spouse, we must distribute the entire interest in the Contract either: (i) over the life of the new Owner, but not extending beyond the life expectancy of the new Owner, with distributions beginning within one year of the prior Owner's death; or (ii) within five years of the deceased Owner's death. In addition, no additional purchase payments may be applied to the Contract.

Alternatively, if the sole new Owner is the deceased Owner's spouse, the Contract will continue with the surviving spouse as the new Owner. The Account Value will be the death benefit that otherwise would be paid in a lump sum as of the Business Day we receive proof of death, and the surviving spouse may make additional purchase payments under the Contract. The surviving spouse may name a new Beneficiary. If no Beneficiary is named, the surviving spouse's estate will be the Beneficiary. Upon the death of the surviving spouse, the death benefit will equal the Account Value as of the Business Day we receive proof of the spouse's death. We will distribute the entire interest in the Contract to the new Beneficiary in accordance with the provisions that apply in the case when the new Owner is not the surviving spouse.

Unless transferred to the Fixed Account, the death benefit in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will continue to be subject to investment risk. This risk is borne by the Beneficiary. If there is more than one Beneficiary, the distribution provisions will apply independently to each Beneficiary.

If no Owner of the Contract is an individual, we will treat the death of any Annuitant as the death of an Owner and the distribution of the death benefit as described above will be administered as if the Beneficiary was the new Owner.

In all events, for Non-Qualified Contracts we will make death benefit distributions in accordance with section 72(s) of the Code, or any applicable successor provision. Other rules may apply to a Qualified Contract.

Owner's or Annuitant's Death After the Income Date

If any Owner dies on or after the Income Date, but before the time we have distributed the entire interest in the Contract, we will distribute the remaining portion at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

If the Annuitant dies on or after the Income Date and income payments are based on a plan providing for payments for a guaranteed period, we will make the remaining guaranteed payments as rapidly as under the method of distribution being used as of the date of the Annuitant's death.

Optional Rider Benefits

You may also have purchased up to three additional, optional death benefit riders: the Accidental Death Benefit Rider, the Enhanced Guaranteed Minimum Death Benefit Rider, and the Earnings Enhancement Death Benefit Rider. In addition, you may have purchased the Earnings Enhancement Life Insurance Rider as an alternative to the Earnings Enhancement Death Benefit Rider. As to each of the riders, they may be purchased only at the time of Contract application. We will pay the benefit to the Beneficiary or the person entitled to receive the death benefit under the Contract, after receipt of satisfactory proof of death of the Owner, or of the Annuitant if the Owner is not a natural person. One or more of the riders may not be available in all states. Please take advantage of the guidance of a qualified financial adviser in evaluating each of the optional benefit riders, as well as all other aspects of the Contract. See the riders for the specific terms and conditions of each benefit.

Optional Accidental Death Benefit Rider (ADB)

The ADB Rider provides that, under certain circumstances, if the Owner dies before the Income Date, we will provide an additional death benefit called the accidental death benefit. This additional benefit will equal:

         |    the purchase payments made; MINUS

         | any withdrawals, each determined as of the date of the Owner's death (or the next Business Day if the Owner dies on other than a Business Day).

The maximum benefit is $250,000. If you purchased your Contract with an ADB Rider prior to May 1, 2002, see Appendix A for the maximum benefit applicable to your Contract.

To qualify for this benefit, the Owner's death must occur:

(1) before the first Contract Anniversary after the Owner attains age 80; and

(2) as a direct result of accidental bodily injury, independent of all other causes within 90 days after the injury.

Further, all the terms and conditions described in the Contract and Accidental Death Benefit Rider must be satisfied, including the requirement that we receive satisfactory proof of accidental death at our Customer Service Center within 30 days after an accidental death or as soon thereafter as reasonably possible. You may terminate the ADB Rider at any time by notifying our Customer Service Center.

The Optional ADB Rider is not available for IRA, Simple IRA and Roth IRA Contracts.

Optional Enhanced  Guaranteed  Minimum Death Benefit Rider (Enhanced GMDB Rider)

You may enhance the Contract's standard death benefit by purchasing the optional Enhanced GMDB Rider. You must be age 79 or younger at the time the Contract is issued. The Enhanced GMDB Rider may provide a higher death benefit than the standard death benefit described above. The Enhanced GMDB provides that the death benefit calculation will include the Highest Anniversary Value in the calculation of the Contract Death Benefit.

The Highest Anniversary Value is the greatest anniversary value attained in the following manner. When we receive proof of death, we will calculate an anniversary value for each Contract Anniversary prior to the date of the Owner's death excluding, however, Contract Anniversaries that come after the Owner attains age 85. An anniversary value for a Contract Anniversary equals:

(1)  the Account Value on that Contract Anniversary;

(2) increased by the dollar amount of any purchase payments made since the Contract Anniversary; and

(3) reduced proportionately by any withdrawals taken since that Contract Anniversary. (By proportionately, we take the percentage by which the withdrawal decreases the Account Value and we reduce the sum of (1) and (2) by that percentage.)

If the Contract is continued under the Contract Continuation Option, the calculation of the Highest Anniversary Value will exclude all anniversary values for Contract anniversaries prior to the date the surviving spouse becomes the new Owner.

Important Considerations Regarding the Enhanced GMDB Rider:

| The Enhanced GMDB Rider does not guarantee that any amounts under the rider will become payable upon death. Market increases resulting in your Account Value at death being greater than the Enhanced GMDB will result in no GMDB being payable.

| You may terminate the Enhanced GMDB Rider at any time by notifying our Customer Service Center.

Optional Earnings Enhancement Death Benefit Rider (EEDB)

You may enhance the Contract's standard death benefit by purchasing the optional EEDB Rider (sometimes referred to in marketing materials as "Protection Plus"). The EEDB Rider may provide an additional death benefit if the Owner dies before the Income Date. We determine the Earnings Enhancement Death Benefit on the Business Day we receive proof of death by subtracting (b) from (a), and then multiplying by (c), where:

a) is your Account Value on the date of calculation;

b) is the Net Purchase Amount; and

c) is the Benefit Rate (the Benefit Rate is 40.0% for issue ages 69 and under, and 25.0% for issue ages 70 through 80).

On the Contract Date, the Net Purchase Amount is equal to your Initial Purchase Payment. Thereafter, the Net Purchase Amount is increased by any additional purchase payments you make, and is reduced in proportion to the reduction in Account Value that results from withdrawals you make.

The Earnings Enhancement Death Benefit will not exceed the Maximum Benefit Amount. That amount is your benefit rate (40% or 25%, as the case may be) times 250% for issue ages 0-69 or 100% for issue ages 70-80, times the difference between the Net Purchase Amount and any purchase payments made in the 12 months before the Covered Person's death. You must be age 80 or younger at the time the Contract is issued.

Please note that if your Account Value has declined such that it is equal to or less than the Net Purchase Amount, no earnings enhancement death benefit will be payable.

We show examples of the EEDB Rider and EELR Rider in Appendix B.

Important Considerations Regarding the EEDB Rider:

| No amount is payable if you die after the Income Date or after you surrender the Contract.

| The EEDB Rider does not guarantee that any amounts under the rider will become payable upon death. Market declines resulting in your Account Value at death being equal to or less than the Net Purchase Amount will result in no Earnings Enhancement Death Benefit being payable.

| Under this Rider, if the investment performance of the Funds are such as would result in a standard death benefit that is sufficient for your needs, the charges for this Rider will still be assessed.

Optional Earnings Enhancement Life Insurance Rider (EELR Rider)

As an alternative to the EEDB Rider, you may also supplement the Contract's Standard Death Benefit by purchasing the optional EELR Rider (sometimes referred to in the marketing materials as "Protection Plus Life"). The EELR Rider may provide an additional life insurance benefit if the Owner dies before the Income Date. We determine the Earnings Enhancement Life Insurance benefit in the same way as we determine the Earnings Enhancement Death Benefit described above.

Important Considerations Regarding the EELR Rider:

| The EELR Rider does not guarantee that any amounts under the rider will become payable upon death. The EELR Rider benefit is based on a percentage of earnings in your Contract and therefore market declines resulting in your Account Value at death being equal to or less than the Net Purchase Amount will result in no EELR Rider benefit being payable.

| No benefit is payable if you die after the Income Date or after you surrender the Contract.

| The EELR Rider only provides a benefit upon death. There is no cash value benefit available.

| If the Owner dies by suicide within two years from the effective date of the rider, then no benefit will be paid.

| If the monthly charge for the EELR Rider is not paid when due, a 31 day Grace Period will be allowed to pay the charge. The Grace Period will end 31 days after notice is sent to your last known address by the Company. If payment is not made by the end of the Grace Period, the rider will terminate without any benefit being payable. If death occurs during the Grace Period, the rider benefit will be payable less any EELR Rider charges owed to us.

| The EELR Rider may not be available in your state. Contact our Customer Service Center regarding availability.

Important Distinctions Between the EEDB Rider And the EELR Rider. You should fully understand the features of the EEDB Rider and EELR Rider and analyze them thoroughly before you purchase either rider. THESE BENEFITS MAY NOT BE APPROPRIATE FOR ALL INVESTORS.

| The benefit paid under the EEDB Rider will be subject to Federal income taxation as earnings on the Contract.

| The EELR Rider is designed to qualify as life insurance under the Code. As life insurance, the Beneficiary should not, under most circumstances, have to pay Federal income taxes on the death benefit paid under the rider.

| The charge for the EEDB Rider is a percentage of your Account Value and is deducted from your Account Value.

| We currently require that you pay the charge for the EELR Rider electronically in United States currency through a United States financial institution. In other words, this charge must be paid for through funds outside of your Contract. We will initiate the processing of the electronic funds transfer on the Calculation Date. The Calculation Date is the Contract Date and each corresponding monthly date thereafter, or the next following Valuation Date if that date is not a Valuation Date. The charge will be deducted from the designated account on that date or on the next day on which your financial institution is processing electronic fund payments. We reserve the right to provide either alternate or additional methods of payment in the future.

Other  Considerations  Concerning  Optional  Death  Benefit  and Life  Insurance
Riders:

         | If there are joint Owners, we will use the age of the oldest Owner to determine the applicable death benefit. Any applicable death benefit will be payable on the first death to occur.
         | If there is an Owner who is not a natural person (that is, an individual), we will treat the Annuitant as an Owner for the purpose of determining when an Owner dies and the Annuitant's age will determine the death benefit payable to the Beneficiary in the event of such Annuitant's death. We will consider any rider benefits payable upon death of an Owner (or Annuitant, if no natural Owner) part of the death benefit.

Rider Continuation Option. An Owner's surviving spouse who is eligible to continue the Contract under the Contract Continuation Option, may also be eligible to continue any or all of these optional death benefit or life insurance riders. To do so, the surviving spouse must give our Customer Service Center notice within 30 days of the Valuation Date we receive proof of the Owner's death. If the spouse is eligible under our then existing rules, we will continue the rider based on our then current charges for the new Owner's attained age.

Accidental Death Benefit Rider. The ADB Rider's initial benefit will be set equal to the beginning Account Value on the Business Day on which the new Owner elects to continue this rider. If the benefit payable is due to the accidental death of the original Owner, no further benefit is payable for accidental death within 180 days of the original Owner's death or accidental death arising from the same accident which resulted from the original Owner's death.

Earnings Enhancement Death Benefit and Earnings Enhancement Life Insurance Riders. For purposes of determining the Net Purchase Amount, it is initially set equal to the Account Value on the Valuation Date the new Owner elects to continue the rider.

Proof of Death

We must receive satisfactory proof of death at our Customer Service Center before we will pay any death benefit or allow any person other than the Owner to exercise any rights under the Contract. We will accept one of the following items:

1. An original certified copy of an official death certificate; or

2. An original certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3. Any other proof satisfactory to us.

See "How Will My Contract Be Taxed?" for further discussion of the tax treatment of death benefits.

10. WHAT OTHER INFORMATION SHOULD I KNOW?


                             Parties To The Contract

The Owner. You are the Owner of the Contract. You have the rights and options described in the Contract, including but not limited to the right to receive the income payments beginning on the Income Date. One or more people may own the Contract as joint Owners.

The Annuitant. Unless another Annuitant is named, you are also the Annuitant. You may name a Contingent Annuitant to become the Annuitant should the Annuitant die before the Income Date. You will be the Contingent Annuitant unless you name someone else. If there are joint Owners, we will treat the youngest Owner as the Contingent Annuitant, unless you elect otherwise.

If you are not the Annuitant and the Annuitant dies before the Income Date, the Contingent Annuitant becomes the Annuitant. If the Annuitant dies and no Contingent Annuitant has been named, we will allow you sixty days to designate someone other than yourself as Annuitant.

If the Contract is owned by a Charitable Remainder Trust, we will allow you to designate Joint Annuitants. The Joint Annuitants must be married to each other and upon the death of a Joint Annuitant the surviving Joint Annuitant will be treated as the Primary Beneficiary.

The Beneficiary. Upon the death of an Owner, we pay the death benefit to the person named as primary Beneficiary in the application. If the primary Beneficiary dies before the Owner, the death benefit is paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death benefit to the Owner's estate. Until such time as the death benefit is paid, we consider the Beneficiary or estate, as the case may be, to be the Owner. If there are joint Owners, the surviving Owner is treated as the primary Beneficiary, and any other Beneficiary is treated as a contingent Beneficiary, unless otherwise indicated.

One or more persons may be named as primary Beneficiary or Contingent Beneficiary. We will assume any death benefit is to be paid in equal shares to the multiple surviving Beneficiaries unless you specify otherwise.

You have the right to change Beneficiaries. However, if you designate the primary Beneficiary as irrevocable, you may need the consent of that irrevocable Beneficiary to exercise the rights and options under the Contract.

Change of Owner, Beneficiary or Annuitant. During your lifetime and while the Contract is in force you can transfer ownership of the Contract, or change the Beneficiary, or change the Annuitant. (However, the Annuitant cannot be changed if no Owner is an individual and cannot be changed after the Income Date.) To make any of these changes, you must send us Satisfactory Notice. If accepted, any change in Owner, Beneficiary or Annuitant takes effect on the date you signed the notice. Any of these changes will not affect any payment made or action taken by us before our acceptance. A change of Owner may be a taxable event and may also affect the amount of death benefit payable under the Contract.


Valley Forge Life Insurance Company

Valley Forge Life Insurance Company (VFL) is a life insurance company organized under the laws of the State of Indiana following its redomestication from Pennsylvania to Indiana effective December 29, 2004, and is authorized to transact business in the District of Columbia, Puerto Rico, and all states except New York. VFL's home office is located at 1700 Magnavox Way, Fort Wayne, IN 46804, and its executive office is located at 175 King Street, Armonk, NY 10504.

On April 30, 2004 VFL became a wholly-owned subsidiary of Swiss Re Life & Health America Inc. ("SRLHA"). SRLHA is ultimately controlled by Swiss Reinsurance Company.

As of September 30, 2006, Sage Life was merged into one of its affiliates, VFL, with VFL surviving the merger, and all outstanding contracts of Sage Life became the obligations of VFL. Prior to September 30, 2006, the Contracts were issued by Sage Life. There have been no changes to your Contract or any of your benefits as a result of the merger. VFL will accept any additional purchase payments you wish to make and will process all transactions and claims under the Contract. There have been no changes to The Sage Variable Annuity Account A as a result of the merger.


Variable Account

The Sage Variable Annuity Account A ("Variable Account"). The Variable Account was established as a separate investment account under Delaware law on December 3, 1997. Prior to September 30, 2006, Sage Life was the depositor of the Variable Account. The Variable Account may invest in mutual funds, unit investment trusts, and other investment portfolios. We own the assets in the Variable Account and are obligated to pay all benefits under the Contracts. We use the Variable Account to support the Contracts as well as for other purposes permitted by law. We registered the Variable Account with the SEC as a unit investment trust under the 1940 Act and it qualifies as a "separate account" within the meaning of the federal securities laws. Such registration does not involve any supervision by the SEC of the management of the Variable Account or VFL.

We divided the Variable Account into Variable Sub-Accounts, each of which currently invests in shares of a specific Fund. Variable Sub-Accounts buy and redeem Fund shares at Net Asset Value without any sales charge (excluding any applicable 12b-1 fees). We reinvest any dividends from net investment income and distributions from realized gains from security transactions of a Fund at net asset value in shares of the same Fund. Income, gains and losses, realized or unrealized, of the Variable Account are credited to or charged against the Variable Account without regard to any other income, gains or losses of VFL Assets equal to the reserves and other Contract liabilities with respect to the Variable Account are not chargeable with liabilities arising out of any other business or account of VFL. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our General Account.

Voting of Fund Shares. We are the legal owner of shares held by the Variable Sub-Accounts and have the right to vote on all matters submitted to shareholders of the Funds. However, as required by law, we will vote shares held in the Variable Sub-Accounts at regular and special meetings of shareholders of the Funds according to instructions received from Owners with Account Value in the Variable Sub-Accounts. To obtain your voting instructions before a Fund shareholder meeting, we will send you voting instruction materials, a voting instruction form, and any other related material. We will vote shares held by a Variable Sub-Account for which we received no timely instructions in the same proportion as those shares for which we received voting instructions. Should the applicable federal securities laws, regulations, or interpretations thereof change so as to permit us to vote shares of the Funds in our own right, we may elect to do so.

Modification

When permitted by applicable law, we may modify the Contracts as follows:

| deregister the Variable Account under the 1940 Act;

| operate the Variable Account as a management company under the 1940 Act if it is operating as a unit investment trust;

| operate the Variable Account as a unit investment trust under the 1940 Act if it is operating as a managed separate account;

| restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

| combine the Variable Account with other separate accounts; and

| combine a Variable Sub-Account with another Variable Sub-Account.

We also reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions of shares of a Fund that are held by the Variable Account (the shares of the new Fund may have higher fees and charges than the Fund it replaced, and not all Funds may be available to all classes of Contracts); and to establish additional Variable Sub-Accounts or eliminate Variable Sub-Accounts, if marketing, tax, or investment conditions so warrant. Subject to any required regulatory approvals, we reserve the right to transfer assets of a Variable Sub-Account that we determine to be associated with the class of Contracts to which the Contract belongs, to another separate account or to another separate account sub-account.

If the actions we take result in a material change in the underlying investments of a Variable Sub-Account in which you are invested, we will notify you of the change. You may then make a new choice of Variable Sub-Accounts.

Distribution of the Contracts

SL Distributors, Inc., Park Central VIII, 12770 Merit Drive, Suite 600, Dallas, TX 75251, is the Distributor (Principal Underwriter) of the Contracts. Prior to December 18, 2003, Sage Distributors, Inc. was the distributor of the Contracts. After giving effect to the merger of Sage Life into VFL, which was effective as of September 30, 2006, SL Distributors, Inc. became a wholly-owned subsidiary of VFL.

SL Distributors, Inc. is registered as a limited purpose broker-dealer under the Securities Exchange Act of 1934, and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). The Contracts may not be available in all states.

The Contracts are no longer offered for sale. However, VFL accepts new purchase payments on and processes transfers for, and provides administration for existing Contracts. Under arrangements made with certain broker-dealers, VFL may pay trail commissions on additional purchase payments received on the existing Contracts.

Legal Proceedings

There are no material pending legal proceedings to which the Variable Account, SL Distributors, Inc. or VFL is a party.

Reports To Contract Owners

We maintain records and accounts of all transactions involving the Contracts, the Variable Account, and the Fixed Account at our Customer Service Center. Each year, or more often if required by law, we will send you a report showing information about your Contract for the period covered by the report. We will also send you an annual and a semi-annual report for each Fund underlying a Variable Sub-Account in which you are invested as required by the 1940 Act. In addition, when you make purchase payments, or if you make transfers or withdrawals, we will send you a confirmation of these transactions.

Authority To Make Agreements

One of our officers must sign all agreements we make. No other person, including an insurance agent or registered representative, can change the terms of your Contract or make changes to it without our consent.

Financial Statements

Audited financial statements of VFL and the Variable Account are contained in the Statement of Additional Information.

11. HOW CAN I MAKE INQUIRIES?

You may make inquiries about your Contract by contacting us at P.O. Box 290680, Wethersfield, CT 06129-0680, (877) 835-7243.


          TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

Additional information about the Contracts and the Variable Account is contained in the Statement of Additional Information. You can obtain a free copy of the Statement of Additional Information by writing to us at the address shown on the cover page or by calling (877) 835-7243 (Toll Free). The following is the Table of Contents for the Statement of Additional Information.

             STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS


Company.......................................................................
Experts.......................................................................
Legal Opinions................................................................
Distributor...................................................................
Assignment....................................................................
Change of Owner, Beneficiary or Annuitant.....................................
Misstatement and Proof of Age, Sex or Survival................................
Incontestability..............................................................
Participation.................................................................
Beneficiary Designation.......................................................
Tax Status of the Contracts...................................................
     Diversification Requirements.............................................
     Owner Control............................................................
     Required Distributions from Non-Qualified Contracts......................
     Multiple Contracts.......................................................
     Partial 1035 Exchanges...................................................
     Contracts Owned by Other Than Natural Persons............................
     Tax Treatment of Assignments or Transfer of Ownership....................
     Gifting a Contract.......................................................
     Withdrawals -- Investment Adviser Fees...................................
     Income Tax Withholding...................................................
     Taxation of Death Benefit Proceeds.......................................
     Taxation of Withdrawals -- Non-Qualified Contracts.......................
     Delayed Annuity Payments.................................................
     Qualified Contracts......................................................
     Qualified Plans..........................................................
     Tax Treatment of Withdrawals -- Qualified Contracts......................
     Hurricane Victims Tax Relief.............................................
     Required Distributions...................................................
Calculation of Historical Performance Data....................................
     Money Market Sub-Account Yields..........................................
     Other Variable Sub-Account Yields........................................
     Average Annual Total Returns.............................................
     Other Total Returns......................................................
     Effect of the Annual Administration Charge on Performance Data...........
     Use of Indexes...........................................................
     Other Information........................................................
Income Payment Provisions.....................................................
     Amount of Fixed Income Payments..........................................
     Amount of Variable Income Payments.......................................
     Income Units.............................................................
     Income Unit Value........................................................
     Exchange of Income Units.................................................
Safekeeping of Account Assets.................................................
Other Information.............................................................
Financial Statements..........................................................



                                   APPENDIX A

                    GUARANTEED MINIMUM INCOME BENEFIT RIDERS


Below are examples of how the GMIBs will work. The examples are purely hypothetical and are for illustrative purposes only. The examples assume the following:

| you are a male whose age last birthday is 55;

| you purchase a Contract with one of the GMIB riders;

| you do not make any additional purchase payments nor any withdrawals;

| you elect to receive income from the Contract 10 years later, at attained age 65; and

| you elect a Life Annuity with 10 Year Certain, which is an eligible income plan under one of the GMIB riders.

| your total purchase payments are $150,000, your Account Value is $200,000, your Highest Anniversary Value ("HAV") is $225,000 and your Roll-Up Benefit Value is $244,334.

Calculate the GMIB:

1. Your guaranteed Monthly Income Payment rate per $1,000 (as shown in your Contract Schedule) is $4.13.

2. Apply your HAV of $225,000 (because it is higher than total purchase payments and Account Value).

3. The GMIB = $929.25 [$4.13 X $225,000 / $1,000].

Therefore, under this income plan, we guarantee that your monthly income payment will not be less than $929.25.

Different guaranteed minimum Monthly Income Payment rates per $1,000 will apply for females, for males who begin income payments at ages other than the age shown above, or for income payments under different income plans. In these cases, the GMIB will be different.

Calculate The Enhanced GMIB:

Similarly for the Enhanced GMIB,

1. Your guaranteed Monthly Income Payment rate per $1,000 (as shown in your Contract Schedule) is $4.13.

2. Apply your Roll-Up Benefit Value of $244,334 (because it is higher than total purchase payments, Account Value and HAV).

3. The Enhanced GMIB = $1,009.09 [$4.13 X $244,334 / $1,000].


                                   APPENDIX B

                     EARNINGS ENHANCEMENT DEATH BENEFIT AND
                   EARNINGS ENHANCEMENT LIFE INSURANCE BENEFIT


Below are examples of how the Earnings Enhancement Death Benefit and Earnings Enhancement Life Insurance Benefit will work. The examples are purely hypothetical and are for illustrative purposes only. All examples assume the following:

| Owner's age last birthday is 55;

| The Owner purchases a Contract with the Earnings Enhancement Death Benefit Rider or Earnings Enhancement Life Insurance Rider;

| The Owner makes an initial purchase payment of $150,000; and

| The Owner does not make any additional purchase payments nor any withdrawals.

Example 1.
Assume the Account Value is $200,000 and the Owner dies of natural causes.

Calculate the standard Death Benefit:

1. The Account Value determined as of the Business Day we receive proof of the Owner's death is $200,000.

2. The sum of all purchase payments made is $150,000.

3. The standard Death Benefit is $200,000 [the greater of (1) and (2)].

Calculate the benefit under the Earnings Enhancement Death Benefit Rider or the Earnings Enhancement Life Insurance Rider:

4. The Benefit Rate for an issue age of 55 is 40.0%.

5. The Net Purchase Amount is $150,000.

6. The Maximum Benefit Amount is $150,000 (($150,000 X 2.5) X .40).

7. The Earnings Enhancement Death Benefit or the Earnings Enhancement Life Insurance Benefit is $20,000 (.40 X [$200,000 - $150,000] = $20,000, but not in
excess of $150,000).

We will pay the Owner's Beneficiary the standard Death Benefit of $200,000 and the Earnings Enhancement Death Benefit or the Earnings Enhancement Life Insurance Benefit, whichever is applicable, of $20,000, for a total payment of $220,000. The standard Death Benefit and any Earnings Enhancement Death Benefit will be paid in accordance with the Contract's Death Benefit provisions. Any Earnings Enhancement Life Insurance Benefit will be paid directly to the Beneficiary.

Example 2.

Assume the Account Value is $600,000 and the Owner dies of natural causes.

Calculate the standard Death Benefit:

1. The Account Value determined as of the Business Day we receive proof of the Owner's death is $600,000.

2. The sum of all purchase payments made is $150,000.

3. The standard Death Benefit is $600,000 [the greater of (1) and (2)].

Calculate the benefit under Earnings Enhancement Death Benefit Rider or the Earnings Enhancement Life Insurance Rider:

4. The Benefit Rate for an issue age of 55 is 40.0%.

5. The Net Purchase Amount is $150,000.

6. The Maximum Benefit Amount is $150,000 (($150,000 X 2.5) X .40).

7. The Earnings Enhancement Death Benefit or the Earnings Enhancement Life Insurance Benefit is $150,000 (.40 X [$600,000 - $150,000] = $180,000, but not
in excess of $150,000).

We will pay the Owner's Beneficiary the standard Death Benefit of $600,000 and the Earnings Enhancement Death Benefit or Earnings Enhancement Life Insurance Benefit, whichever is applicable, of $150,000, for a total payment of $750,000. The standard Death Benefit and any Earnings Enhancement Death Benefit will be paid in accordance with the Contract's Death Benefit provisions. Any Earnings Enhancement Life Insurance Benefit will be paid directly to the Beneficiary.

Example 3.

Assume the Account Value is $100,000 and the Owner dies of natural causes.

Calculate the standard Death Benefit:

1. The Account Value determined as of the Business Day we receive proof of the Owner's death is $100,000.

2. The sum of all purchase payments made is $150,000.

3. The standard Death Benefit is $150,000 [the greater of (1) and (2)].

Calculate the benefit under the Earnings Enhancement Death Benefit Rider or the Earnings Enhancement Life Insurance Rider:

4. The Benefit Rate for an issue age of 55 is 40.0%.

5. The Net Purchase Amount is $150,000.

6. The Maximum Benefit Amount is $150,000 (($150,000 X 2.5) X .40).

7. The Earnings Enhancement Death Benefit or the Earnings Enhancement Life Insurance Benefit is $0 (.40 X [$100,000 - $150,000] = $0, but not in excess of $150,000).

We will pay the Owner's Beneficiary the standard Death Benefit of $150,000 and the Earnings Enhancement Death Benefit or the Earnings Enhancement Life Insurance Benefit, whichever is applicable, of $0, for a total payment of $150,000.


                                   APPENDIX C

                       CONTRACTS ISSUED BEFORE MAY 1, 2002

The purpose of this Appendix is to describe differences in Contracts and Riders issued before May 1, 2002, and under certain circumstances, in certain states from those described in this Prospectus. Generally, Contracts issued on or after May 1, 2002, will have the provisions described in the Prospectus. However, in certain states the provisions described in this Appendix will continue to apply. In this Appendix, we reference the section of this Prospectus where the distinctions apply. Please contact our Customer Service Center to see if these provisions apply to your Contract and Rider(s).

                       Contracts Issued Before May 1, 2002

                      Section 1: "What Are The Contracts?"

You are precluded from allocating additional purchase payments to and making transfers into the SectorSelectorSM Series of Variable Sub-Accounts. (This is also true if you purchased a Contract on or after May 1, 2002, and selected the Foundation Series.)

The 1, 2 and 3 year Guarantee Periods are not available for transfers or as renewal options.

                Section 2: "What Are My Income Payment Options?"

If you purchased your Contract with the Enhanced GMIB Rider, the Roll-Up Benefit is defined as follows:

Roll-Up Benefit Value. On the Contract Date, the Roll-Up Benefit Value is equal to the initial purchase payment. Thereafter, we calculate interest on the Roll-Up Benefit Value for the current Valuation Period, but not after the Owner attains age 80, at the effective annual interest rate of 5%. We then add to the Roll-Up Benefit Value the dollar amount of any additional purchase payments paid during the current Valuation Period, and then we reduce the Roll-Up Benefit Value proportionately for withdrawals taken during the current Valuation Period. The reduction will be made in proportion to the reduction in Account Value that results from a withdrawal. The Roll-Up Benefit Value is subject to a maximum of two times purchase payments, reduced proportionately for any withdrawals.

Income Plans Available With The GMIB Riders. Income Plan 2 -- Fixed Life Annuity with 10 or 20 Years Certain is available.

                  Section 4: "What Are My Investment Options?"

Fixed Account Investment Options.  The Minimum Guaranteed Interest Rate is 3%.

              Section 9: "Does The Contract Have A Death Benefit?"

Optional Rider Death Benefits.

The maximum Accidental Death Benefit is $100,000.


                                   APPENDIX D
                            ACCUMULATION UNIT VALUES


The following Table includes Accumulation Unit values for the periods indicated.

Since the inception date of the Contracts, there have been a number of changes made to the Funds underlying your Contract including Fund mergers, Fund substitutions and Fund liquidations. Therefore, Accumulation Unit Values are not shown for certain periods following the dates that such Fund changes took place. Further, in certain instances, Funds were added after the inception date of the Contracts and therefore no Accumulation Unit Values are shown for those periods prior to their availability.

                                                                  Year or       Year or       Year or       Year or       Year or
                                                               Period Ended  Period Ended  Period Ended  Period Ended  Period Ended
                                                                 12/31/05      12/31/04      12/31/03      12/31/02      12/31/01

                                Foundation Series


AIM Variable Insurance Funds (Series I Shares):
 AIM V.I. Money Market Sub-Account
     Beginning of Period 05/02/2003.........................        $9.84         $9.93       $10.00
     End of Period..........................................        $9.93         $9.84        $9.93
     Number of Accum. Units Outstanding.....................       17,260        28,132       35,393
 AIM V.I. Core Equity Sub-Account
     Beginning of Period 05/02/2003.........................       $12.27        $11.78       $10.12
     End of Period..........................................       $12.76        $12.27       $11.78
     Number of Accum. Units Outstanding.....................       11,761        12,740       11,632
 AIM V.I. Capital Appreciation Sub-Account
  (successor to INVESCO VIF-Growth Sub-Account)
     Beginning of Period 04/29/04...........................       $10.72        $10.00
     End of Period..........................................       $11.35        $10.72
     Number of Accum. Units Outstanding.....................          758         5,517
 AIM V.I. Financial Services Sub-Account
   (formerly, INVESCO VIF-Financial Services Sub-Account)
     Beginning of Period 10/06/01...........................       $12.26        $11.46         $8.98        $10.72         $9.77
     End of Period..........................................       $12.78        $12.26        $11.46         $8.98        $10.72
     Number of Accum. Units Outstanding.....................        8,524        10,015        20,987        20,289          43
 AIM V.I. Technology Sub-Account
   (formerly, INVESCO VIF-Technology Sub-Account)
     Beginning of Period 10/06/01...........................        $9.64         $9.36         $6.54        $12.50        $10.17
     End of Period..........................................        $9.70         $9.64         $9.36         $6.54        $12.50
     Number of Accum. Units Outstanding.....................       13,999        15,076        37,538        22,404         1,126
 AIM V.I. Global Health Care Sub-Account
   (formerly, INVESCO VIF-Health Sciences Fund)
     Beginning of Period 10/06/01...........................       $10.27         $9.70         $7.71        $10.37        $ 9.92
     End of Period..........................................       $10.94        $10.27         $9.70         $7.71        $10.37
     Number of Accum. Units Outstanding.....................        1,695         3,223         4,810         7,823         1,627
AIM Variable Insurance Funds (Series II Shares):
 AIM V.I. Government Securities Sub-Account
     Beginning of Period 10/6/2001..........................       $10.63        $10.55        $10.62         $9.88        $10.00
     End of Period..........................................       $10.61        $10.63        $10.55        $10.62         $9.88
     Number of Accum. Units Outstanding.....................       15,333        16,751        26,985        93,822         2,413
 AIM V.I. Core Equity Sub-Account
     Beginning of Period 10/6/2001..........................       $11.80        $11.03         $9.02        $10.88         $9.92
     End of Period..........................................       $12.21        $11.80        $11.03         $9.02         10.88
     Number of Accum. Units Outstanding.....................        8,820        10,058        12,711        16,520        22,650
 AIM V.I. International Growth Sub-Account
     Beginning of Period 10/6/2001..........................       $13.01        $10.69         $8.44        $10.19        $10.02
     End of Period..........................................       $15.08        $13.01        $10.69         $8.44        $10.19
     Number of Accum. Units Outstanding.....................        7,797         8,738        22,600        23,635            58
 AIM V.I. Core Equity Sub-Account (formerly AIM V.I.
   Premier Equity Sub-Account)
     Beginning of Period 10/6/2001..........................        $9.26         $8.92         $7.26        $10.60         $9.88
     End of Period..........................................        $9.61         $9.26         $8.92         $7.26        $10.60
     Number of Accum. Units Outstanding.....................        1,180         1,180         1,180        32,311         2,366
The Alger American Fund (Class O Shares):
 Alger American MidCap Growth Sub-Account
     Beginning of Period 10/6/2001..........................       $12.68        $11.40         $7.83        $11.29         $9.97
     End of Period..........................................       $13.71        $12.68        $11.40         $7.83        $11.29
     Number of Accum. Units Outstanding.....................        2,356         3,295         3,302         2,482            44
 Alger American Income & Growth Sub-Account
     Beginning of Period 10/6/2001..........................        $9.91        $ 9.34         $7.30        $10.77        $ 9.89
     End of Period..........................................       $10.10        $ 9.91        $ 9.34         $7.30        $10.77
     Number of Accum. Units Outstanding.....................        1,848         2,660         2,576         7,044            43
 Alger American Small Capitalization Sub-Account
     Beginning of Period 10/6/2001..........................       $13.26        $11.55         $8.24        $11.35         $9.94
     End of Period..........................................       $15.25        $13.26        $11.55         $8.24        $11.35
     Number of Accum. Units Outstanding.....................        3,754         4,499         6,747        13,783            43
First American Insurance Portfolios, Inc. (Class IB Shares):
 International Sub-Account
     Beginning of Period 10/6/2001..........................                                    $8.08        $10.20         $9.98
     End of Period 8/27/2004................................                                   $10.88         $8.08        $10.20
     Number of Accum. Units Outstanding.....................                                        0        15,439            44
 Small Cap Growth Sub-Account
     Beginning of Period 10/6/2001..........................                                    $7.91        $11.51         $9.90
     End of Period 8/27/2004................................                                   $12.65         $7.91        $11.51
     Number of Accum. Units Outstanding.....................                                    1,066         6,003            43
 Technology Sub-Account
     Beginning of Period 10/6/2001..........................                                    $7.37        $13.10        $10.09
     End of Period 8/27/2004................................                                   $11.11         $7.37        $13.10
     Number of Accum. Units Outstanding.....................                                        0             0            37
INVESCO Variable Investment Funds, Inc.:
 INVESCO VIF -- Growth Sub-Account
     Beginning of Period 10/6/2001..........................                                    $7.28        $12.11        $10.03
     End of Period 4/29/2004................................                                    $9.31         $7.28        $12.11
     Number of Accum. Units Outstanding.....................                                      821           821            38
MFS Variable Insurance TrustSM (Initial Class):
 MFS Investors Trust Sub-Account
     Beginning of Period 10/6/2001..........................       $10.73         $9.79         $8.14        $10.46         $9.93
     End of Period..........................................       $11.34        $10.73         $9.79         $8.14        $10.46
     Number of Accum. Units Outstanding.....................        4,013         4,378         7,864         2,861            44
 MFS High Income Sub-Account
     Beginning of Period 10/6/2001..........................       $13.24        $12.32        $10.61        $10.51        $10.02
     End of Period..........................................       $13.32        $13.24        $12.32        $10.61        $10.51
     Number of Accum. Units Outstanding.....................        3,283         3,680         3,909        13,332         1,092
 MFS Research Sub-Account
     Beginning of Period 10/6/2001..........................       $11.25         $9.87         $8.04        $10.82         $9.95
     End of Period..........................................       $11.94        $11.25         $9.87         $8.04        $10.82
     Number of Accum. Units Outstanding.....................          320           894         1,033         1,494            43
 MFS Total Return Sub-Account
     Beginning of Period 10/6/2001..........................       $12.16        $11.09        $ 9.69        $10.38        $ 9.96
     End of Period..........................................       $12.31        $12.16        $11.09        $ 9.69        $10.38
     Number of Accum. Units Outstanding.....................        4,255         7,462         6,898        20,705         1,058
 MFS Capital Opportunities Sub-Account
     Beginning of Period 10/6/2001..........................       $10.80         $9.76         $7.78        $11.24        $ 9.91
     End of Period..........................................       $10.82        $10.80         $9.76         $7.78        $11.24
     Number of Accum. Units Outstanding.....................            0           555         2,182           561            42
The Universal Institutional Funds, Inc. (Class I Shares)
 Global Value Equity Sub-Account
     Beginning of Period 10/6/2001..........................       $12.10        $10.82         $8.52        $10.41        $ 9.97
     End of Period..........................................       $12.60        $12.10        $10.82        $ 8.52        $10.41
     Number of Accum. Units Outstanding.....................        1,484         1,484         1,484         2,528            44
 U.S. Mid Cap Value Sub-Account
     Beginning of Period 10/6/2001..........................       $12.87        $11.41         $8.19        $11.56        $ 9.93
     End of Period..........................................       $14.23        $12.87        $11.41         $8.19        $11.56
     Number of Accum. Units Outstanding.....................        4,632         5,490         8,161         7,046            42
 Value Sub-Account
     Beginning of Period 10/6/2001..........................       $12.66        $10.92         $8.27        $10.79        $ 9.92
     End of Period..........................................       $13.04        $12.66        $10.92        $ 8.27        $10.79
     Number of Accum. Units Outstanding.....................        2,571         2,940         3,040         2,835            57
Oppenheimer Variable Account Funds (Non-Service Class):
 Oppenheimer Core Bond/VA Sub-Account
     Beginning of Period 10/6/2001..........................       $11.40        $10.97        $10.44        $ 9.72        $10.00
     End of Period..........................................       $11.51        $11.40        $10.97        $10.44        $ 9.72
     Number of Accum. Units Outstanding.....................       13,848        15,586        27,057        77,741         4,928
 Oppenheimer Capital Appreciation/VA Sub-Account
     Beginning of Period 10/6/2001..........................       $10.81        $10.27         $7.96        $11.06        $ 9.93
     End of Period..........................................       $11.18        $10.81        $10.27        $ 7.96        $11.06
     Number of Accum. Units Outstanding.....................          953         7,251         6,765        13,441         3,731
 Oppenheimer Main Street Small Cap/VA Sub-Account
     Beginning of Period 10/6/2001..........................       $15.88        $13.51        $ 9.50        $11.46        $ 9.96
     End of Period..........................................       $17.18        $15.88        $13.51        $ 9.50        $11.46
     Number of Accumulation Units Outstanding...............          593         1,327         1,532         1,331            43
Sage Life Investment Trust:
 S&P 500 Equity Index Sub-Account
     Beginning of Period 10/6/2001..........................                                                 $10.70        $ 9.92
     End of Period 5/30/2003................................                                                  $8.07        $10.70
     Number of Accum. Units Outstanding ....................                                                 31,359            43
 Money Market Sub-Account
     Beginning of Period 10/6/2001..........................                                                 $10.00        $10.00
     End of Period 5/30/2003................................                                                 $ 9.95        $10.00
     Number of Accum. Units Outstanding.....................                                                255,742        14,922
 Nasdaq-100 Index(R)) Sub-Account
     Beginning of Period 10/6/2001..........................                                                 $12.36        $10.06
     End of Period 5/30/2003................................                                                  $7.56        $12.36
     Number of Accum. Units Outstanding.....................                                                    747            38
 All-Cap Growth Sub-Account
     Beginning of Period 10/6/2001..........................                                                 $11.50         $9.91
     End of Period 5/30/2003................................                                                  $8.36        $11.50
     Number of Accum. Units Outstanding.....................                                                      0            41
Van Kampen Life Investment Trust (Class II Shares):
 LIT Growth and Income Sub-Account
     Beginning of Period 10/6/2001..........................       $12.60        $11.22         $8.92        $10.63         $9.90
     End of Period..........................................       $13.61        $12.60        $11.22        $ 8.92        $10.63
     Number of Accum. Units Outstanding.....................        2,662         2,686         2,743         7,306           444
 LIT Emerging Growth Sub-Account
     Beginning of Period 10/6/2001..........................        $9.28         $8.83         $7.06        $10.65         $9.95
     End of Period..........................................        $9.84         $9.28         $8.83        $ 7.06        $10.65
     Number of Accum. Units Outstanding.....................        1,692         1,688         1,670         6,955            44

                                               SectorSelector Series

The accumulation unit values of certain SectorSelector Series Sub-Accounts are shown above.

AIM Variable Insurance Funds (Series II Shares):
 AIM V.I. Global Utilities Sub-Account
     Beginning of Period 4/20/2002..........................                                    $7.34         $9.95
     End of Period 03/26/2004...............................                                    $8.59         $7.34
     Number of Accum. Units Outstanding.....................                                      687           585
 AIM V.I. New Technology Sub-Account
     Beginning of Period 4/20/2002..........................                                                  $9.81
     End of Period 09/30/2002...............................                                                  $6.28
     Number of Accum. Units Outstanding.....................                                                      0
MFS(R) Variable Insurance Trust (Service Class): MFS High Income Sub-Account
     Beginning of Period 5/01/2002..........................       $12.30        $11.48         $9.91        $10.00
     End of Period..........................................       $12.36        $12.30        $11.48         $9.91
     Number of Accum. Units Outstanding.....................        1,235         1,232           610         1,220
 MFS Utilities Sub-Account
     Beginning of Period 5/01/2002..........................       $13.76        $10.76         $8.06         $9.93
     End of Period..........................................       $15.79        $13.76        $10.76         $8.06
     Number of Accum. Units Outstanding.....................        2,213         2,491         2,616         2,156
Oppenheimer Variable Account Funds (Service Class):
 Oppenheimer Core Bond Fund/VA Sub-Account
     Beginning of Period 5/01/2002..........................       $11.70        $11.29        $10.76        $10.00
     End of Period..........................................       $11.78        $11.70        $11.29        $10.76
     Number of Accum. Units Outstanding.....................        6,157        10,181        81,686        52,537
 Oppenheimer Global Securities Fund/VA Sub-Account
     Beginning of Period 4/20/2002..........................       $12.43        $10.62         $7.55         $9.94
     End of Period..........................................       $13.96        $12.43        $10.62         $7.55
     Number of Accum. Units Outstanding.....................            0             0         1,473         4,210
Rydex Variable Trust:
 Rydex VT Financial Services Sub-Account
     Beginning of Period 4/20/2002..........................       $11.47         $9.95         $7.84         $9.87
     End of Period..........................................       $11.67        $11.47         $9.95         $7.84
     Number of Accum. Units Outstanding.....................            0             0             0             0
 Rydex VT Health Care Sub-Account
     Beginning of Period 4/20/2002..........................       $10.76        $10.29         $8.05         $9.88
     End of Period..........................................       $11.72        $10.76        $10.29         $8.05
     Number of Accum. Units Outstanding.....................        8,020         8,876        18,514        20,031
 Rydex VT Leisure Sub-Account
     Beginning of Period 4/20/2002..........................       $12.27        $10.06         $7.58         $9.97
     End of Period..........................................       $11.49        $12.27        $10.06         $7.58
     Number of Accum. Units Outstanding.....................           46            71         1,156             0
 Rydex VT Consumer Products Sub-Account
     Beginning of Period 4/20/2002..........................       $11.61        $10.41         $8.68        $10.00
     End of Period..........................................       $11.39        $11.61        $10.41         $8.68
     Number of Accum. Units Outstanding.....................        5,328         5,526         8,814        24,946
 Rydex VT Retailing Sub-Account
     Beginning of Period 4/20/2002..........................       $10.77         $9.94         $7.46         $9.88
     End of Period..........................................       $11.18        $10.77         $9.94         $7.46
     Number of Accum. Units Outstanding.....................        6,600         7,030        19,456        17,270
 Rydex VT Energy Sub-Account
     Beginning of Period 4/20/2002..........................       $12.70         $9.75         $8.05         $9.90
     End of Period..........................................       $17.32        $12.70         $9.75         $8.05
     Number of Accum. Units Outstanding.....................        1,873         3,008        12,702        17,354
 Rydex VT Energy Services Sub-Account
     Beginning of Period 4/20/2002..........................       $10.98         $8.34         $7.81         $9.91
     End of Period..........................................       $16.03        $10.98         $8.34         $7.81
     Number of Accum. Units Outstanding.....................            0             0           756           540
 Rydex VT Transportation Sub-Account
     Beginning of Period 4/20/2002..........................       $12.17        $10.05         $8.47         $9.84
     End of Period..........................................       $12.99        $12.17        $10.05         $8.47
     Number of Accum. Units Outstanding.....................        5,440         5,278         9,132        17,721
 Rydex VT Basic Materials Sub-Account
     Beginning of Period 4/20/2002..........................       $12.24        $10.29         $7.95         $9.74
         End of Period..........................................   $12.53        $12.24        $10.29         $7.95
     Number of Accum. Units Outstanding.....................            0             0             0         1,732
 Rydex VT Precious Metals Sub-Account
     Beginning of Period 4/20/2002..........................       $12.54        $14.85        $10.71        $10.03
     End of Period..........................................       $14.93        $12.54        $14.85        $10.71
     Number of Accum. Units Outstanding.....................        1,238         1,356         4,526         8,019
 Rydex VT Telecommunications Sub-Account
     Beginning of Period 4/20/2002..........................       $11.93        $10.75         $8.17         $9.45
     End of Period..........................................       $11.88        $11.93        $10.75         $8.17
     Number of Accum. Units Outstanding.....................        1,348         1,384         2,404         2,903
The Universal Institutional Funds, Inc. (Class I Shares):
 U.S. Real Estate Sub-Account
     Beginning of Period 4/20/2002..........................       $16.39        $12.20         $9.01         $9.92
     End of Period..........................................       $18.89        $16.39        $12.20         $9.01
     Number of Accum. Units Outstanding.....................        1,949         2,454        11,362         6,481




To obtain a Statement of Additional Information for this Prospectus, please complete the form below and mail to:

         Customer Service Center
         P.O. Box 290680
         Wethersfield, CT 06129-0680

Please send a Statement of Additional Information to me at the following address:




Name


Address



City/State                                      Zip Code






                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION

                              DATED OCTOBER 2, 2006


        FLEXIBLE PAYMENT DEFERRED COMBINATION FIXED AND VARIABLE ANNUITY
                                    CONTRACTS

                                   issued by:

         THE SAGE VARIABLE ANNUITY ACCOUNT A AND VALLEY FORGE LIFE INSURANCE
          COMPANY (formerly issued by SAGE LIFE ASSURANCE OF AMERICA, INC.)

                                                Customer Service Center:
                                                P.O. Box 290680 Wethersfield, CT
                                                06129-0680 Telephone: (877)
                                                835-7243
                                                           (Toll Free)

     This Statement of Additional Information expands upon subjects we discussed in the current Prospectus for the Flexible Payment Deferred Combination Fixed and Variable Annuity Contracts (the "Contracts") issued by Valley Forge Life Insurance Company ("we," "us," "our," "VFL," or the "Company"). You may obtain a copy of the Prospectus dated October 2, 2006 by calling 1-877-835-7243 (Toll
Free) or by writing to our Customer Service Center at the above address. You may also obtain a copy of the Prospectus by accessing the Securities and Exchange Commission's website at http://www.sec.gov. The terms we used in the current Prospectus for the Contracts are incorporated into and made a part of this Statement of Additional Information.


        THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS AND
           SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS FOR
               THE CONTRACTS AND THE PROSPECTUSES FOR THE TRUSTS.



                       Statement of Additional Information

                                Table of Contents

                                                                            Page
                                                                            ----
Company.....................................................................

Experts.....................................................................

Legal Opinions..............................................................

Distributor ................................................................

Assignment..................................................................

Change of Owner, Beneficiary, or Annuitant..................................

Misstatement and Proof of Age, Sex or Survival..............................

Incontestability............................................................

Participation...............................................................

Beneficiary Designation.....................................................

Tax Status of the Contracts.................................................
   Diversification Requirements.............................................
   Owner Control............................................................
   Required Distributions from Non-Qualified Contracts......................
   Multiple Contracts.......................................................
   Partial 1035 Exchanges...................................................
   Contracts Owned by Other Than Natural Persons............................
   Tax Treatment of Assignments or Transfer of Ownership....................
   Gifting a Contract.......................................................
   Withdrawals - Investment Adviser Fees....................................
   Income Tax Withholding...................................................
   Taxation of Death Benefit Proceeds.......................................
   Taxation of Withdrawals - Non-Qualified Contracts........................
   Delayed Annuity Payments.................................................
   Qualified Contracts......................................................
   Qualified Plans..........................................................
   Tax Treatment of Withdrawals - Qualified Contracts.......................
   Hurricane Victims Tax Relief.............................................
   Required Distributions...................................................

Calculation of Historical Performance Data..................................
   Money Market Sub-Account Yields..........................................
   Other Variable Sub-Account Yields........................................
   Average Annual Total Returns.............................................
   Other Total Returns......................................................
   Use of Indexes...........................................................
   Other Information........................................................

Income Payment Provisions...................................................
   Amount of Fixed Income Payments..........................................
   Amount of Variable Income Payments.......................................
   Income Units.............................................................
   Income Unit Value........................................................
   Exchange of Income Units.................................................

Safekeeping of Account Assets...............................................

Other Information...........................................................

Financial Statements........................................................

COMPANY

Valley Forge Life Insurance Company (the "Company" or "VFL"), is a wholly-owned subsidiary of Swiss Re Life & Health America Inc. ("SRLHA"). SRLHA is ultimately controlled by Swiss Reinsurance Company.

The Company is an Indiana corporation principally engaged in the administration of a closed block of life insurance and annuities. It is licensed in the District of Columbia, Puerto Rico and all states except New York.

As of September 30, 2006, Sage Life Assurance of America, Inc. ("Sage Life") was merged into one of its affiliates, VFL, with VFL surviving the merger, and all outstanding contracts of Sage Life became the obligations of VFL. Prior to September 30, 2006, the Contracts were issued by Sage Life. There have been no changes to your Contract or any of your benefits as a result of the merger. There have been no changes to The Sage Variable Annuity Account A as a result of the merger.

EXPERTS

     The financial statements of The Sage Variable Annuity Account A for the year ended December 31, 2005 included in this Statement of Additional Information, have been so included in reliance on the reports of
PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017, an independent registered public accounting firm, on the authority of said firm as experts in auditing and accounting.

     The statutory basis financial statements of Valley Forge Life Insurance Company for the year ended December 31, 2005 included in this Statement of Additional Information, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017, an independent auditor, on the authority of said firm as experts in auditing and accounting.

     The principal business address of PricewaterhouseCoopers LLP is 300 Madison Avenue, New York, NY 10017.

LEGAL OPINIONS

     All matters relating to applicable law pertaining to the Contracts, including the validity of the Contracts and the Company's authority to issue Contracts, have been passed upon by Margaret Ashbridge.


DISTRIBUTOR

     SL Distributors, Inc. ("SL Distributors"), Park Central VIII, 12770 Merit Drive, Suite 600, Dallas, TX 75251, acts as the distributor for the Contracts. After giving effect to the merger of Sage Life into VFL, which was effective as of September 30, 2006, SL Distributors became a wholly-owned subsidiary of VFL. Prior to December 18, 2003, Sage Distributors, Inc. ("SDI") was the distributor of the Contracts. The Contracts are no longer offered for sale. However, VFL accepts new purchase payments on and processes transfers for, and provides administration for existing Contracts. Under arrangements made with certain broker-dealers, VFL may pay trail commissions on additional purchase payments received on the existing Contracts.

     SDI  had   previously   entered   into   selling   agreements   with  other
broker-dealers ("selling firms") and had compensated them for their services.

     SL Distributors or SDI, as applicable, received sales compensation with respect to the Contracts in the Variable Account in the following amounts during the periods indicated:


                                                                                      Aggregate Amount of
                                                                                      Commissions Retained
                                                Aggregate Amount of                 By SL Distributors or SDI
                                                Commissions Paid to                     After Payments to
   Fiscal Year                                SL Distributors or SDI                       Selling Firms*
   -----------                                ----------------------                  -------------------
2003                                                $  151,612                                $0
2004                                                $  131,586                                $0
2005                                                $  136,427                                $0


* SL Distributors or SDI, as applicable, passes through commissions to selling firms.

The following list sets forth the names of the firms that received compensation in 2005 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products (including the Contracts).

Ameritas Investment Corporation
Brecek & Young Advisors, Inc.
Commonwealth Financial
Continental Capital Investment Services, Inc.
CUSO Financial Services
FASI of TX, Inc
Financial Network Investment Corp.
First Allied Securities, Inc
Focus Insurance Agency
Granite Investment Services, Inc.
Horwitz & Associates, Inc.
Infinex Financial
Invest Financial Corp
Investors Capital Corporation
Linsco/Private Ledger, Corp
Locust Street Securities, Inc.
Piper Jaffray
PrimeVest Financial Services, Inc.
PrimeVest Insurance Agency of Texas, Inc.
QA3 Financial Corporation
Raymond James Financial Services
Resources Horizons Group, LLC.
Round Hill Securities, Inc.
Sammon Securities
Securities Equity Group
Securities Service Network, Inc.
South Trust Securities, Inc.
SWS Financial Services, Inc
United Securities Alliance, Inc.
UVEST Investment Services
Wachovia Securities, Inc.
Walnut Street Securities, Inc.
Washington Square Securities, Inc.
XCU Capital Corporation

ASSIGNMENT

     You may assign your Contract at any time before the Income Date. No assignment will be binding on us unless we receive Satisfactory Notice. We will not be liable for any payments made or actions we take before we accept the assignment. An absolute assignment will revoke the interest of any revocable Beneficiary. We are not responsible for the validity of any assignment. AN ASSIGNMENT MAY BE A TAXABLE EVENT.

CHANGE OF OWNER, BENEFICIARY, OR ANNUITANT

     During your lifetime and while your Contract is in force, you can transfer ownership of your Contract, change the Beneficiary, or change the Annuitant. However, you cannot change the Annuitant (a) if there is no Owner who is not a natural person, or (b) after the Income Date. To make any of these changes, you must send us Satisfactory Notice. If accepted, any change in Owner, Beneficiary, or Annuitant will take effect on the date you signed the notice. Any of these changes will not affect any payment made or action we took before our acceptance. A CHANGE IN OWNER MAY BE A TAXABLE EVENT AND MAY ALSO AFFECT THE AMOUNT OF DEATH BENEFIT PAYABLE UNDER YOUR CONTRACT.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL

     We may require proof of age, sex, or survival of any person upon whose age, sex, or survival any payments depend. If the age or sex of the Annuitant has been misstated, or if the age of the Owner has been misstated, the benefits will be those that the Account Value applied would have provided for the correct age and sex. If we have made incorrect income payments, we will pay the amount of any underpayments. We will deduct the amount of any overpayment from future income payments.

INCONTESTABILITY

     Your Contract is incontestable from its Contract Date.

PARTICIPATION

     The Contracts do not participate in our surplus or profits, and we do not pay dividends on the Contracts.

BENEFICIARY DESIGNATION

     This is as shown in the application or Confirmation Form. It includes the name of the Beneficiary and the order and method of payment. If you name "estate" as a Beneficiary, it means the executors or administrators of your estate. If you name "children" of a person as a Beneficiary, only children born to or legally adopted by that person as of an Owner's date of death will be included.

     We may rely on an affidavit as to the ages, names, and other facts about all Beneficiaries. We will incur no liability if we act on such affidavit.

TAX STATUS OF THE CONTRACTS

     NOTE: The following description is based upon our understanding of current federal income tax law applicable to annuities in general. We cannot predict the probability that any changes in such laws will be made. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. We do not guarantee the tax status of the Contracts. Purchasers bear the complete risk that the Contracts may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described herein may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.


General

     Section 72 of the Internal Revenue Code of 1986, as amended ("Code") governs taxation of annuities in general. An Owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a lump sum payment or as annuity payments under the Annuity Option selected. For a lump sum payment received as a total withdrawal (total surrender), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For Non-Qualified Contracts, this cost basis is generally the purchase payments, while for Qualified Contracts there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates.

     For annuity payments, a portion of each payment in excess of an exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludable amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of Qualified Plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. If after the annuity date, annuity payments cease because of the death of the annuitant, any unrecovered investment in the contract shall be allowed as a deduction to the annuitant for his last taxable year. Unrecovered investment in the contract is the investment in the contract on the annuity date reduced by amounts received after the annuity date which were excludable from taxable income. Owners, Annuitants and Beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

     The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company, and its operations form a part of the Company.

     Diversification Requirements. The Code requires that the investments of each investment division of the separate account underlying the Contracts be "adequately diversified" in order for the Contracts to be treated as annuity contracts for federal income tax purposes. It is intended that each investment division, through the fund in which it invests, will satisfy these diversification requirements.

     Owner Control. In certain circumstances, owners of variable annuity contracts have been considered for federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the separate account assets. There is little guidance in this area, and some features of our Contracts, such as the flexibility of an owner to allocate premium payments and transfer amounts among the investment divisions of the separate account, have not been explicitly addressed in published rulings. While we believe that the Contracts do not give Owners investment control over separate account assets, we reserve the right to modify the Contracts as necessary to prevent an Owner from being treated as the Owner of the separate account assets supporting the Contract.

     Required Distributions from Non-Qualified Contracts. In order to be treated as an annuity contract for federal income tax purposes, section 72(s) of the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of an owner of the Contract. Specifically, section 72(s) requires that
(a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. The requirement in (b) will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner. If the Contract is owned by a non- natural person, the death of the Annuitant will be treated as death of the Owner.

     The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Multiple Contracts

     The Code provides that multiple non-qualified annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one non-qualified annuity contract in any calendar year.

Partial 1035 Exchanges

Section 1035 of the Code provides that a non-qualified annuity contract may be exchanged in a tax-free transaction for another annuity contract. The IRS has ruled that a partial exchange of an annuity contract, whereby a portion of an annuity contract is directly transferred into another annuity contract, would also qualify as a non-taxable exchange. However, the IRS has expressed concern that partial exchanges could be used to avoid tax that would otherwise be imposed on withdrawals from an annuity contract. The IRS has indicated that pending issuance of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and a subsequent withdrawal from either of the annuity contracts within 24 months of the date of the partial exchange should result in the contracts being treated as a single contract for purposes of determining the tax treatment of the withdrawal. An Owner may avoid this result by demonstrating that a "life event" such as disability, divorce or unemployment occurred between the partial exchange and the withdrawal and that the withdrawal was not contemplated at the time of the partial exchange. Due to continuing uncertainty in this area, Owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.


Contracts Owned by Other Than Natural Persons

     Under Section 72(u) of the Code, the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person nor to Contracts held by Qualified Plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Tax Treatment of Assignments or Transfer of Ownership

     An assignment, pledge or transfer of ownership of a Contract may be a taxable event. Owners should therefore consult competent tax advisers should they wish to assign, pledge or transfer ownership of their Contracts.

     If the Contract is issued for use under a Qualified Plan, it may not be assigned, pledged or otherwise transferred except as allowed under applicable law.

Gifting a Contract

     If you transfer ownership of your Contract to a person other than your spouse or former spouse incident to a divorce, and receive payment less than the Contract's value, you will be liable for the tax on the Contract's value above your purchase payments not previously withdrawn. The new Contract owner's purchase payments (basis) in the Contract will be increased to reflect the amount included in your taxable income.

Withdrawals - Investment Adviser Fees

     The Internal Revenue Service has, through a series of Private Letter Rulings, held that the payment of investment adviser fees from an IRA is permissible under certain circumstances and will not be considered a distribution for income tax purposes. The Rulings require that in order to receive this favorable tax treatment, the annuity contract must, under a written agreement, be solely liable (not jointly with the Contract owner) for payment of the adviser's fee and the fee must actually be paid from the annuity contract to the adviser. Withdrawals from non-qualified contracts for the payment of investment adviser's fees will be considered taxable distributions from the Contract.

Income Tax Withholding

     All distributions or the portion thereof which is includible in the gross income of the Owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate. Taxable distributions made to nonresident aliens will generally be subject to a 30% withholding rate unless a lower tax treaty rate applies to such person.

     Certain distributions from Contracts qualified under Code Section 401, Code
Section 403(b) or a Code Section 457 governmental plan, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to:
a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary or for a specified period of 10 years or more; or b) distributions which are required minimum distributions; or
c) the portion of the distributions not includible in gross income (i.e. returns of after-tax contributions); or d) hardship withdrawals. Participants should consult their own tax counsel or other tax adviser regarding withholding requirements.

     When all or part of an annuity contract or a death benefit under the contract is transferred or paid to an individual two or more generations younger than the owner, a generation-skipping transfer tax may be owed. Under certain circumstances, Federal tax law may require the Company to withhold the tax from the contract and pay it directly to the Internal Revenue Service.

Taxation of Death Benefit Proceeds

     Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments. Estate taxes may also apply.

     Certain optional death benefits (see "Optional Rider Death Benefits" in the Prospectus) may be purchased under your Contract. The IRS could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the Contract. In such case, the amount of the partial withdrawal may be includible in taxable income and subject to the 10% tax penalty if the Owner is under age 59 1/2.

     The death benefits offered under your Qualified Contract may be considered by the IRS as "incidental death benefits." The tax code imposes limits on the amount of incidental death benefits allowable for qualified contracts, and if your death benefits are considered to exceed such limits, the provision of such benefits could result in currently taxable income to the owners of the Qualified Contracts.

     Furthermore, federal tax law provides that the assets of an IRA (including Roth and SIMPLE IRAs) may not be invested in life insurance, but may provide in the case of death during the accumulation phase for a death benefit payment equal to the greater of purchase payments or Account Value. The Contract offers some optional rider death benefits, which may exceed the greater of purchase payments or Account Value. If these death benefits are determined by the IRS as providing life insurance, The contract may not qualify as an ira (Including Roth and simple IRAS) which May result in the immediate taxation of amounts held in the contract and the Imposition of penalty taxes. You should consult your tax adviser regarding these features and benefits prior to purchasing a Contract.

Tax Treatment of Withdrawals - Non-Qualified Contracts

     Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the Contract Value exceeds the aggregate purchase payments made, any amount withdrawn will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the basis. Withdrawn earnings are includible in gross income. It further provides that a ten percent (10%) penalty will apply to the income portion of any premature distribution. However, the penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1/2; (b) after the death of the Owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) in a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his or her Beneficiary; (e) under an immediate annuity; or (f) which are allocable to purchase payments made prior to August 14, 1982.

     With respect to (d) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

     The above information does not apply to Qualified Contracts. However, separate tax withdrawal penalties and restrictions may apply to such Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.)

Delayed Annuity Payments

     Although there is no guidance in the federal tax law as to when annuity payments must commence under a non-qualified contract, the IRS could take the position that if annuity payments do not begin or are not scheduled to begin until an advanced age, such as after age 85, then the contract should not be treated as an annuity contract for federal tax purposes. If such was to occur, then the income under the contract could become currently taxable to the Owner.


Qualified Contracts

Qualified Plans

     The Contracts offered herein are designed to be suitable for use under various types of Qualified Plans. Taxation of participants in each Qualified Plan varies with the type of plan and terms and conditions of each specific plan. Owners, Annuitants and Beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some Qualified Plans are subject to distribution and other requirements that are not incorporated into the Company's administrative procedures. The Company is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless the Company specifically consents to be bound. Owners, participants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law. A Qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a Qualified Plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a Qualified Plan. Following are general descriptions of the types of Qualified Plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a Qualified Plan.

     Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available as described herein. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.)

     Individual Retirement Annuities (IRAs). Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's taxable income. These IRAs are subject to limitations on eligibility, contributions, transferability and distributions. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.) Under certain conditions, distributions from other IRAs and other Qualified Plans may be rolled over or transferred on a tax- deferred basis into an IRA. Sales of Contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as Individual Retirement Annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

     SIMPLE IRAs. SIMPLE IRAs permit certain small employers to establish SIMPLE plans as provided by Section 408(p) of the Code, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation. The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10 percent penalty tax, which is increased to 25 percent if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

Roth IRAs

     Section 408A of the Code provides that beginning in 1998, individuals may purchase a type of non-deductible IRA, known as a Roth IRA. Purchase payments for a Roth IRA are not deductible from taxable income.

     Qualified distributions from Roth IRAs are free from federal income tax. A qualified distribution requires that an individual has held the Roth IRA for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution which is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA. The 10% penalty tax and the regular IRA exceptions to the 10% penalty tax apply to taxable distributions from a Roth IRA.

     Amounts may be rolled over from one Roth IRA to another Roth IRA. Furthermore, certain eligible individuals may make a rollover contribution from a non-Roth IRA to a Roth IRA. The individual must pay tax on any portion of the IRA being rolled over that represents income or a previously deductible IRA contribution.

Pension and Profit-Sharing Plans

     Sections 401(a) and 401(k) of the Code permit employers, including self-employed individuals, to establish various types of retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includible in the gross income of the employees until distributed from the Plan. The tax consequences to participants may vary depending upon the particular plan design. However, the Code places limitations and restrictions on all Plans including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of Contracts for use with Pension or Profit Sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Tax Treatment of Withdrawals - Qualified Contracts

     In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the Qualified Contract. Special tax rules may be available for certain distributions from a Qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (Pension and Profit-Sharing Plans), and 408 and 408A (Individual Retirement Annuities, including SIMPLE IRAs and Roth IRAs). The penalty is increased to 25% for distributions from a Simple IRA within the first two years of participation in the Plan. To the extent amounts are not includible in gross income because they have been rolled over to an IRA or to another eligible Qualified Plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the Owner or Annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the Owner or Annuitant (as applicable) for this purpose disability is as defined in Section 72(m) (7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Owner or Annuitant (as applicable) and his or her designated Beneficiary; (d) distributions to an Owner or Annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code
Section 213 to the Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions made on account of an IRS levy upon the Qualified Contract; (h) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Owner or Annuitant (as applicable) and his or her spouse and dependents if the Owner or Annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception will no longer apply after the Owner or Annuitant (as applicable) has been re-employed for at least 60 days); (i) distributions from an IRA made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) of the Owner or Annuitant (as applicable) for the taxable year; and (j) distributions from an IRA made to the Owner or Annuitant (as applicable) which are qualified first-time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in (d) and (f) above do not apply in the case of an IRA. The exception stated in (c) above applies to an IRA without the requirement that there be a separation from service.

     With respect to (c) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Hurricane Victims Tax Relief

     Recent tax law changes have been made regarding Qualified Contracts to provide victims of Hurricanes Katrina, Rita and Wilma with special tax relief for certain periods of time related to the tax treatment of withdrawals, the 10% penalty tax, recontribution of certain withdrawal amounts and the limitations applicable to loan amounts and repayments. Persons eligible for the special tax treatment are generally those whose principal residence was in the designated hurricane disaster area and who sustained an economic loss from the applicable hurricane. Owners should consult their own tax advisors regarding their eligibility for this tax relief.

Required Distributions

     Generally, distributions from a qualified plan must commence no later than April 1st of the calendar year following the later of (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an IRA. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed. There are no required distributions from a Roth IRA prior to the death of the owner.

     The IRS has issued regulations regarding required minimum distributions from qualified plans. One of these regulations, which became effective January 1, 2006, requires that the annuity contract value used to determine required minimum distributions include the actuarial value of certain additional benefits under the Contract, such as the minimum income, minimum account value and earnings enhancements riders. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these new regulations with your tax advisor. If you are required to take distributions from your qualified Contract, you should consult with your qualified plan sponsor and tax adviser to determine that your distributions comply with these rules.

CALCULATION OF HISTORICAL PERFORMANCE DATA

MONEY MARKET SUB-ACCOUNT YIELDS

     From time to time, advertisements and sales literature may quote the current annualized yield of the Variable Sub-Account investing in the AIM V.I. Money Market Fund (Series I Shares) (the "Money Market Sub-Account") of the AIM Variable Insurance Funds for a seven-day period in a manner that does not take into consideration any realized or unrealized gains or losses on shares of the Money Market Fund.

     We compute the current annualized yield by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) at the end of the seven-day period in the value of a hypothetical account under a Contract having a balance of one Accumulation Unit of the Money Market Sub-Account at the beginning of the period, dividing such net change in Account Value by the value of the hypothetical account at the beginning of the period to determine the base period return, and annualizing this quotient on a 365-day basis. The net change in Account Value reflects (1) net income from the Money Market Fund attributable to the hypothetical account; and (2) charges and deductions imposed under a Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for the Asset-Based Charges. We calculate current yield according to the following formula:

Current Yield = ((NCS - ES)/UV) (365/7)

Where:

NCS = the net change in the value of the Money Market Fund (exclusive of realized gains or losses on the sale of securities, unrealized appreciation and depreciation, and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Accumulation Unit.

ES = per unit expenses attributable to the hypothetical account for the seven-day period.

UV           = the unit value for the first day of the seven-day period.

Effective Yield = (1+((NCS - ES)/UV))(365/7)-1

Where:

NCS = the net change in the value of the Money Market Fund (exclusive of realized gains or losses on the sale of securities, unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Accumulation Unit.

ES = per unit expenses attributable to the hypothetical account for the seven-day period.

UV           = the unit value for the first day of the seven-day period.


     Because of the charges and deductions imposed under the Contracts, the yield for the Money Market Sub-Account is lower than the yield for the Money Market Fund.

     The current and effective yields on amounts held in the Money Market Sub-Account normally fluctuate on a daily basis. THEREFORE, THE DISCLOSED YIELD FOR ANY GIVEN PAST PERIOD IS NOT AN INDICATION OR REPRESENTATION OF FUTURE YIELDS OR RATES OF RETURN. The Money Market Sub-Account's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Money Market Fund, the types and quality of portfolio securities held by the Money Market Fund and the Money Market Fund's operating expenses. Yields on amounts held in the Money Market Sub-Account may also be presented for periods other than a seven-day period.

OTHER VARIABLE SUB-ACCOUNT YIELDS

     We compute the yield by: 1) dividing the net investment income of the Fund attributable to the Variable Sub-Account units less expenses allocated to a Variable Sub-Account for the period; by 2) the maximum offering price per unit on the last day of the period times the daily average number of Accumulation Units outstanding for the period; and then 3) compounding that yield for a six-month period; and then 4) multiplying that result by two (2). Expenses allocated to a Variable Sub-Account include the Asset-Based Charges. We calculate the 30-day or one-month yield according to the following formula:

      Yield =      2 x ((((NI - ES)/(U x UV)) + 1)(6)-1)

      Where:

      NI = net income of the portfolio for the 30-day or one-month period attributable to the Variable Sub-Account's units.

      ES = expenses of the Variable Sub-Account for the 30-day or one-month period.

      U            = the average number of units outstanding.

      UV = the unit value at the close (highest) of the last day in the 30-day or one-month period.

     Because of the charges and deductions imposed under the Contracts, the yield for the Variable Sub-Account is lower than the yield for the corresponding Fund.

     The yield on amounts invested in the Variable Sub-Accounts normally fluctuates over time. THEREFORE, THE DISCLOSED YIELD FOR ANY GIVEN PAST PERIOD IS NOT AN INDICATION OR REPRESENTATION OF FUTURE YIELDS OR RATES OF RETURN. A Variable Sub-Account's actual yield is affected by the types and quality of securities held by the corresponding Fund and that Fund's operating expenses.

AVERAGE ANNUAL TOTAL RETURNS

     From time to time, sales literature or advertisements may also quote average annual total returns for one or more of the Variable Sub-Accounts for various periods of time.

     When a Variable Sub-Account or Fund has been in operation for 1, 5, and 10 years, respectively, the average annual total return for these periods will be provided. Otherwise, average annual total return will be shown from inception of the Variable Sub-Account. Average annual total returns for other periods of time may, from time to time, also be disclosed.

     Standard average annual total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 under a Contract to the Surrender Value of that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will be for the most recent calendar quarter-end practicable, considering the type of the communication and the media through which it is communicated.

     We calculate standard average annual total returns using Variable Sub-Account unit values which we calculate on each Business Day based on the performance of the Variable Sub-Account's underlying Fund. The calculation assumes that annual Asset-Based Charges of 1.55% are deducted daily from the Variable Sub-Account. The calculation also assumes surrender of Account Value at the end of the period for the return quotation. We will include standard average annual total return with the optional benefit charges and without the optional benefit charges. We calculate the total return according to the following formula:

                             n
                     P(1 + T) = ERV

Where:

     P   =     a hypothetical initial payment of $1000
     T   =     average annual total return
     n   =     number of years
   ERV   =     ending redeemable value of a hypothetical $1000 payment made at the beginning of the 1, 5 or 10 year periods at the end of the 1, 5 or 10 year periods (or fractional portion thereof);

    The total return figures will reflect the deduction of all the charges discussed above including fund management and operating expenses (including 12b-1 fees where applicable). The returns will present a comparison of the least and most expensive combination of optional riders. The least expensive will assume the Contract owner elects no riders. The most expensive will include the costs for the Accidental Death Benefit, Enhanced Guaranteed Minimum Death Benefit, Earnings Enhancement Death Benefit, Enhanced Guaranteed Minimum Income Benefit and Guaranteed Minimum Account Value Benefit. (These charges, deducted monthly, apply only when elected by the Contract owner.)

     We may also show non-standard average annual total returns. These returns may be calculated the same way as standard average total returns, except that the optional rider charges will not be included in the calculations, or they may just show underlying fund fees and expenses. The performance will assume the deduction of the Asset-Based Charges, and fund management and operating expenses (including 12b-1 fees where applicable), but does not include the optional rider charges.


OTHER TOTAL RETURNS

     We may disclose cumulative total returns in conjunction with the standard formats described above. We will calculate the cumulative total returns using the following formula:

      CTR = (ESV/P) - 1

      Where:

      CTR = The cumulative total return for the period.

      ESV = The ending Surrender Value of the hypothetical investment at the end of the period net of recurring charges.

        P = A hypothetical single payment of $1,000.

USE OF INDEXES

     From time to time, we may present the performance of certain historical indexes in advertisements or sales literature. We may compare the performance of these indexes to the performance of certain Variable Sub-Accounts or Funds, or we may present without such a comparison.

OTHER INFORMATION

     The following is a partial list of those publications which we may note in the Funds' sales literature and/or shareholder materials which contain articles describing investment results or other data relative to one or more of the Variable Sub-Accounts. We also may cite other publications.

Broker World                                           Financial World
Across the Board                                       Advertising Age
American Banker                                        Barron's
Best's Review                                          Business Insurance
Business Month                                         Business Week
Changing Times                                         Consumer Reports
The Economist                                          Financial Planning
Forbes                                                 Fortune
Inc.                                                   Institutional Investor
Insurance Forum                                        Insurance Sales
Insurance Week                                         Journal of Accountancy
Journal of Financial Service Professionals             Journal of Commerce
Life Insurance Selling                                 Life Association News
MarketFacts                                            Manager's Magazine
National Underwriter                                   Money
Morningstar, Inc.                                      Nation's Business
New Choices (formerly 50 Plus)                         The New York Times
Pension World                                          Pensions & Investments
Rough Notes                                            Round the Table
U.S. Banker                                            VARDs
The Wall Street Journal                                Working Woman

INCOME PAYMENT PROVISIONS

     AMOUNT OF FIXED INCOME PAYMENTS. On the Income Date, the amount you have chosen to apply to provide fixed income payments will be applied under the income plan you have chosen. The monthly income payment factor in effect on the Income Date times that amount and then divided by $1,000 will be the dollar amount of each monthly payment. Each of these payments are guaranteed and remain level throughout the period you selected.

     The monthly income payment factor used to determine the amount of the fixed income payments will not be less than the guaranteed minimum monthly income payment factor shown in your Contract.

     AMOUNT OF VARIABLE INCOME PAYMENTS. These payments will vary in amount. The dollar amount of each payment attributable to each Variable Sub-Account is the number of Income Units for each Variable Sub-Account times the Income Unit value of that Sub-Account. The sum of the dollar amounts for each Variable Sub-Account is the amount of the total variable income payment. We will determine the Income Unit values for each payment no earlier than five Business Days preceding the due date of the variable income payment (except for Income Payment Option 4, which we determine on the due date). We guarantee the payment will not vary due to changes in mortality or expenses.

     INCOME UNITS. On the Income Date, the number of Income Units for an applicable Variable Sub-Account is determined by multiplying (1) by (2), dividing the result by (3), and then dividing that result by (4) where:

     (1)  is the amount you have chosen to allocate to that Variable
          Sub-Account;

     (2)  is the monthly income payment factor for the income plan chosen;

     (3)  is $1,000; and

     (4) is the Income Unit value for the Variable Sub-Account for the Valuation Period ending on that date.

     INCOME UNIT VALUE. We calculate the value of an Income Unit at the same time that the value of an Accumulation Unit is calculated and is based on the same values for Fund shares and other assets and liabilities. The Income Unit value for a Variable Sub-Account's first Business Day was set at $10. After that, we determine the Income Unit value for every Business Day by multiplying
(a) by (b), and then dividing by (c) where:

     (a)  is the Income Unit value for the immediately preceding Valuation
          Period;

     (b) is the "net investment factor" (as described in the prospectus) for the Variable Sub-Account for the Valuation Period for which the value is being determined; and

     (c) is the daily equivalent of the assumed investment rate that you have selected and that is shown in your Contract for the number of days in the Valuation Period.

                ILLUSTRATION OF CALCULATION OF INCOME UNIT VALUE

1. Net Investment Factor .........................................1.00022253

2. Income Unit value for the immediately preceding Valuation
   Period........................................................10.00000000

3. Daily equivalent of the assumed investment rate for the
   number of days in the Valuation Period (assuming you select
   3%)=(1.03(1/365).).............................................1.00008099

4. Income Unit value for current Valuation Period
   [(1) x (2)]/(3)...............................................10.00141533

                    ILLUSTRATION OF VARIABLE INCOME PAYMENTS

1. Number of Accumulation Units.......................................1,000

2. Accumulation Unit value.......................................10.0026116

3. Account Value (1) x (2)........................................10,002.61

4. Minimum monthly income payment factor per $1,000 applied...........10.50

5. First monthly variable income payment [(3) x (4)]/$1,000..........105.03

6. Income Unit value............................................10.00141533

7. Number of Income Units (5)/(6)..................................10.50151

8. Assume Income Unit value at the end of the second month is.........10.05

9. Second monthly variable income payment (7) x (8)..................105.54

10. Assume Income Unit value at the end of the third month is.........10.10

11. Third monthly variable income payment (7) x (10).................106.07

EXCHANGE OF INCOME UNITS.

     After the Income Date, if there is an exchange of value of a designated number of Income Units of particular Variable Sub-Accounts into other Income Units, the value will be such that the dollar amount of the income payment made on the date of exchange will be unaffected by the exchange.

SAFEKEEPING OF ACCOUNT ASSETS

     We hold the title to the assets of the Variable Account. The assets are kept physically segregated and held separate and apart from our General Account assets and from the assets in any other separate account.

     We maintain records of all purchases and redemptions of Fund shares held by each of the Variable Sub-Accounts.

OTHER INFORMATION

     A registration statement has been filed with the SEC under the Securities Act of 1933, as amended, with respect to the Contracts discussed in this Statement of Additional Information. Not all the information set forth in the registration statement, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the SEC.

FINANCIAL STATEMENTS

     The financial statements for the Company and for the Variable Account are provided below.






THE SAGE VARIABLE ANNUITY ACCOUNT A

SAGE LIFE ASSURANCE OF AMERICA, INC.

Years ended December 31, 2005 and 2004
with Report of Independent Registered Public Accounting Firm

                       The Sage Variable Annuity Account A

                      Sage Life Assurance of America, Inc.

                                December 31, 2005



                                    CONTENTS

Report of Independent Registered Public Accounting Firm........................2

Audited Financial Statements

Statements of Assets and Liabilities.........................................3-7
Statements of Operations....................................................8-11
Statements of Changes in Net Assets........................................12-22
Notes to Financial Statements..............................................23-40

PRICEWATERHOUSECOOPERS [LOGO]

--------------------------------------------------------------------------------
                                                 PRICEWATERHOUSECOOPERS LLP
                                                 PricewaterhouseCoopers Center
                                                 300 Madison Avenue
                                                 New York NY 10017
                                                 Telephone (646) 471 3000
                                                 Facsimile (813) 286 6000

             Report of Independent Registered Public Accounting Firm


To the Board of Directors of Sage Life Assurance of America, Inc. and the Contractholders of The Sage Variable Annuity Account A:

In our opinion, the accompanying statements of assets and liabilities, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the sub-accounts which comprise The Sage Variable Annuity Account A (the "Variable Account") at December 31, 2005, the results of each of their operations for the year then ended, and the changes in each of their net assets and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2005 by correspondence with the underlying funds' transfer agents, provide a reasonable basis for our opinion. The financial highlights of the Variable Account for each of the three years in the period ended December 31, 2003, were audited by another independent registered public accounting firm whose report, dated April 2, 2004, expressed an unqualified opinion on those statements.


/s/PricewaterhouseCoopers LLP


New York, New York
April 27, 2006

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF ASSETS AND LIABILITIES

                             AS OF DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                                    AIM VI
                              AIM VI GOVERNMENT   GOVERNMENT       AIM VI CORE      AIM VI CORE    AIM VI PREMIER        AIM VI
                                  SECURITIES      SECURITIES      EQUITY GROWTH    EQUITY GROWTH       EQUITY        PREMIER EQUITY
                                   SERIES I        SERIES II         SERIES I        SERIES II        SERIES I          SERIES II
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $    1,914,678   $    2,032,391    $    1,218,655   $   1,551,298    $   4,526,809    $      254,807
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                   1,914,678        2,032,391         1,218,655       1,551,298        4,526,809           254,807
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
NET ASSETS                     $    1,914,678   $    2,032,391    $    1,218,655   $   1,551,298    $   4,526,809    $      254,807
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                     26,347                -            42,944               -           63,762                 -
Unit value                     $        13.45   $            -    $         8.91   $           -    $        8.92    $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                    123,798           91,276           100,344          58,563          295,836             6,074
Unit value                     $        12.60   $        10.68    $         8.33   $       12.29    $        8.32    $         9.67

PLUS
Units outstanding*                          -           60,227                 -          46,568           87,449            13,135
Unit value                     $            -   $        10.59    $            -   $       12.18    $       12.75    $         9.59

FREEDOM
Units outstanding*                          -           15,333                 -           8,820           11,761             1,180
Unit value                     $            -   $        10.61    $            -   $       12.21    $       12.76    $         9.61

SELECT
Units outstanding*                          -           23,953                 -          12,666           17,874             6,230
Unit value                     $            -   $        10.56    $            -   $       12.15    $       12.73    $         9.57

SUPPLEMENTAL INFORMATION:
   Investments, at cost        $    1,977,679   $    2,115,564    $      967,318   $   1,252,678    $   3,708,915    $      206,703
                              ======================================================================================================
   Shares held                        161,304          172,091            51,968          66,494          202,814            11,488
                              ======================================================================================================



                                  AIM VI             AIM VI           AIM VI           AIM VI           AIM VI         AIM VI
                               INTERNATIONAL     INTERNATIONAL     MONEY MARKET        GROWTH         TECHNOLOGY      FINANCIAL
                              GROWTH SERIES I   GROWTH SERIES II     SERIES I         SERIES I         SERIES I    SERVICES SERIES I
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $    2,010,974   $    3,066,093    $    8,053,888   $     521,626    $   3,208,794   $    2,701,788
                              ------------------------------------------------------------------------------------------------------
          TOTAL ASSETS              2,010,974        3,066,093         8,053,888         521,626        3,208,794        2,701,788
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                -
                              ------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                 -                -                 -               -                -                -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $    2,010,974   $    3,066,093    $    8,053,888   $     521,626    $   3,208,794   $    2,701,788
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                     36,160                -           130,181           2,158                -                -
Unit value                     $        14.34   $            -    $        10.36   $       11.65    $           -   $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                    109,878           84,809           412,045          35,771          229,550           98,653
Unit value                     $        13.58   $        15.18    $         9.98   $       11.38    $        5.65   $        11.62

PLUS
Units outstanding*                          -           84,252           177,131           4,943           77,803           53,940
Unit value                     $            -   $        15.05    $         9.92   $       11.34    $        9.68   $        12.76

FREEDOM
Units outstanding*                          -            7,797            17,260             758           13,999            8,524
Unit value                     $            -   $        15.08    $         9.93   $       11.35    $        9.70   $        12.78

SELECT
Units outstanding*                          -           25,846            62,696           2,097          106,015           59,478
Unit value                     $            -   $        15.02    $         9.91   $       11.33    $        9.65   $        12.73

SUPPLEMENTAL INFORMATION:

   Investments, at cost        $    1,221,410   $    1,947,555    $    8,053,888   $     444,557    $   2,783,175   $    2,241,331
                             =======================================================================================================

   Shares held                         86,792          133,308         8,053,888          30,239          252,860          176,934
                             =======================================================================================================

*    Units outstanding rounded to nearest whole unit.
** For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily as a percentage of the assets of the Variable Account.
*** For contracts purchased prior May 1, 2001, Asset-Based charges are deductible on a monthly basis.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF ASSETS AND LIABILITIES

                             AS OF DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                               AIM VI HEALTH    ALGER AMERICAN     ALGER AMERICAN   ALGER AMERICAN  COLONIAL SMALL    COLUMBIA
                                  SCIENCES         INCOME &             SMALL           MIDCAP        CAP VALUE     INTERNATIONAL
                                  SERIES I        GROWTH CIO     CAPITALIZATION CIO   GROWTH CIO      VS CLASS A   FUND VS CLASS A
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $      865,770   $    1,001,431    $    1,995,827   $   2,637,478    $      45,732    $        2,112
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                     865,770        1,001,431         1,995,827       2,637,478           45,732             2,112
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -

NET ASSETS                     $      865,770   $    1,001,431    $    1,995,827   $   2,637,478    $      45,732    $        2,112
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                          -           12,027            29,137          21,866            1,682               121
Unit value                     $            -   $        11.73    $         8.71   $       16.69    $       27.19    $        17.44

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                     58,472           52,085           135,889          96,654                -                 -
Unit value                     $        10.85   $        11.01    $         8.27   $       16.27    $           -    $            -

PLUS
Units outstanding*                     15,371           23,325            32,273          45,019                -                 -
Unit value                     $        10.91   $        10.07    $        15.22   $       13.69    $           -    $            -

FREEDOM
Units outstanding*                      1,695            1,848             3,754           2,356                -                 -
Unit value                     $        10.94   $        10.10    $        15.25   $       13.71    $           -    $            -

SELECT
Units outstanding*                      4,101            3,331             4,474           3,727                -                 -
Unit value                     $        10.89   $        10.05    $        15.19   $       13.66    $           -    $            -

SUPPLEMENTAL INFORMATION:
     Investments, at cost      $      635,966   $      836,060    $    1,225,351   $   1,833,446    $      28,675    $        1,666
                              ======================================================================================================

     Shares held                       42,357           97,416            84,283         120,433            2,561               983
                              ======================================================================================================



                                  COLUMBIA      COLUMBIA HIGH     LIBERTY ASSET   LIBERTY GROWTH       MFS/VIT        MFS/VIT HIGH
                                 LARGE CAP     YIELD SECURITIES   ALLOCATION VS      & INCOME          UTILITY       INCOME SERIES
                                GROWTH FUND       VS CLASS A         CLASS A        VS CLASS A         SERIES        SERVICE CLASS
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $       29,632   $        2,070    $       11,501   $      24,945    $     342,198    $    1,027,690
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                      29,632            2,070            11,501          24,945          342,198         1,027,690
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $       29,632   $        2,070    $       11,501   $      24,945    $     342,198    $    1,027,690
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                      4,441              174               984           1,965                -                 -
Unit value                     $         6.67   $        11.91    $        11.68   $       12.69    $           -    $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                          -                -                 -               -            6,726            27,537
Unit value                     $            -   $            -    $            -   $           -    $       15.88    $        12.43

PLUS
Units outstanding*                          -                -                 -               -            6,926            35,296
Unit value                     $            -   $            -    $            -   $           -    $       15.76    $        12.33

FREEDOM
Units outstanding*                          -                -                 -               -            2,213             1,235
Unit value                     $            -   $            -    $            -   $           -    $       15.79    $        12.36

SELECT
Units outstanding*                          -                -                 -               -            5,791            19,090
Unit value                     $            -   $            -    $            -   $           -    $       15.73    $        12.31

SUPPLEMENTAL INFORMATION:
     Investments, at cost      $       35,658   $        1,965    $       10,041   $      21,245    $     241,717    $    1,039,797
                              ======================================================================================================

     Shares held                        1,197              211               747           1,482           14,525           104,866
                              ======================================================================================================

*    Units outstanding rounded to nearest whole unit.
** For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily as a percentage of the assets of the Variable Account.
*** For contracts purchased prior May 1, 2001, Asset-Based charges are deductible on a monthly basis.

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF ASSETS AND LIABILITIES

                             AS OF DECEMBER 31, 2005

                              ------------------------------------------------------------------------------------------------------
                                   MFS/VIT          MFS/VIT           MFS/VIT         MFS/VIT      MVS/VIT CAPITAL       MORGAN
                                 INVESTMENTS       RESEARCH        TOTAL RETURN     HIGH INCOME     OPPORTUNITIES       STANLEY
                                TRUST SERIES        SERIES            SERIES          SERIES           SERIES          UIF VALUE
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $    1,725,353   $      464,139    $    4,764,698   $   3,931,660    $     623,458    $    1,440,145
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                   1,725,353          464,139         4,764,698       3,931,660          623,458         1,440,145
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $    1,725,353   $      464,139    $    4,764,698   $   3,931,660    $     623,458    $    1,440,145
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                     14,570           13,735            25,423          15,040            6,483             1,327
Unit value                     $        10.15   $         9.63    $        14.45   $       13.04    $        8.53    $        16.21

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                    108,392           31,997           247,223         144,895           56,461            73,515
Unit value                     $         9.47   $         9.00    $        13.50   $       12.25    $        8.09    $        15.05

PLUS
Units outstanding*                     35,183            2,834            54,043         132,220            9,996            16,297
Unit value                     $        11.32   $        11.92    $        12.28   $       13.29    $       10.79    $        13.01

FREEDOM
Units outstanding*                      4,013              320             4,255           3,283                -             2,571
Unit value                     $        11.34   $        11.94    $        12.31   $       13.32    $           -    $        13.04

SELECT
Units outstanding*                      9,105              521            28,067          11,868              337             5,110
Unit value                     $        11.29   $        11.89    $        12.25   $       13.26    $       10.77    $        12.98

SUPPLEMENTAL INFORMATION:
   Investments, at cost        $    1,300,040   $      339,778    $    4,269,973   $   3,926,946    $     503,679    $    1,159,049
                              ======================================================================================================

   Shares held                         89,443           28,284           230,290         398,345           45,541            99,389
                              ======================================================================================================



                                   MORGAN           MORGAN           MORGAN         OPPENHEIMER      OPPENHEIMER      OPPENHEIMER
                                   STANLEY          STANLEY          STANLEY          CAPITAL          GLOBAL           MAIN ST
                                 UIF GLOBAL         UIF US           UIF US        APPRECIATION      SECURITIES        SMALL CAP
                                VALUE EQUITY    MID CAP VALUE      REAL ESTATE        FUND VA        VA CLASS 2         FUND VA
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $      958,871   $    2,210,107    $    1,192,243   $   4,079,722    $     139,221    $    1,486,791
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                     958,871        2,210,107         1,192,243       4,079,722          139,221         1,486,791
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $      958,871   $    2,210,107    $    1,192,243   $   4,079,722    $     139,221    $    1,486,791
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                      3,162           11,074                 -          29,613                -            13,888
Unit value                     $        14.49   $        17.68    $            -   $       12.95    $           -    $        20.70

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                     39,942           73,329            20,848         218,571            5,117            42,015
Unit value                     $        13.47   $        16.85    $        18.99   $       12.33    $       14.04    $        19.94

PLUS
Units outstanding*                     26,628           35,740            14,486          79,109            2,633            14,658
Unit value                     $        12.58   $        14.20    $        18.85   $       11.16    $       13.93    $        17.15

FREEDOM
Units outstanding*                      1,484            4,632             1,949             953                                593
Unit value                     $        12.60   $        14.23    $        18.89   $       11.18    $                $        17.18

SELECT
Units outstanding*                      1,718           14,436            25,807           9,735            2,208             5,815
Unit value                     $        12.55   $        14.17    $        18.82   $       11.14    $       13.90    $        17.11

SUPPLEMENTAL INFORMATION:
   Investments, at cost        $      891,075   $    1,496,897    $      801,484   $   3,515,676    $     114,249    $      985,511
                              ======================================================================================================

   Shares held                         64,484          117,872            51,657         105,912            4,198            86,542
                              ======================================================================================================

*    Units outstanding rounded to nearest whole unit.
** For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily as a percentage of the assets of the Variable Account.
*** For contracts purchased prior May 1, 2001, Asset-Based charges are deductible on a monthly basis.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF ASSETS AND LIABILITIES

                             AS OF DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                 OPPENHEIMER      OPPENHEIMER          RYDEX           RYDEX            RYDEX             RYDEX
                                  CORE BOND        CORE BOND           BASIC           ENERGY         FINANCIAL           HEALTH
                               FUND VA CLASS 2      FUND VA          MATERIALS        SERVICES         SERVICES            CARE
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $    2,064,804   $    4,148,456    $       12,240   $      62,833    $       1,246    $    1,769,903
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                   2,064,804        4,148,456            12,240          62,833            1,246         1,769,903
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $    2,064,804   $    4,148,456    $       12,240   $      62,833    $       1,246    $    1,769,903
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                          -           22,509                 -               -                -                 -
Unit value                     $            -   $        14.22    $            -   $           -    $           -    $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                     34,017          185,458                 -           2,009                -            56,165
Unit value                     $        11.85   $        13.27    $            -   $       16.12    $           -    $        11.78

PLUS
Units outstanding*                     63,687           85,583               930             983                -            37,072
Unit value                     $        11.76   $        11.49    $        12.51   $       16.00    $           -    $        11.70

FREEDOM
Units outstanding*                      6,157           13,848                                 -                -             8,020
Unit value                     $        11.78   $        11.51    $                $           -    $           -    $        11.72

SELECT
Units outstanding*                     71,544           19,349                47             920              107            49,690
Unit value                     $        11.74   $        11.46    $        12.49   $       15.97    $       11.63    $        11.67

SUPPLEMENTAL INFORMATION:
   Investments, at cost        $    2,064,592   $    4,147,170    $       11,889   $      35,261    $       1,148    $    1,320,753
                              ======================================================================================================
   Shares held                        185,184          370,729               439           2,032               43            62,829
                              ======================================================================================================



                                                     RYDEX                                                               RYDEX
                                                   PRECIOUS           RYDEX            RYDEX            RYDEX           CONSUMER
                                RYDEX LEISURE        METAL          RETAILING   TELECOMMUNICATIONS  TRANSPORTATION      PRODUCTS
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $      135,700   $      387,969    $    1,788,979   $     225,682    $     952,874    $      834,441
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                     135,700          387,969         1,788,979         225,682          952,874           834,441
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
NET ASSETS                     $      135,700   $      387,969    $    1,788,979   $     225,682    $     952,874    $      834,441
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                          -                -                 -               -                -                 -
Unit value                     $            -   $            -    $            -   $           -    $           -    $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                      3,500           10,241            60,940           6,506           24,808            24,292
Unit value                     $        11.56   $        15.01    $        11.24   $       11.95    $       13.07    $        11.45

PLUS
Units outstanding*                      5,109            4,955            37,475           4,841           20,106            20,831
Unit value                     $        11.47   $        14.90    $        11.16   $       11.86    $       12.97    $        11.37

FREEDOM
Units outstanding*                         46            1,238             6,600           1,348            5,440             5,328
Unit value                     $        11.49   $        14.93    $        11.18   $       11.88    $       12.99    $        11.39

SELECT
Units outstanding*                      3,154            9,538            54,865           6,287           22,914            22,782
Unit value                     $        11.45   $        14.87    $        11.14   $       11.84    $       12.94    $        11.35

SUPPLEMENTAL INFORMATION:
       Investments, at cost    $      138,721   $      324,422    $    1,559,564   $     212,159    $     719,613    $      710,928
                              ======================================================================================================

       Shares held                      6,179           37,449            64,236          11,998           29,193            26,381
                              ======================================================================================================

*    Units outstanding rounded to nearest whole unit.
** For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily as a percentage of the assets of the Variable Account.
*** For contracts purchased prior May 1, 2001, Asset-Based charges are deductible on a monthly basis.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF ASSETS AND LIABILITIES

                             AS OF DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                                T. ROWE PRICE     T. ROWE PRICE    T. ROWE PRICE   VAN KAMPEN LIT
                                                MID-CAP GROWTH  PERSONAL STRATEGY  EQUITY INCOME      EMERGING       VAN KAMPEN LIT
                                RYDEX ENERGY      PORTFOLIO       BAL PORTFOLIO      PORTFOLIO         GROWTH        GROWTH & INCOME
                              ------------------------------------------------------------------------------------------------------
ASSETS:
   Investments, at fair value  $      993,124   $      670,500    $      187,977   $     700,444    $     238,766    $    1,429,169
                              ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                     993,124          670,500           187,977         700,444          238,766         1,429,169
                              ------------------------------------------------------------------------------------------------------

LIABILITIES                                 -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                      -                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------

NET ASSETS                     $      993,124   $      670,500    $      187,977   $     700,444    $     238,766    $    1,429,169
                              ======================================================================================================

ASSET 1***, ASSET 2***
Units outstanding*                          -            9,806             2,019           5,505                -                 -
Unit value                     $            -   $        19.83    $        14.56   $       15.48    $           -    $            -

ASSET 1**, ASSET 2**, CHOICE
Units outstanding*                     22,862           25,039            11,616          42,846           11,442            46,916
Unit value                     $        17.42   $        19.01    $        13.65   $       14.36    $        9.90    $        13.70

PLUS
Units outstanding*                     13,154                -                 -               -            3,332            47,270
Unit value                     $        17.29   $            -    $            -   $           -    $        9.82    $        13.59

FREEDOM
Units outstanding*                      1,873                -                 -               -            1,692             2,662
Unit value                     $        17.32   $            -    $            -   $           -    $        9.84    $        13.61

SELECT
Units outstanding*                     19,368                -                 -               -            7,763             7,934
Unit value                     $        17.25   $            -    $            -   $           -    $        9.80    $        13.56

SUPPLEMENTAL INFORMATION:
       Investments, at cost    $      607,593   $      476,311    $      145,991   $     577,733    $     189,955    $    1,104,633
                              ======================================================================================================

       Shares held                     25,335           26,243            10,211          32,145            8,586            69,852
                              ======================================================================================================

*    Units outstanding rounded to nearest whole unit.
** For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily as a percentage of the assets of the Variable Account.
*** For contracts purchased prior May 1, 2001, Asset-Based charges are deductible on a monthly basis.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                   AIM VI           AIM VI
                                 GOVERNMENT       GOVERNMENT       AIM VI CORE      AIM VI CORE
                                 SECURITIES       SECURITIES      EQUITY GROWTH    EQUITY GROWTH    AIM VI PREMIER   AIM VI PREMIER
                                  SERIES I        SERIES II          SERIES I        SERIES II     EQUITY SERIES I  EQUITY SERIES II
                              ------------------------------------------------------------------------------------------------------
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $       62,302   $       61,998    $       18,215   $      19,408    $      37,930    $        1,613
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME            62,302           61,998            18,215          19,408           37,930             1,613
                              ------------------------------------------------------------------------------------------------------

Expenses:
  Mortality, expense risk and
  administrative charges               30,167           41,560            19,226          28,095           78,999             4,783
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       30,167           41,560            19,226          28,095           78,999             4,783
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       32,135   $       20,438    $       (1,011)  $      (8,687)   $     (41,069)   $       (3,170)
                              ------------------------------------------------------------------------------------------------------


Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $      (22,506)  $      (36,421)   $       91,430   $     150,603    $     296,097    $       12,508
  Realized gain distributions               -                -                 -               -                -                 -
  Net unrealized gains
  (losses)                             (5,942)           5,947           (44,880)        (97,693)         (96,827)           (1,100)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)           (28,448)         (30,474)           46,550          52,910          199,270            11,408
                              ------------------------------------------------------------------------------------------------------

    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $        3,687   $      (10,036)   $       45,539   $      44,223    $     158,201    $        8,238
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                   AIM VI           AIM VI                                                               AIM VI
                                INTERNATIONAL    INTERNATIONAL     AIM VI MONEY       AIM VI           AIM VI           FINANCIAL
                                   GROWTH           GROWTH            MARKET          GROWTH         TECHNOLOGY         SERVICES
                                  SERIES I         SERIES II         SERIES I        SERIES I         SERIES I          SERIES I
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $       12,390   $       16,958    $      226,631   $           -    $           -    $       36,000
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME            12,390           16,958           226,631               -                -            36,000
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges               29,991           51,804           144,975           8,706           61,160            48,565
                              -----------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       29,991           51,804           144,975           8,706           61,160            48,565
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $      (17,601)  $      (34,846)   $       81,656   $      (8,706) $       (61,160)   $      (12,565)
                              ------------------------------------------------------------------------------------------------------


Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $      289,448   $      453,152    $            -   $      15,951  $       266,210    $      196,911
  Realized gain distributions               -                -                 -               -                -                 -
  Net unrealized gains                 35,281           15,880                 -          15,425         (219,638)          (90,998)
  (losses)                    ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)           324,729          469,032                 -          31,376           46,572          105,913
                              ------------------------------------------------------------------------------------------------------

    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $      307,128   $      434,186    $       81,656   $      22,670    $     (14,588)   $        93,348
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                   AIM VI       ALGER AMERICAN    ALGER AMERICAN   ALGER AMERICAN      COLONIAL         COLONIAL
                                   HEALTH          INCOME &           SMALL            MIDCAP         SMALL CAP        STRATEGIC
                                  SCIENCES         GROWTH         CAPITALIZATION       GROWTH          VALUE VS        INCOME VS
                                  SERIES I           CIO               CIO              CIO            CLASS A          CLASS A
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $            -   $       12,322    $            -   $           -    $           -    $            -
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME                 -           12,322                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges               13,478           17,613            33,496          43,454              610                 4
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       13,478           17,613            33,496          43,454              610                 4
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $      (13,478)  $       (5,291)   $      (33,496)  $     (43,454)   $        (610)   $           (4)


Realized and unrealized       ------------------------------------------------------------------------------------------------------
gains (losses) on investments:
  Net realized gains (losses)  $       39,229   $      108,626    $      364,805   $     243,997    $         199    $           55
  Realized gain distributions               -                -                 -         106,538               90                 -
  Net unrealized gains                 25,175          (92,947)          (44,686)       (105,467)           2,150               (56)
  (losses)                    ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)            64,404           15,679           320,119         245,068            2,439                (1)
                              ------------------------------------------------------------------------------------------------------

    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS                    50,926   $       10,388    $      286,623   $     201,614    $       1,829    $           (5)
                              ======================================================================================================


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                 COLUMBIA          COLUMBIA          COLUMBIA         LIBERTY          LIBERTY
                               INTERNATIONAL       LARGE CAP        HIGH YIELD         ASSET          GROWTH &          MFS/VIT
                                  FUND VS           GROWTH         SECURITIES VS   ALLOCATION VS      INCOME VS         UTILITY
                                  CLASS A            FUND            CLASS A          CLASS A          CLASS A          SERIES
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $            -   $          177    $            -   $         276    $           -    $        1,778
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME                 -              177                 -             276                -             1,778
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges                   79              428                96             154              336             6,626
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                           79              428                96             154              336             6,626
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                   $          (79)  $         (251)   $          (96)  $         122    $        (336)   $       (4,848)
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $          953   $       (2,845)   $          259   $          18    $         (10)   $       62,626
  Realized gain distributions               -                -                 -               -                -                 -
  Net unrealized gains
  (losses)                               (401)           3,777              (210)            413            1,512            (8,498)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)               552              932                49             431            1,502            54,128
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $          473   $          681    $          (47) $          553    $       1,166    $       49,280
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                MFS/VIT HIGH       MFS/VIT                         MFS/VIT TOTAL     MFS/VIT HIGH    MFS/VIT CAPITAL
                               INCOME SERIES      INVESTORS           MFS/VIT          RETURN           INCOME        OPPORTUNITIES
                               SERVICE CLASS     TRUST SERIES     RESEARCH SERIES      SERIES           SERIES           SERIES
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $       67,622   $       10,650    $        2,399   $     108,205    $     252,221    $        5,048
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME            67,622           10,650             2,399         108,205          252,221             5,048
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges               19,201           29,429             7,218          82,545           65,067            10,020
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       19,201           29,429             7,218          82,545           65,067            10,020
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       48,421   $      (18,779)   $       (4,819)  $      25,660    $     187,154    $       (4,972)
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $       10,274   $      145,853    $       18,711   $     163,815    $      68,096    $       50,539
  Realized gain distributions               -                -                 -         212,137                -                 -
  Net unrealized gains
  (losses)                            (58,473)         (32,398)           15,459        (345,929)        (240,881)          (49,701)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)           (48,199)         113,455            34,170          30,023         (172,785)              838
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $          222   $       94,676    $       29,351   $      55,683    $      14,369    $       (4,134)
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                                                                                                      OPPENHEIMER
                                                MORGAN STANLEY    MORGAN STANLEY   MORGAN STANLEY     COLONIAL          CAPITAL
                               MORGAN STANLEY     UIF GLOBAL          UIF US           UIF US       NEWPORT TIGER     APPRECIATION
                                 UIF VALUE       VALUE EQUITY     MID CAP VALUE     REAL ESTATE      VS CLASS A         FUND VA
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $       18,250   $       14,764    $        7,198   $      15,367    $           -    $       41,574
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME            18,250           14,764             7,198          15,367                -            41,574
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges               22,042           15,575            36,175          23,280                6            67,085
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       22,042           15,575            36,175          23,280                6            67,085
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       (3,792)  $         (811)   $      (28,977)  $      (7,913)   $          (6)   $      (25,511)
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $       84,430   $      121,378    $      290,384   $     228,853    $         440    $      215,915
  Realized gain distributions          75,678                -            32,095          33,629              443                 -
  Net unrealized gains
  (losses)                           (117,993)         (93,051)          (69,739)        (77,556)            (815)          (81,089)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)            42,115           28,327           252,740         184,926               68           134,826
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $       38,323   $       27,516    $      223,763   $     177,013    $          62    $      109,315
                              ======================================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2005


                              ------------------------------------------------------------------------------------------------------
                                 OPPENHEIMER     OPPENHEIMER       OPPENHEIMER      OPPENHEIMER
                                   GLOBAL          MAIN ST          CORE BOND          CORE             RYDEX
                                SECURITIES VA     SMALL CAP          FUND VA           BOND             BASIC         RYDEX ENERGY
                                   CLASS 2         FUND VA           CLASS 2          FUND VA         MATERIALS         SERVICES
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $          926   $       42,558    $      122,316   $     254,182    $          81    $            -
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME               926           42,558           122,316         254,182               81                 -
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges                2,225           24,214            41,083          71,547              369             1,130
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                        2,225           24,214            41,083          71,547              369             1,130
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       (1,299)  $       18,344    $       81,233   $     182,635    $        (288)   $       (1,130)
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $        5,675   $      186,215    $       (7,879)  $      14,708    $       2,709    $        7,382
  Realized gain distributions               -                -                 -               -            3,356                 -
  Net unrealized gains
  (losses)                             12,230          (91,318)          (61,287)       (150,325)          (6,861)           16,360
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)            17,905           94,897           (69,166)       (135,617)            (796)           23,742
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $       16,606   $      113,241    $       12,067   $      47,018    $      (1,084)   $       22,612
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                    RYDEX           RYDEX                              RYDEX
                                  FINANCIAL         HEALTH            RYDEX           PRECIOUS          RYDEX           RYDEX
                                  SERVICES           CARE            LEISURE           METAL          RETAILING   TELECOMMUNICATIONS
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $           89   $            -    $            -   $           -    $           -    $            -
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME                89                -                 -               -                -                 -
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges                   52           34,598             2,738           6,583           34,303             4,737
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                           52           34,598             2,738           6,583           34,303             4,737
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $           37   $      (34,598)   $       (2,738)  $      (6,583)   $     (34,303)   $       (4,737)
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $          970   $      184,791    $       13,072   $        (883)   $     184,836    $       15,834
  Realized gain distributions               -                -            12,995                           16,793            25,428
  Net unrealized gains
  (losses)                             (1,287)           1,153           (33,477)         71,312         (100,444)          (40,623)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)              (317)         185,944            (7,410)         70,429          101,185               639
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $         (280)  $      151,346    $      (10,148)  $      63,846    $      66,882    $       (4,098)
                              ======================================================================================================
                              ------------------------------------------------------------------------------------------------------


                                                                                   T. ROWE PRICE    T. ROWE PRICE    T. ROWE PRICE
                                                    RYDEX                             MID-CAP          PERSONAL         EQUITY
                                   RYDEX           CONSUMER          RYDEX            GROWTH         STRATEGY BAL       INCOME
                               TRANSPORTATION      PRODUCTS          ENERGY          PORTFOLIO         PORTFOLIO       PORTFOLIO
                              ------------------------------------------------------------------------------------------------------
Investment income:
  Dividend income              $       41,196   $        4,849    $          212   $           -    $       4,251    $       11,430
                              ------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENT INCOME            41,196            4,849               212               -            4,251            11,430
                              ------------------------------------------------------------------------------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges               17,515           17,175            21,681           9,007            3,295            10,752
                              ------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                       17,515           17,175            21,681           9,007            3,295            10,752
                              ------------------------------------------------------------------------------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       23,681   $      (12,326)   $      (21,469)  $      (9,007)   $         956    $          678
                              ------------------------------------------------------------------------------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $      115,192   $       86,249    $      376,364   $      19,108    $      19,342    $       10,949
  Realized gain distributions               -           29,248            60,469          36,806            2,094            33,745
  Net unrealized gains
  (losses)                            (87,378)        (123,771)           (8,882)         31,912          (12,452)          (28,657)
                              ------------------------------------------------------------------------------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)            27,814           (8,274)          427,951          87,826            8,984            16,037
                              ------------------------------------------------------------------------------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $       51,495   $      (20,600)   $      406,482   $      78,819    $       9,940    $       16,715
                              ======================================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2005


                              ---------------------------------

                                 VAN KAMPEN       VAN KAMPEN
                                LIT EMERGING     LIT GROWTH &
                                   GROWTH           INCOME
                              ---------------------------------
Investment income:
  Dividend income              $           41   $       15,601
                              ---------------------------------
    TOTAL INVESTMENT INCOME                41           15,601
                              ---------------------------------
Expenses:
  Mortality, expense risk and
  administrative charges                4,897           27,494
                              ---------------------------------
  TOTAL EXPENSES                        4,897           27,494
                              ---------------------------------
    NET INVESTMENT INCOME
    (LOSS)                     $       (4,856)  $      (11,893)
                              ---------------------------------

Realized and unrealized
gains (losses) on investments:
  Net realized gains (losses)  $       33,344   $      209,595
  Realized gain distributions               -           44,060
  Net unrealized gains
  (losses)                            (16,037)        (127,043)
                              ---------------------------------

  NET REALIZED AND UNREALIZED
  INVESTMENT GAINS (LOSSES)            17,307          126,612
                              ---------------------------------
    NET INCREASE (DECREASE)
    IN NET ASSETS RESULTING
    FROM OPERATIONS            $       12,451   $      114,719
                              =================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                  AIM VI        AIM VI                                        AIM VI      AIM VI
                                                GOVERNMENT    GOVERNMENT     AIM VI CORE      AIM VI CORE     PREMIER     PREMIER
                                                SECURITIES    SECURITIES    EQUITY GROWTH    EQUITY GROWTH    EQUITY      EQUITY
                                                  SERIES I    SERIES II        SERIES I        SERIES II     SERIES I    SERIES II
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets from
operations:
    Net investment income (loss)             $     32,135   $     20,438           (1,011)   $    (8,687)  $   (41,069)  $   (3,170)
    Realized gains (losses)                       (22,506)       (36,421)          91,430        150,603       296,097       12,508
    Realized gain distributions                         -              -                -              -             -            -
    Unrealized gains (losses)                      (5,942)         5,947          (44,880)       (97,693)      (96,827)      (1,100)
                                             ---------------------------------------------------------------------------------------
       NET INCREASE (DECREASE)
       IN NET ASSETS RESULTING
       FROM OPERATIONS                       $      3,687   $    (10,036)          45,539    $    44,223   $   158,201   $    8,238
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        482   $      4,308            1,088    $     2,846   $     5,561   $        -
    Death Benefits                                      -        (20,342)               -        (30,219)      (82,108)           -
    Surrenders                                   (293,180)      (703,671)        (219,753)      (356,720)     (890,531)     (37,042)
    Withdrawals                                   (72,392)      (123,086)         (39,509)      (117,116)     (186,467)      (6,647)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (90,149)      (141,563)         (75,391)        45,269      (201,965)           -
    Annual contract fees                             (887)          (691)            (561)          (553)       (1,934)         (90)
                                             ---------------------------------------------------------------------------------------
       NET INCREASE (DECREASE) IN
       NET ASSETS RESULTING FROM
       CONTRACT TRANSACTIONS                 $   (456,126)  $   (985,045)        (334,126)   $  (456,493)  $(1,357,444)  $  (43,779)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (452,439)      (995,081)        (288,587)      (412,270)   (1,199,243)     (35,541)
    Net assets at beginning of period           2,367,117      3,027,472        1,507,242      1,963,568     5,726,052      290,348
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  1,914,678   $  2,032,391        1,218,655    $ 1,551,298   $ 4,526,809   $  254,807
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets from
operations:
    Net investment income (loss)             $     48,597   $     43,384           (7,857)   $   (20,895)  $   (68,781)  $   (4,863)
    Realized gains (losses)                        (3,597)       (10,936)          71,771        166,335       230,637       15,932
    Realized gain distributions                         -              -                -              -             -            -
    Unrealized gains (losses)                     (15,761)       (17,738)          42,887        (13,037)       45,959       (4,139)
                                             ---------------------------------------------------------------------------------------
       NET INCREASE (DECREASE)
       IN NET ASSETS RESULTING
       FROM OPERATIONS                       $     29,239   $     14,710          106,801    $   132,403   $   207,815   $    6,930
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $     84,000   $     10,160            2,638    $     1,957   $     6,664   $        -
    Death Benefits                                (66,750)       (37,173)         (40,909)        (6,537)      (44,702)           -
    Surrenders                                   (360,781)      (469,461)        (178,522)      (473,130)     (775,775)     (24,710)
    Withdrawals                                   (91,251)      (141,176)         (57,577)       (94,523)     (205,671)     (18,017)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                       (289,973)      (442,876)         (12,672)        28,021       (14,447)     (18,327)
    Annual contract fees                           (1,040)          (834)            (668)          (684)       (2,228)        (104)
                                             ---------------------------------------------------------------------------------------
       NET INCREASE (DECREASE)
       IN NET ASSETS RESULTING FROM
       CONTRACT TRANSACTIONS                 $   (725,795)  $ (1,081,360)        (287,710)   $  (544,896)  $(1,036,159)  $  (61,158)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (696,556)    (1,066,650)        (180,909)      (412,493)     (828,344)     (54,228)
    Net assets at beginning of period           3,063,673      4,094,122        1,688,151      2,376,061     6,554,396      344,576
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  2,367,117   $  3,027,472        1,507,242    $ 1,963,568   $ 5,726,052   $  290,348
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                       STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                 AIM VI          AIM VI          AIM VI        AIM VI                      AIM VI
                                             INTERNATIONAL   INTERNATIONAL       MONEY         MONEY          AIM VI       GLOBAL
                                                GROWTH          GROWTH         MARKET (DCA)    MARKET         GROWTH      UTILITIES,
                                               SERIES I        SERIES II        SERIES I      SERIES I       SERIES I     SERIES II
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (17,601)  $    (34,846)     $         -    $    81,656   $    (8,706)  $        -
    Realized gains (losses)                       289,448        453,152                -              -        15,951            -
    Realized gain distributions                         -              -                -              -             -            -
    Unrealized gains (losses)                      35,281         15,880                -              -        15,425            -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    307,128   $    434,186      $         -    $    81,656   $    22,670   $        -
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        655   $      6,001      $         -    $     7,488   $         -   $        -
    Death Benefits                                (20,467)       (59,219)               -        (70,269)            -            -
    Surrenders                                   (308,024)      (559,881)               -     (2,339,960)     (100,988)           -
    Withdrawals                                   (60,515)      (157,970)               -       (486,727)      (20,722)           -
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                       (209,480)       (24,475)               -      2,411,704       (71,702)           -
    Annual contract fees                             (907)        (1,052)               -         (2,684)         (249)           -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (598,738)  $   (796,596)     $         -    $  (480,448)  $  (193,661)  $        -
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (291,610)      (362,410)               -       (398,792)     (170,991)           -
    Net assets at beginning of period           2,302,584      3,428,503                -      8,452,680       692,617            -
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  2,010,974   $  3,066,093      $         -    $ 8,053,888   $   521,626   $        -
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (18,729)  $    (46,899)     $        (2)   $  (118,560)  $    (7,740)  $      (25)
    Realized gains (losses)                       184,579        514,042                -                         (850)       1,051
    Realized gain distributions                         -              -                -              -             -            -
    Unrealized gains (losses)                     295,333        252,468                2            602        61,644         (965)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    461,183   $    719,611      $         -    $  (117,958)  $    53,054   $       61
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      3,440   $      4,094      $         -    $     9,950   $         4   $        -
    Death Benefits                                (81,919)       (16,628)               -        (90,543)            -            -
    Surrenders                                   (253,434)      (923,430)               -     (3,574,989)     (128,696)           -
    Withdrawals                                   (90,286)      (138,499)               -       (821,377)      (14,472)           -
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                       (181,238)      (297,297)          (9,090)     2,797,337       782,899       (5,982)
    Annual contract fees                             (989)        (1,182)               -         (2,761)         (172)           -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (604,426)  $ (1,372,942)     $    (9,090)   $(1,682,383)  $   639,563   $   (5,982)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (143,243)      (653,331)          (9,090)    (1,800,341)      692,617       (5,921)
    Net assets at beginning of period           2,445,827      4,081,834            9,090     10,253,021             -        5,921
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  2,302,584   $  3,428,503      $         -    $ 8,452,680   $   692,617   $        -
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                       STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------
                                                                                                                          ALGER
                                                                               AIM VI         AIM VI        ALGER        AMERICAN
                                                 AIM VI                      FINANCIAL        HEALTH      AMERICAN        SMALL
                                              TECHNOLOGY        AIM          SERVICES        SCIENCES     INCOME &    CAPITALIZATION
                                               SERIES I        GROWTH         SERIES I       SERIES I     GROWTH CIO       CIO
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (61,160)  $          -    $   (12,565)   $   (13,478)  $    (5,291)  $    (33,496)
    Realized gains (losses)                       266,210              -        196,911         39,229       108,626        364,805
    Realized gain distributions                         -              -              -              -             -              -
    Unrealized gains (losses)                    (219,638)             -        (90,998)        25,175       (92,947)       (44,686)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $   (14,588)   $          -    $    93,348    $    50,926   $    10,388   $    286,623
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      5,408   $          -    $     3,181    $         -   $       580   $      2,260
    Death Benefits                                 (4,349)             -         (2,326)             -       (20,926)       (26,376)
    Surrenders                                   (660,842)             -       (531,711)       (97,979)     (255,086)      (431,669)
    Withdrawals                                  (122,373)             -       (107,176)       (32,375)      (65,718)       (86,605)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        114,369              -        147,673         13,129       (28,038)      (167,332)
    Annual contract fees                             (663)             -           (549)          (210)         (632)          (841)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (668,450)  $          -    $  (490,908)   $  (117,435)  $  (369,820)  $   (710,563)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (683,038)             -       (397,560)       (66,509)     (359,432)      (423,940)
    Net assets at beginning of period           3,891,832              -      3,099,348        932,279     1,360,863      2,419,767
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  3,208,794   $          - $    2,701,788    $   865,770   $ 1,001,431   $  1,995,827
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (75,498)  $     (3,967)   $   (36,903)   $   (15,364)  $   (14,451)  $    (39,330)
    Realized gains (losses)                       531,772        (13,654)       343,891         27,659        54,262        314,888
    Realized gain distributions                                        -              -              -        42,527              -
    Unrealized gains (losses)                    (345,718)         9,928        (94,087)        38,918             -         82,601
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    110,556   $     (7,693)   $   212,901    $    51,213   $    82,338   $    358,159
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        926   $          -    $       566    $         -   $       383   $      3,520
    Death Benefits                                (74,813)             -        (35,956)       (24,514)      (26,280)       (33,031)
    Surrenders                                   (891,745)             -       (635,285)       (92,417)            -       (435,308)
    Withdrawals                                  (118,422)        (4,548)      (124,713)       (62,796)     (297,593)       (81,255)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                         (9,516)      (724,126)       (61,074)        26,761        97,781       (102,809)
    Annual contract fees                             (736)          (108)          (612)          (265)         (734)          (968)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $ (1,094,306)  $   (728,782)   $  (857,074)   $  (153,231)  $  (226,443)  $   (649,851)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (983,750)      (736,475)       (644,173)     (102,018)     (144,105)      (291,692)
    Net assets at beginning of period           4,875,582        736,475       3,743,521     1,034,297     1,504,968      2,711,459
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  3,891,832 $            -    $  3,099,348   $   932,279   $ 1,360,863   $  2,419,767
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                       STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                ALGER         COLONIAL       COLONIAL      COLUMBIA                      COLUMBIA
                                               AMERICAN      SMALL CAP      STRATEGIC    INTERNATIONAL     COLUMBIA     HIGH YIELD
                                                MIDCAP         VALUE          INCOME         FUND         LARGE CAP     SECURITIES
                                              GROWTH CIO     VS CLASS A     VS CLASS A    VS CLASS A     GROWTH FUND    VS CLASS A
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (43,454)  $       (610)  $        (4)  $         (79)  $      (251)  $        (96)
    Realized gains (losses)                       243,997            199            55             953        (2,845)           259
    Realized gain distributions                   106,538             90             -               -             -              -
    Unrealized gains (losses)                    (105,467)         2,150           (56)           (401)        3,777           (210)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    201,614   $      1,829   $        (5)  $         473   $       681   $        (47)
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      2,021   $          -   $         -   $           -   $       875   $          -
    Death Benefits                                 (3,722)             -             -          (5,133)       (2,570)        (5,591)
    Surrenders                                   (368,756)             -          (120)              -             -           (308)
    Withdrawals                                  (116,436)             -          (555)              -             -         (1,425)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (40,098)             -             -               -        (6,684)             -
    Annual contract fees                             (781)           (18)          (10)            (12)          (43)           (42)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (527,772)  $        (18)  $      (685)  $      (5,145)  $    (8,422)  $     (7,366)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (326,158)         1,811          (690)         (4,672)       (7,741)        (7,413)
    Net assets at beginning of period           2,963,636         43,921           690           6,784        37,373          9,483
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  2,637,478   $     45,732   $         -   $       2,112   $    29,632   $      2,070
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (45,561)  $       (359)  $        37   $          (9)  $      (458)  $        401
    Realized gains (losses)                        92,728            132            66           1,823        (1,492)        (5,076)
    Realized gain distributions                         -          1,103             -               -             -              -
    Unrealized gains (losses)                     263,083          6,746           (33)           (780)          742          5,337
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    310,250   $      7,622   $        70   $       1,034   $    (1,208)  $        662
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        605   $          -   $         -   $           -   $         -   $          -
    Death Benefits                                 (4,342)             -             -               -             -              -
    Surrenders                                   (288,090)             -             -               -             -              -
    Withdrawals                                  (131,174)             -          (935)        (12,980)       (5,116)        (2,461)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        201,080              -             -               -             -              -
    Annual contract fees                             (873)           (17)          (10)            (12)          (54)           (43)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (222,794)  $        (17)  $      (945)  $     (12,992)  $    (5,170)  $     (2,504)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                     87,456          7,605          (875)        (11,958)      (6,378)         (1,842)
    Net assets at beginning of period           2,876,180         36,316         1,565          18,742       43,751          11,325
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  2,963,636   $     43,921   $       690   $       6,784   $   37,373    $      9,483
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                                               FIRST         LIBERTY       LIBERTY
                                                FIRST          FIRST         AMERICAN         ASSET        GROWTH &
                                               AMERICAN       AMERICAN       SMALL CAP     ALLOCATION      INCOME         LIBERTY
                                              TECHNOLOGY    INTERNATIONAL      GROWTH      VS CLASS A     VS CLASS A      ALL STAR
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $          -   $           -   $        -    $        122    $     (336)   $         -
    Realized gains (losses)                             -               -            -              18           (10)             -
    Realized gain distributions                         -               -            -               -             -              -
    Unrealized gains (losses)                           -               -            -             413         1,512              -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $          -   $           -   $        -    $        553    $    1,166    $         -
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $          -   $           -   $        -    $          -    $        -    $         -
    Death Benefits                                      -               -            -               -             -              -
    Surrenders                                          -               -            -               -             -              -
    Withdrawals                                         -               -            -               -             -              -
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                              -               -            -               -             -              -
    Annual contract fees                                -               -            -              (8)           (9)             -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $          -   $           -   $        -    $         (8)   $       (9)   $         -
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in net assets             -               -            -             545         1,157              -
    Net assets at beginning of period                   -               -            -          10,956        23,788              -
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $          -   $           -   $        -    $     11,501    $   24,945    $         -
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $       (484)  $      (1,391)  $   31,263    $        150    $      102    $        (9)
    Realized gains (losses)                         2,075          63,119       (7,140)              3           (39)           605
    Realized gain distributions                         -               -            -               -             -              -
    Unrealized gains (losses)                      (8,769)        (76,827)     (63,420)            798         2,519           (506)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     (7,178)  $     (15,099)  $  (39,297)   $        951    $    2,582    $        90
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $          -   $         510   $        -    $          -    $        -    $         -
    Death Benefits                                      -               -            -               -             -              -
    Surrenders                                     (1,121)         (2,704)     (31,277)              -             -              -
    Withdrawals                                    (8,800)         (4,945)      (6,306)         (5,052)            -              -
    Net transfers in (out) of
    sub-account/fixed accounts -
    Note 1                                        (33,546)       (305,394)    (143,392)              -             -         (1,931)
    Annual contract fees                              (34)            (21)         (19)             (8)           (9)            (9)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $    (43,501)  $    (312,554)  $ (180,994)   $     (5,060)   $       (9)   $    (1,940)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (50,679)       (327,653)    (220,291)         (4,109)        2,573         (1,850)
    Net assets at beginning of period              50,679         327,653      220,291          15,065        21,215          1,850
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $          -   $           -   $        -    $     10,956    $   23,788    $         -
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                               MFS/VIT        MFS/VIT                       MFS/VIT       MFS/VIT
                                                MFS/VIT      HIGH INCOME     INVESTORS       MFS/VIT         TOTAL          HIGH
                                                UTILITY        SERIES         TRUST         RESEARCH         RETURN        INCOME
                                                 SERIES     SERVICE CLASS     SERIES         SERIES          SERIES        SERIES
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $     (4,848)  $      48,421   $  (18,779)   $     (4,819)   $   25,660    $   187,154
    Realized gains (losses)                        62,626          10,274      145,853          18,711       163,815         68,096
    Realized gain distributions                         -               -            -               -       212,137              -
    Unrealized gains (losses)                      (8,498)        (58,473)     (32,398)         15,459      (345,929)      (240,881)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     49,280   $         222   $   94,676    $     29,351    $   55,683    $    14,369
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        318   $       2,379   $    2,210    $        875    $        -    $       700
    Death Benefits                                   (666)           (357)           -          (2,635)      (75,368)             -
    Surrenders                                    (83,115)       (101,731)    (357,859)        (49,508)     (701,121)      (424,720)
    Withdrawals                                   (13,130)        (45,221)     (61,026)        (13,340)     (249,330)      (275,245)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (17,533)         14,978      (84,298)        (27,026)      160,885     (1,014,181)
    Annual contract fees                              (92)           (128)        (577)           (251)       (1,382)          (403)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (114,218)  $    (130,080)  $ (501,550)   $    (91,885)   $ (866,316)   $(1,713,849)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (64,938)       (129,858)    (406,874)        (62,534)     (810,633)    (1,699,480)
    Net assets at beginning of period             407,136       1,157,548    2,132,227         526,673     5,575,331      5,631,140
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $    342,198   $   1,027,690   $1,725,353    $    464,139    $4,764,698    $3,931,660
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $     (1,615)  $      39,560   $  (20,864)   $     (2,124)   $    2,880    $   169,962
    Realized gains (losses)                        37,104          13,815      104,971             778        99,043        276,472
    Realized gain distributions                         -               -            -               -             -              -
    Unrealized gains (losses)                      60,182         (26,547)     108,411          70,638       399,229       (190,550)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     95,671   $      26,828   $  192,518    $     69,292    $  501,152    $   255,884
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $         51   $       1,429   $    3,225    $          -    $        2    $       818
    Death Benefits                                 (2,753)         (9,809)     (41,003)              -       (16,318)      (778,686)
    Surrenders                                    (71,743)       (170,096)    (284,824)        (50,590)     (562,846)      (146,690)
    Withdrawals                                    (7,437)        (19,202)     (82,581)        (27,088)     (193,528)      (373,174)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (77,058)         69,771      (47,673)          3,413       634,864       (235,610)
    Annual contract fees                              (70)           (137)        (649)           (264)       (1,500)          (636)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (159,010)  $    (128,044)  $ (453,505)   $    (74,529)   $ (139,326)   $(1,533,978)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (63,339)       (101,216)    (260,987)         (5,237)      361,826     (1,278,094)
    Net assets at beginning of period             470,475       1,258,764    2,393,214         531,910     5,213,505      6,909,234
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $    407,136   $   1,157,548   $2,132,227    $    526,673    $5,575,331    $ 5,631,140
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                MFS/VIT          MORGAN       MORGAN         MORGAN         MORGAN        COLONIAL
                                                CAPITAL         STANLEY     STANLEY UIF    STANLEY UIF    STANLEY UIF      NEWPORT
                                             OPPORTUNITIES        UIF      GLOBAL VALUE    US MID CAP       US REAL        TIGER
                                                SERIES           VALUE        EQUITY          VALUE         ESTATE       VS CLASS A
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $     (4,972)  $      (3,792)        (811)   $    (28,977)   $   (7,913)   $        (6)
    Realized gains (losses)                        50,539          84,430      121,378         290,384       228,853            440
    Realized gain distributions                         -          75,678            -          32,095        33,629            443
    Unrealized gains (losses)                     (49,701)       (117,993)     (93,051)        (69,739)      (77,556)          (815)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     (4,134)  $      38,323       27,516    $    223,763    $  177,013    $        62
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        675   $           -          123    $      1,244    $    2,708    $         -
    Death Benefits                                 (6,693)              -      (29,512)        (21,812)       (2,092)             -
    Surrenders                                    (87,583)       (243,562)     (90,288)       (416,378)     (230,233)             -
    Withdrawals                                   (33,252)        (51,128)     (45,925)        (99,812)      (39,899)             -
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                         13,755         233,272     (132,412)        (23,540)      (88,844)        (5,667)
    Annual contract fees                             (176)           (426)        (146)           (763)         (250)             -
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (113,274)  $     (61,844)    (298,160)   $   (561,061)   $ (358,610)   $    (5,667)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (117,408)        (23,521)    (270,644)       (337,298)     (181,597)        (5,605)
    Net assets at beginning of period             740,866       1,463,666    1,229,515       2,547,405     1,373,840          5,605
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $    623,458   $   1,440,145      958,871    $  2,210,107    $1,192,243    $         -
                                             =======================================================================================

FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $     (9,171)  $      35,540       (7,877)   $    (40,253)   $   26,352    $        (3)
    Realized gains (losses)                         6,263          29,723      155,842         238,242       351,661              4
    Realized gain distributions                         -               -            -               -             -              -
    Unrealized gains (losses)                      75,836         148,154      (56,842)        104,933        62,026            716
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     72,928   $     213,417       91,123    $    302,922    $  440,039    $       717
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        456   $      16,062            -    $     18,591    $      352    $         -
    Death Benefits                                   (394)        (56,482)           -          (5,808)      (19,194)             -
    Surrenders                                    (96,293)       (137,267)     (55,890)       (360,771)     (358,252)             -
    Withdrawals                                   (36,100)        (60,041)     (47,792)       (114,705)      (30,311)             -
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (27,804)         70,485       61,426         (25,222)     (404,614)             -
    Annual contract fees                             (208)           (462)        (147)           (886)         (251)           (11)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (160,343)  $    (167,705)     (42,403)   $   (488,801)   $ (812,270)   $       (11)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (87,415)         45,712       48,720        (185,879)     (372,231)           706
    Net assets at beginning of period             828,281       1,417,954    1,180,795       2,733,284     1,746,071          4,899
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $    740,866   $   1,463,666    1,229,515    $  2,547,405    $1,373,840    $     5,605
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                              OPPENHEIMER    OPPENHEIMER    OPPENHEIMER   OPPENHEIMER     OPPENHEIMER
                                               CAPITAL         GLOBAL         MAIN ST        CORE            CORE          RYDEX
                                             APPRECIATION    SECURITIES      SMALL CAP     BOND FUND       BOND FUND       BASIC
                                                FUND VA      VA CLASS 2       FUND VA     VA CLASS 2          VA         MATERIALS
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (25,511)  $      (1,299)  $   18,344    $     81,233   $   182,635    $      (288)
    Realized gains (losses)                       215,915           5,675      186,215          (7,879)       14,708          2,709
    Realized gain distributions                         -               -            -               -             -          3,356
    Unrealized gains (losses)                     (81,089)         12,230      (91,318)        (61,287)     (150,325)        (6,861)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    109,315   $      16,606   $  113,241    $     12,067   $    47,018    $    (1,084)
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      1,800   $         960   $        -    $      3,806   $     3,337    $         -
    Death Benefits                                (24,785)              -      (35,036)        (32,994)      (29,923)             -
    Surrenders                                   (563,403)         (7,295)    (290,743)       (385,325)     (873,590)           (23)
    Withdrawals                                  (197,523)         (7,272)     (55,657)       (136,096)     (162,478)        (4,508)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (71,092)         43,067       29,966          96,695       (67,539)       (40,389)
    Annual contract fees                           (1,351)            (88)        (407)           (217)       (1,205)            (1)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $   (856,354)  $      29,372   $ (351,877)   $   (454,131)  $(1,131,398)   $   (44,921)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                   (747,039)         45,978     (238,636)       (442,064)   (1,084,380)       (46,005)
    Net assets at beginning of period           4,826,761          93,243    1,725,427       2,506,868     5,232,836         58,245
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  4,079,722 $       139,221   $1,486,791    $  2,064,804   $ 4,148,456    $    12,240
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $    (61,547)  $      (1,017)  $  (26,891)   $    107,330   $   173,867    $      (470)
    Realized gains (losses)                       496,757          10,063       94,357         (38,206)       27,369          1,512
    Realized gain distributions                         -               -            -               -             -            490
    Unrealized gains (losses)                    (200,092)          1,184      199,222           4,366         6,328          7,156
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $    235,118   $      10,230   $  266,688    $     73,490   $   207,564    $     8,688
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      3,387   $       2,379   $      544    $        566   $    52,231    $     1,190
    Death Benefits                                (33,832)              -      (25,829)        (19,489)      (62,275)             -
    Surrenders                                   (349,121)        (20,530)    (178,018)     (1,187,126)     (828,841)             -
    Withdrawals                                  (167,396)         (1,165)     (95,984)        (80,903)     (182,798)          (580)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                       (835,454)         61,581       72,669        (114,871)       96,600         48,368
    Annual contract fees                           (1,668)            (92)        (451)           (291)       (1,421)            (5)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $ (1,384,084)  $      42,173   $ (227,069)   $ (1,402,114)  $  (926,504)   $    48,973
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                 (1,148,966)         52,403       39,619      (1,328,624)     (718,940)        57,661
    Net assets at beginning of period           5,975,727          40,840    1,685,808       3,835,492     5,951,776            584
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $  4,826,761   $      93,243   $1,725,427    $  2,506,868   $ 5,232,836    $    58,245
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                      STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                             ---------------------------------------------------------------------------------------

                                                RYDEX          RYDEX           RYDEX                        RYDEX
                                                ENERGY        FINANCIAL        HEALTH         RYDEX        PRECIOUS        RYDEX
                                               SERVICES       SERVICES          CARE         LEISURE        METAL        RETAILING
                                             ---------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $     (1,130)  $          37   $  (34,598)   $     (2,738)  $    (6,583)   $   (34,303)
    Realized gains (losses)                         7,382             970      184,791          13,072          (883)       184,836
    Realized gain distributions                         -               -            -          12,995             -         16,793
    Unrealized gains (losses)                      16,360          (1,287)       1,153         (33,477)       71,312       (100,444)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $     22,612   $        (280)  $  151,346    $    (10,148)  $    63,846    $    66,882
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $        480   $           -   $    2,863    $        798   $       319    $     3,181
    Death Benefits                                      -               -       (2,224)           (119)            -         (2,763)
    Surrenders                                          -               -     (397,206)        (19,252)     (105,329)      (381,123)
    Withdrawals                                    (3,075)              -      (65,685)         (7,319)      (15,074)       (66,412)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                         (2,451)         (9,364)     (52,992)         23,488        27,381         44,504
    Annual contract fees                              (42)                        (345)            (21)          (67)          (377)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $     (5,088)  $      (9,364)  $ (515,589)   $     (2,425)  $   (92,770)   $  (402,990)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                     17,524          (9,644)    (364,243)        (12,573)      (28,924)      (336,108)
    Net assets at beginning of period              45,309          10,890    2,134,146         148,273       416,893      2,125,087
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $     62,833   $       1,246   $1,769,903    $    135,700   $   387,969    $ 1,788,979
                                             =======================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)             $       (627)  $        (144)  $  (41,967)   $     (3,168)  $    (9,372)   $   (41,912)
    Realized gains (losses)                         1,861             297      238,009          22,948        47,647        260,410
    Realized gain distributions                         -               -       26,679           2,555             -        138,164
    Unrealized gains (losses)                       7,701           1,112     (122,801)          8,980      (135,441)      (179,799)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                        $      8,935   $       1,265   $   99,920    $     31,315   $   (97,166)   $   176,863
                                             ---------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                    $      1,190   $           -   $      473    $      1,251   $     1,249    $       512
    Death Benefits                                      -               -      (27,799)         (1,637)       (3,776)       (32,865)
    Surrenders                                     (6,505)              -     (508,076)        (40,486)     (192,958)      (516,712)
    Withdrawals                                      (144)           (412)     (45,202)         (2,909)       (9,780)       (48,479)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                         19,352           8,961      (39,343)        (20,370)       44,325       (141,424)
    Annual contract fees                              (47)              -         (377)            (69)          (79)          (383)
                                             ---------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS                  $     13,846   $       8,549   $ (620,324)   $    (64,220)  $  (161,019)   $  (739,351)
                                             ---------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                     22,781           9,814     (520,404)        (32,905)     (258,185)      (562,488)
    Net assets at beginning of period              22,528           1,076    2,654,550         181,178       675,078      2,687,575
                                             ---------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD        $     45,309   $      10,890   $2,134,146    $    148,273   $   416,893    $ 2,125,087
                                             =======================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                       THE SAGE VARIABLE ANNUITY ACCOUNT A

                       STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                         -------------------------------------------------------------------------------------------

                                                                                                       T. ROWE PRICE  T. ROWE PRICE
                                                                               RYDEX                       MID-CAP       PERSONAL
                                                RYDEX            RYDEX        CONSUMER       RYDEX         GROWTH      STRATEGY BAL
                                          TELECOMMUNICATIONS TRANSPORTATION   PRODUCTS       ENERGY       PORTFOLIO      PORTFOLIO
                                         -------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets
from operations:
    Net investment income (loss)         $         (4,737)  $      23,681   $  (12,326)  $    (21,469)  $     (9,007)  $        956
    Realized gains (losses)                        15,834         115,192       86,249         376,364        19,108         19,342
    Realized gain distributions                    25,428               -       29,248          60,469        36,806          2,094
    Unrealized gains (losses)                     (40,623)        (87,378)    (123,771)         (8,882)       31,912        (12,452)
                                         -------------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                    $         (4,098)  $      51,495   $  (20,600)  $     406,482  $     78,819   $      9,940
                                         -------------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                $            318   $       1,433   $      953   $       2,388  $          -   $          -
    Death Benefits                                      -          (1,332)      (1,318)         (2,181)      (25,390)       (54,486)
    Surrenders                                    (68,302)       (244,059)    (216,441)       (235,385)      (13,534)       (18,399)
    Withdrawals                                    (8,108)        (31,957)     (32,003)        (46,182)      (23,660)       (17,999)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                          1,166          40,024       18,891        (452,373)       (2,308)        (4,455)
    Annual contract fees                              (51)           (188)        (178)           (247)         (160)           (88)
                                         -------------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS              $        (74,977)  $    (236,079)  $ (230,096)  $    (733,980) $    (65,052)  $    (95,427)
                                         -------------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (79,075)       (184,584)    (250,696)       (327,498)       13,767        (85,487)
    Net assets at beginning of period             304,757       1,137,458    1,085,137       1,320,622       656,733        273,464
                                         -------------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD    $        225,682   $     952,874   $  834,441   $     993,124  $    670,500   $    187,977
                                         ===========================================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets
from operations:
    Net investment income (loss)         $         (6,290)  $     (21,404)  $  (21,587)  $     (26,209) $     (9,224)  $      1,645
    Realized gains (losses)                        47,285         124,407      135,997         269,777        22,268          1,925
    Realized gain distributions                         -          16,553       11,164             597             -          1,070
    Unrealized gains (losses)                      (4,139)         92,895        2,766         130,766        84,394         23,286
                                         -------------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING
      FROM OPERATIONS                    $         36,856   $     212,451   $  128,340   $     374,931  $     97,438   $     27,926
                                         -------------------------------------------------------------------------------------------
Increase (decrease) in net assets
from contract transactions:
    Net premiums/deposits                $             49   $         152   $      152   $       1,504  $          -   $          -
    Death Benefits                                 (3,753)         (9,100)      (9,048)        (18,822)      (12,516)             -
    Surrenders                                    (73,674)       (238,287)    (248,316)       (360,640)      (24,400)        (9,006)
    Withdrawals                                    (5,424)        (19,691)     (19,401)        (31,143)      (35,038)        (2,990)
    Net transfers in (out) of
    sub-accounts/fixed accounts -
    Note 1                                        (25,166)       (122,863)    (108,893)       (259,344)      (36,514)         5,198
    Annual contract fees                              (96)           (199)        (234)           (279)         (189)          (124)
                                         -------------------------------------------------------------------------------------------
      NET INCREASE (DECREASE)
      IN NET ASSETS RESULTING FROM
      CONTRACT TRANSACTIONS              $       (108,064)  $    (389,988)  $ (385,740)  $    (668,724) $   (108,657)  $     (6,922)
                                         -------------------------------------------------------------------------------------------
    Total increase (decrease) in
    net assets                                    (71,208)       (177,537)    (257,400)       (293,793)      (11,219)        21,004
    Net assets at beginning of period             375,965       1,314,995    1,342,537       1,614,415       667,952        252,460
                                         -------------------------------------------------------------------------------------------
          NET ASSETS AT END OF PERIOD    $        304,757   $   1,137,458   $1,085,137   $   1,320,622  $    656,733   $    273,464
                                         ===========================================================================================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                      THE SAGE VARIABLE ANNUITY ACCOUNT A

                       STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                         -------------------------------------------------------------------

                                                                T. ROWE              VAN KAMPEN               VAN KAMPEN
                                                             PRICE EQUITY                LIT                     LIT
                                                           INCOME PORTFOLIO        EMERGING GROWTH         GROWTH & INCOME
                                                         -------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2005
Increase (decrease) in net assets from operations:
     Net investment income (loss)                         $           678           $     (4,856)           $    (11,893)
     Realized gains (losses)                                       10,949                 33,344                 209,595
     Realized gain distributions                                   33,745                      -                  44,060
     Unrealized gains (losses)                                    (28,657)               (16,037)               (127,043)
                                                         -------------------------------------------------------------------
        NET INCREASE (DECREASE) IN NET ASSETS
        RESULTING FROM OPERATIONS                         $        16,715           $     12,451            $    114,719
                                                         -------------------------------------------------------------------
Increase (decrease) in net assets from contract
transactions:
     Net premiums/deposits                                $             -           $          -            $          -
     Death Benefits                                                     -                      -                       -
     Surrenders                                                   (46,915)               (90,853)               (464,878)
     Withdrawals                                                  (24,622)               (19,779)                (67,623)
     Net transfers in (out) of
     sub-accounts/fixed accounts -
     Note 1                                                       (14,469)                   313                   4,260
     Annual contract fees                                            (195)                  (123)                   (482)
                                                         -------------------------------------------------------------------
        NET INCREASE (DECREASE) IN NET ASSETS
        RESULTING FROM CONTRACT TRANSACTIONS              $       (86,201)          $   (110,442)           $   (528,723)
                                                         -------------------------------------------------------------------
     Total increase (decrease) in net assets
                                                                  (69,486)               (97,991)               (414,004)
     Net assets at beginning of period                            769,930                336,757               1,843,173
                                                         -------------------------------------------------------------------
               NET ASSETS AT END OF PERIOD                $       700,444           $    238,766            $  1,429,169
                                                         ===================================================================
FOR THE YEAR ENDED DECEMBER 31, 2004
Increase (decrease) in net assets from operations:
     Net investment income (loss)                         $           786           $     (6,294)           $    (17,113)
     Realized gains (losses)                                        4,945                   (855)                 98,528
     Realized gain distributions                                   17,023                      -                       -
     Unrealized gains (losses)                                     70,938                 20,430                 121,234
                                                         -------------------------------------------------------------------
        NET INCREASE (DECREASE) IN NET ASSETS
        RESULTING FROM OPERATIONS                         $        93,692           $     13,281            $    202,649
                                                         -------------------------------------------------------------------
Increase (decrease) in net assets from contract
transactions:
     Net premiums/deposits                                $             -           $          -            $      2,361
     Death Benefits                                                (4,268)                (1,493)                 (3,557)
     Surrenders                                                   (43,488)               (73,350)                (90,709)
     Withdrawals                                                  (14,666)               (18,581)               (111,703)
     Net transfers in (out) of
     sub-accounts/fixed accounts -
     Note 1                                                          (347)                21,875                 117,529
     Annual contract fees                                            (264)                  (146)                   (513)
                                                         -------------------------------------------------------------------
        NET INCREASE (DECREASE) IN NET ASSETS
        RESULTING FROM CONTRACT TRANSACTIONS              $       (63,033)          $    (71,695)           $    (86,592)
                                                         -------------------------------------------------------------------
     Total increase (decrease) in net assets
                                                                   30,659                (58,414)                116,057
     Net assets at beginning of period                            739,271                395,171               1,727,116
                                                         -------------------------------------------------------------------
               NET ASSETS AT END OF PERIOD                $       769,930           $    336,757            $  1,843,173
                                                         ===================================================================

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


NOTE 1.  ORGANIZATION:

The Sage Variable Annuity Account A (the "Variable Account"), a unit investment trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, is a separate investment account of Sage Life Assurance of America, Inc. (the "Company"), which is a Delaware-domiciled insurance company. Prior to January 20, 2006, the Company was a wholly-owned subsidiary of Sage Life Holdings of America Inc. ("Sage Holdings"), which was a wholly-owned subsidiary of Swiss Re Life & Health America, Inc. ("SRLHA"). Effective January 20, 2006, Sage Holdings was dissolved. As a result, the Company became a wholly-owned direct subsidiary of SRLHA. SRLHA in turn is a wholly-owned indirect subsidiary of Swiss Reinsurance Company of Zurich, Switzerland. SL Distributors Inc., an affiliated broker/dealer of the Company, serves as the principal securities underwriter of the contracts and of the shares of the Variable Account.

Variable annuity contracts are no longer offered for sale. However, the Variable Account continues to accept new policy payments on, and process transactions for, existing contracts, including the Asset I, Asset II, Choice, Capital Select Plus, Freedom and Select Variable Annuity Contracts (collectively, the "Contracts"). Under the terms of the contracts, contractholders select where the net purchase payments of the Contracts are invested. The contractholder may choose to invest in either the Variable Account, Fixed Account I or Fixed Account II (collectively, the "Fixed Accounts") or both the Variable Account and the Fixed Accounts.

The Variable Account currently offers 54 variable fund investments ("sub-accounts") each of which invests in shares of corresponding funds ("Funds"), in which the contractholders bear all of the investment risk. Each Fund is either an open-end diversified management investment company or a separate investment portfolio of such a company and is managed by an investment advisor ("Investment Advisor") which is registered with the SEC. The Investment Advisors and sub-accounts are as follows:

INVESTMENT ADVISOR:                          INVESTMENT ADVISOR:                       INVESTMENT ADVISOR:

FUND/SUB-ACCOUNT                             FUND/SUB-ACCOUNT                          FUND/SUB-ACCOUNT
-----------------------------------------    --------------------------------------    ---------------------------------------
AIM ADVISORS, INC:                           LIBERTY MANAGEMENT, INC.:                 RYDEX MANAGEMENT:
                                             Liberty Asset Allocation VS Class A
AIM VI Government Securities Series I        Liberty Growth & Income VS Class A        Rydex Basic Materials
AIM VI Government Securities Series II                                                 Rydex Consumer Products
AIM VI Core Equity Growth Series I           MASSACHUSETTS FINANCIAL SERVICES          Rydex Energy
AIM VI Core Equity Growth Series II          COMPANY:                                  Rydex Energy Services
AIM VI Financial Services Series I                                                     Rydex Financial Services
AIM VI Growth Series I                       MFS/VIT Utility Series                    Rydex Health Care
AIM VI Health Sciences Series I              MFS/VIT Capital Opportunities Series      Rydex Leisure
AIM VI International Growth Series I         MFS/VIT High Income Series                Rydex Precious Metal
AIM VI International Growth Series II        MFS/VIT High Income Series Service        Rydex Retailing
AIM VI Money Market Series I                 Class                                     Rydex Telecommunications
AIM VI Premier Equity Series I               MFS/VIT Investors Trust Series            Rydex Transportation
AIM VI Premier Equity Series II              MFS/VIT Research Series
AIM VI Technology Series I                   MFS/VIT Total Return Series               T. ROWE PRICE ASSOCIATES, INC:

FRED ALGER MANAGEMENT, INC:                  MORGAN STANLEY INVESTMENT                 T. Rowe Price Equity Income Portfolio
                                             MANAGEMENT, INC:                          T. Rowe Price Mid-Cap Growth Portfolio
Alger American Income & Growth CIO                                                     T. Rowe Price Personal Strategy
Alger American MidCap Growth CIO             Morgan Stanley UIF Global Value           Balanced Portfolio
Alger American Small Capitalization CIO      Equity
                                             Morgan Stanley UIF US Mid Cap Value       VANKAMPEN MANAGEMENT:
COLUMBIA MANAGEMENT ADVISORS, INC.:          Morgan Stanley UIF US Real Estate
                                             Morgan Stanley UIF Value                  Van Kampen LIT Emerging Growth
Colonial Small Cap Value VS Class A                                                    Van Kampen LIT Growth & Income
Columbia High Yield Securities VS Class A    OPPENHEIMER FUNDS, INC:
Columbia International Fund VS Class A
Columbia Large Cap Growth Fund               Oppenheimer Core Bond Fund VA Class 2
(formerly Stein Roe Growth Stock VA          Oppenheimer Core Bond Fund VA
Class A)                                     Oppenheimer Capital Appreciation
                                             Fund VA
                                             Oppenheimer Global Securities VA
                                             Class 2
                                             Oppenheimer Main St Small Cap Fund VA


The Fixed Account I which is part of the General Account that offers a guaranteed fixed interest rate. The Fixed Account II, which is segregated from the General Account, offers various interest rates and time periods. The Fixed Accounts have not been registered under the Securities Act of 1933 nor have the Fixed Accounts been registered as an investment company under the Investment Company Act of 1940. The accompanying financial statements do not reflect amounts invested in the Fixed Accounts.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


The assets of the Variable Account are segregated from the Company's General Account and other separate accounts. The contractholder (before the maturity date, while the contractholder is still living or the contract is in force), may transfer all or part of any sub-account value to another sub-account(s) or to the Fixed Accounts, or transfer all or part of amounts in the Fixed Accounts to any sub-account(s).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

VALUATION OF INVESTMENTS - Investments in the Variable Account consist of shares of the Funds and are stated at fair value based on the reported net asset values of the Funds, which value their investment securities at fair value. Changes in the difference between fair value and cost are reflected as net unrealized gains (losses) in the accompanying financial statements.

INVESTMENT INCOME - Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date.

REALIZED INVESTMENT GAINS AND LOSSES - Realized investment gains and losses represent the difference between the proceeds from sales of Fund shares held by the Variable Account and the cost of such shares, which are determined using the first-in first-out cost method. Transactions are recorded on a trade date basis.

FEDERAL INCOME TAXES - Net investment income and realized gains and losses on investments of the Variable Account are taxable to contractholders generally upon distribution. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements. The Company will review periodically the status of this policy in the event of changes in the tax law. A charge may be made in future years for any federal income taxes that would be attributable to the Contracts.

DIVERSIFICATION REQUIREMENTS - Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract will not be treated as an annuity contract under Section 72 of the Code for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. The Company believes, based on the prospectuses of each of the Funds in which the Variable Account participates, that the Variable Account is in compliance with the diversification requirements of the Code.

USE OF ESTIMATES - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

In prior year financial statements, the Variable Account presented certain sub-accounts holding different series of shares of the same fund on a combined basis and reported them as one sub-account. In the current year these sub-accounts are reported as separate sub-accounts. The statement of changes in net assets for the year ended December 31, 2004 has been reclassified and reported as separate reporting sub-accounts to conform with the current year's presentation. Separating these sub-accounts had no effect on the net assets of the sub-accounts or the unit value of the contracts.

Additionally, certain amounts in the statement of changes in net assets for the year ended December 31, 2004, have been reclassified to conform with the current year's presentation. Such reclassifications do not impact previously reported changes in net assets.

As a result of typographical errors related to product heading captions in the financial statements for the year ended December 31, 2004, certain captions in the financial highlights have been revised from those previously reported. Within the financial highlights as of December 31, 2004 and for the year then ended, the Asset 1 and Asset 2 product heading was transposed with the Asset 1, Asset 2 and Choice heading. In addition, the Freedom product heading was transposed with the Select product heading. The underlying financial data has remained unchanged.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


Note 3. Purchases and Sales of Investments

The cost of purchases and proceeds from sales of investments for the year ended December 31, 2005, were as follows:

FUND                                              PURCHASES              SALES
----                                              ----------             -----
AIM VI Government Securities Series I         $          165,637   $           589,625
AIM VI Government Securities Series II                   223,629             1,188,239
AIM VI Core Equity Growth Series I                        81,486               416,621
AIM VI Core Equity Growth Series II                      172,528               637,710
AIM VI Financial Services Series I                       258,306               761,839
AIM VI Growth Series I                                    27,417               229,784
AIM VI Health Sciences Series I                           32,620               163,533
AIM VI International Growth Series I                     113,269               729,605
AIM VI International Growth Series II                    305,654             1,137,099
AIM VI Money Market Series I                           9,054,102             9,452,894
AIM VI Premier Equity Series I                           246,565             1,645,074
AIM VI Premier Equity Series II                            7,206                54,159
AIM VI Technology Series I                               327,021             1,056,631
Alger American Income & Growth CIO                       114,973               489,084
Alger American MidCap Growth CIO                         281,675               746,363
Alger American Small Capitalization CIO                  165,846               909,905
Colonial Newport Tiger VS Class A                            444                 5,674
Colonial Small Cap Value VS Class A                           90                   628
Colonial Strategic Income VS Class A                           -                   689
Columbia High Yield Securities VS Class A                      -                 7,462
Columbia International Fund VS Class A                        25                 5,249
Columbia Large Cap Growth Fund                             1,016                 9,689
Liberty Asset Allocation VS Class A                          276                   162
Liberty Growth & Income VS Class A                             -                   345
MFS/VIT Utility Series                                    62,568               181,634
MFS/VIT Capital Opportunities Series                      92,846               211,092
MFS/VIT High Income Series                             5,061,630             6,588,325
MFS/VIT High Income Series Service Class                 154,921               236,580
MFS/VIT Investors Trust Series                            95,836               616,165
MFS/VIT Research Series                                   33,105               129,809
MFS/VIT Total Return Series                              676,427             1,304,946
Morgan Stanley UIF Global Value Equity                   289,646               588,617
Morgan Stanley UIF US Mid Cap Value                      177,009               734,952
Morgan Stanley UIF US Real Estate                        170,675               503,569
Morgan Stanley UIF Value                                 370,167               360,125
Oppenheimer Core Bond Fund VA Class 2                    639,286             1,588,052
Oppenheimer Core Bond Fund VA                            326,161               699,056
Oppenheimer Capital Appreciation Fund VA                 505,451             1,387,316
Oppenheimer Global Securities VA Class 2                  53,010                24,937
Oppenheimer Main St Small Cap Fund VA                    146,155               479,688
Rydex Basic Materials                                      3,438                45,291
Rydex Consumer Products                                   93,942               307,116
Rydex Energy                                              99,625               794,605
Rydex Energy Services                                     10,019                16,237
Rydex Financial Services                                      89                 9,416
Rydex Health Care                                         83,830               634,017
Rydex Leisure                                             76,469                68,637
Rydex Precious Metal                                      85,008               184,361
Rydex Retailing                                          263,978               684,478
Rydex Telecommunications                                  51,038               105,324
Rydex Transportation                                     162,298               374,696
T. Rowe Price Equity Income Portfolio                     45,184                96,962
T. Rowe Price Mid-Cap Growth Portfolio                    38,849                76,102
T. Rowe Price Personal Strategy Balanced
Portfolio                                                  8,171               100,548
Van Kampen LIT Emerging Growth                            42,806               158,104
Van Kampen LIT Growth & Income                           206,425               702,980

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 4. CHARGES AND DEDUCTIONS

The Company deducts charges and other expenses associated with the contracts that reduce the return of the investments in the contracts. These deductions are outlined below for each of the six contracts.

The Company permits 12 transfers between and among the sub-accounts per contract year without an assessment of a fee. For each additional transfer, the Company charges $25 at the time each such transfer is processed. The fee is deducted from the amount being transferred.

     --------------------------------------------------------------------------------------------------
       PRODUCT       ANNUAL ADMINISTRATION      SURRENDER          DAILY EXPENSE CHARGE        SALES
                            CHARGE               CHARGES                                      CHARGES
     -------------  -----------------------  ---------------  -----------------------------  -----------
     SELECT         None                     8% - year 1      1.65% of assets                None
                                             6% - year 2
                                             4% - year 3
                                             0%-year 4+

     -------------  -----------------------  ---------------  -----------------------------  -----------
     ASSET I        $40 - year 1-7 **        7% - year 1-2    1.40% of assets for year       None
                    $ 0 - year 8+            6% - year 3      1-7*
                                             5% - year 4      1.25% of assets for year 8+*
                                             4% - year 5
                                             3% - year 6
                                             1% - year 7
                                             0% - year 8+
     -------------  -----------------------  ---------------  -----------------------------  -----------
     ASSET II       $40 - year 1-7           None             1.40% of assets for year       None
                    $ 0 - year 8+                             1-7*
                                                              1.25% of assets for year 8+*

     -------------  -----------------------  ---------------  -----------------------------  -----------
     CHOICE         $40 - year 1-7 **        7% - year 1-2    1.40% of assets                None
                    $ 0 - year 8+            6% - year 3
                                             5% - year 4
                                             4% - year 5
                                             3% - year 6
                                             1% - year 7
                                             0% - year 8+
     -------------  -----------------------  ---------------  -----------------------------  -----------
     FREEDOM        None                     None             1.55% of assets                None
     -------------  -----------------------  ---------------  -----------------------------  -----------
     PLUS           $40 - year 1-7 **        8.5% - year 1-2  1.60% of assets for year 1- 7  None
                    $ 0 - year 8+            5.5% - year 3    1.40% of assets for year 8+
                                             5% - year 4
                                             4% - year 5
                                             3% - year 6
                                             1% - year 7
                                             0% - year 8+
     --------------------------------------------------------------------------------------------------

* For contracts purchased prior to May 1, 2001, asset-based charges are deducted on a monthly basis during the accumulation phase. For contracts purchased on or after May 1, 2001, Asset-Based charges are deductible daily, as a percentage of the assets of the Variable Account.

** Applicable if contract value is below $50,000.

Certain states and municipalities impose tax on the Contracts with respect to the receipt of annuity considerations. This tax ranges from 0% to 3.5% of such considerations.

Additionally, the Company deducts a monthly charge on account values for optional riders, at an annual rate ranging from 0.05% to 0.55%.

The Company and its affiliates receive fees from the Funds or their investment advisors, administrators and distributors for providing distribution, administrative or other services to the Funds.

                      SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 5.  CHANGES IN UNITS OUTSTANDING

The changes in units outstanding for the years ended December 31, 2005 and 2004 were as follows:

                                              ------------------------------------------------------------------------------------
                                                                2005                                       2004
                                              ------------------------------------------------------------------------------------
FUND                                                                                                                      NET
                                                  UNITS         UNITS      NET INCREASE      UNITS         UNITS        INCREASE
                                                  ISSUED*      REDEEMED*    (DECREASE)*     ISSUED*      REDEEMED*     (DECREASE)*
--------------------------------------------- ------------- ------------- -------------- ------------- ------------- -------------
AIM VI Growth Series I                                124        18,887        (18,763)       78,373        13,883        (64,490)
AIM VI Core Equity Growth Series I                  2,864        44,806        (41,942)          882        39,200        (38,318)
AIM VI Core Equity Growth Series II                 4,779        44,360        (39,581)          777        49,893        (49,116)
AIM VI Financial Services Series I                 15,396        58,148        (42,752)           47        76,555        (76,508)
AIM VI Government Securities, Series I              2,577        39,176        (36,599)        6,740        64,913        (58,173)
AIM VI Government Securities, Series II             7,151       100,895        (93,744)          928       103,791       (102,863)
AIM VI Health Sciences Series I                     1,525        13,283        (11,758)        2,762        18,870        (16,108)
AIM VI International Growth, Series I                  55       198,290       (198,235)          321        59,514        (59,193)
AIM VI International Growth, Series II             88,426             -         88,426           389       118,901       (118,512)
AIM VI Money Market, Series I                     343,729       399,040        (55,311)      280,266       457,195       (176,929)
AIM VI Premier Equity, Series I                     8,525       154,577       (146,052)          787       119,003       (118,216)
AIM VI Premier Equity, Series II                        -         4,736         (4,736)            -         7,282         (7,282)
AIM VI Technology Series I                         25,759       113,189        (87,430)        9,121       152,633       (143,512)
Alger American Income & Growth CIO                  5,485        41,800        (36,315)        9,783        33,033        (23,250)
Alger American MidCap Growth CIO                    4,335        42,500        (38,165)       16,435        32,974        (16,539)
Alger American Small Capitalization CIO             3,246        84,962        (81,716)          444        78,015        (77,571)
Colonial Small Cap Value VS Class A                     -            24            (24)            -            25            (25)
Colonial Newport Tiger VS Class A                       -           473           (473)            -             7             (7)
Columbia High Yield Securities VS Class A               -           642           (642)            -           229           (229)
Colonial Strategic Income VS Class A                    -            47            (47)            -            69            (69)
Columbia International Fund VS Class A                  -           319           (319)            -           943           (943)
Columbia Large Cap Growth Fund                        147         1,572         (1,425)            -           867           (867)
Liberty Asset Allocation VS Class A                     -            15            (15)            -           512           (512)
Liberty Growth & Income VS Class A                      -            29            (29)            -            29            (29)
MFS/VIT Capital Opportunities Series                7,297        21,106        (13,809)           59        23,032        (22,973)
MFS/VIT High Income Series                         48,827       176,166       (127,339)          140       141,455       (141,315)
MFS/VIT High Income Series Service Class            2,154        25,384        (23,230)           50        15,611        (15,561)
MFS/VIT Investors Trust Series                      1,478        55,354        (53,876)          369        52,627        (52,258)
MFS/VIT Research Series                               880        10,192         (9,312)          346        10,140         (9,794)
MFS/VIT Total Return Series                        16,950        85,032        (68,082)       54,668        63,347         (8,679)
MFS/VIT Utilities Series                              983         8,921         (7,938)            4        14,116        (14,112)
Morgan Stanley UIF Global Value Equity                399        24,568        (24,169)        1,546         8,788         (7,242)
Morgan Stanley UIF U.S. Mid Cap Value               2,240        41,031        (38,791)        1,388        40,610        (39,222)
Morgan Stanley UIF U.S. Real Estate                   503        21,252        (20,749)           24        59,260        (59,236)
Morgan Stanley UIF Value                           16,565        22,759         (6,194)        6,930        20,276        (13,346)
Oppenheimer Core Bond Fund VA                       7,912       100,366        (92,454)        4,090        82,641        (78,551)
Oppenheimer Core Bond Fund VA Class 2              10,118        49,182        (39,064)           77       125,305       (125,228)
Oppenheimer Capital Appreciation Fund VA           28,353       105,522        (77,169)          302       128,503       (128,201)
Oppenheimer Global Securities VA Class 2            3,786         1,316          2,470         5,682         2,032          3,650
Oppenheimer Main Street Small Cap Fund VA           3,788        25,146        (21,358)        4,590        19,629        (15,039)
Rydex Basic Materials                                   -         3,779         (3,779)        4,754            55          4,699
Rydex Consumer Products                             2,226        22,450        (20,224)           14        35,507        (35,493)
Rydex Energy                                          146        46,869        (46,723)          136        61,696        (61,560)
Rydex Energy Services                                 776           982           (206)        2,204           786          1,418
Rydex Financial Services                                -           845           (845)          884            40            844
Rydex Health Care                                   1,266        48,722        (47,456)           47        59,712        (59,665)
Rydex Leisure                                       2,443         2,719           (276)          113         6,034         (5,921)
Rydex Precious Metals                               3,124        10,392         (7,268)        4,025        16,249        (12,224)
Rydex Retailing                                     7,136        44,596        (37,460)           49        73,130        (73,081)
Rydex Telecommunications                              527         7,099         (6,572)            4         9,414         (9,410)
Rydex Transportation                                4,510        24,751        (20,241)           14        37,381        (37,367)
T Rowe Price Equity Income Portfolio                    -         6,227         (6,227)           71         4,997         (4,926)
T Rowe Price Mid Cap Growth Portfolio                   -         3,904         (3,904)            -         7,436         (7,436)
T Rowe Price Personal Strategy Balance
Portfolio                                               -         7,069         (7,069)          448         1,097           (649)
Van Kampen LIT Emerging Growth                        105        12,104        (11,999)        2,497        10,943         (8,446)
Van Kampen LIT Growth & Income                      3,033        44,388        (41,355)       10,590        18,302         (7,712)

* Units issued and redeemed are presented net of transfers

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 6.  FINANCIAL HIGHLIGHTS

A summary of unit value, number of outstanding units and net assets for the variable annuity contracts, the investment income ratio, expense ratio, and total return, excluding expenses of the underlying Funds, for each of the five years in the period ended December 31, 2005, are as follows. Unit Values are rounded to two decimal places.

                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2005                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
ASSET1, ASSET2
AIM VI Growth Series I                            2,158  $  11.65    $     25          0.00%      1.40%       7.45%
AIM VI Core Equity Growth, Series I              42,944      8.91         383          1.47%      1.40%       5.28%
AIM VI Government Securities, Series I           26,347     13.45         354          3.13%      1.40%       1.68%
AIM VI International Growth, Series I            36,160     14.34         519          0.62%      1.40%      17.93%
AIM VI Money Market, Series I                   130,181     10.36       1,356          2.51%      1.40%       2.55%
AIM VI Premier Equity, Series I                  63,762      8.92         569          0.80%      1.40%       5.60%
Alger American Income & Growth CIO               12,027     11.73         141          1.10%      1.40%       3.44%
Alger American MidCap Growth CIO                 21,866     16.69         365          0.00%      1.40%       9.84%
Alger American Small Capitalization CIO          29,137      8.71         254          0.00%      1.40%      16.89%
Colonial Small Cap Value VS Class A               1,682     27.19          46          0.00%      1.40%       5.63%
Columbia High Yield Securities VS Class A           174     11.91           2          0.00%      1.40%       2.55%
Columbia International Fund VS Class A              121     17.44           2          0.00%      1.40%      13.12%
Columbia Large Cap Growth Fund                    4,441      6.67          30          0.58%      1.40%       4.76%
Liberty Asset Allocation VS Class A                 984     11.68          12          2.50%      1.40%       6.52%
Liberty Growth & Income VS Class A                1,965     12.69          25          0.00%      1.40%       6.39%
MFS/VIT Capital Opportunities Series              6,483      8.53          55          0.78%      1.40%       1.70%
MFS/VIT High Income Series                       15,040     13.04         196          7.17%      1.40%       2.13%
MFS/VIT Investors Trust Series                   14,570     10.15         148          0.59%      1.40%       7.28%
MFS/VIT Research Series                          13,735      9.63         132          0.48%      1.40%       7.81%
MFS/VIT Total Return Series                      25,423     14.45         367          2.12%      1.40%       2.84%
Morgan Stanley UIF Global Value Equity            3,162     14.49          46          1.03%      1.40%       5.85%
Morgan Stanley UIF U.S. Mid Cap Value            11,074     17.68         196          0.30%      1.40%      12.34%
Morgan Stanley UIF Value                          1,327     16.21          22          1.33%      1.40%       4.55%
Oppenheimer Core Bond Fund VA                    22,509     14.22         320          5.26%      1.40%       2.58%
Oppenheimer Capital Appreciation Fund VA         29,613     12.95         383          1.00%      1.40%       5.12%
Oppenheimer Main Street Small Cap Fund VA        13,888     20.70         288          0.00%      1.40%       9.93%
T Rowe Price Equity Income Portfolio              5,505     15.48          85          1.56%      1.40%       3.94%
T Rowe Price Mid Cap Growth Portfolio             9,806     19.83         194          0.00%      1.40%      14.70%
T Rowe Price Personal Strategy Balanced
Portfolio                                         2,019     14.56          29          1.84%      1.40%       6.42%

ASSET1, ASSET2, CHOICE
AIM VI Growth Series I                           35,771  $  11.38    $    408          0.00%      1.40%       5.93%
AIM VI Core Equity Growth, Series I             100,344      8.33         836          1.31%      1.40%       3.85%
AIM VI Core Equity Growth, Series II             58,563     12.29         721          1.22%      1.40%       3.60%
AIM VI Financial Services Series I               98,653     11.62       1,147          1.34%      1.40%       4.44%
AIM VI Government Securities, Series I          123,798     12.60       1,560          2.91%      1.40%       0.26%
AIM VI Government Securities, Series II          91,276     10.68         977          2.62%      1.40%      -0.02%
AIM VI Health Sciences Series I                  58,472     10.85         635          0.00%      1.40%       6.63%
AIM VI International Growth, Series I           109,878     13.58       1,492          0.58%      1.40%      16.25%
AIM VI International Growth, Series II           84,809     15.18       1,289          0.56%      1.40%      16.04%
AIM VI Money Market, Series I                   412,045      9.98       4,134          2.49%      1.40%       1.07%
AIM VI Premier Equity, Series I                 295,836      8.32       2,464          0.79%      1.40%       4.13%
AIM VI Premier Equity, Series II                  6,074      9.67          59          0.59%      1.40%       3.87%
AIM VI Technology Series I                      229,550      5.65       1,297          0.00%      1.40%       0.84%
Alger American Income & Growth CIO               52,085     11.01         573          1.05%      1.40%       2.00%
Alger American MidCap Growth CIO                 96,654     16.27       1,573          0.00%      1.40%       8.28%
Alger American Small Capitalization CIO         135,889      8.27       1,125          0.00%      1.40%      15.29%
MFS/VIT Capital Opportunities Series             56,461      8.09         457          0.77%      1.40%       0.21%
MFS/VIT High Income Series                      144,895     12.25       1,776          5.29%      1.40%       0.73%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2005                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
ASSET1, ASSET2, CHOICE (con't)
MFS/VIT High Income Series, Service Class        27,537  $  12.43    $    342          6.02%      1.40%       0.61%
MFS/VIT Investors Trust Series                  108,392      9.47       1,029          0.57%      1.40%       5.82%
MFS/VIT Research Series                          31,997      9.00         288          0.47%      1.40%       6.29%
MFS/VIT Total Return Series                     247,223     13.50       3,337          2.07%      1.40%       1.41%
MFS/VIT Utilities Series                          6,726     15.88         107          0.49%      1.40%      14.97%
Morgan Stanley UIF Global Value Equity           39,942     13.47         538          0.86%      1.40%       4.32%
Morgan Stanley UIF U.S. Mid Cap Value            73,329     16.85       1,236          0.31%      1.40%      10.71%
Morgan Stanley UIF U.S. Real Estate              20,848     18.99         396          1.20%      1.40%      15.39%
Morgan Stanley UIF Value                         73,515     15.05       1,107          1.36%      1.40%       3.13%
Oppenheimer Core Bond Fund VA                   185,458     13.27       2,463          5.34%      1.40%       1.15%
Oppenheimer Core Bond Fund VA Class 2            34,017     11.85         403          5.34%      1.40%       0.94%
Oppenheimer Capital Appreciation Fund VA        218,571     12.33       2,694          0.96%      1.40%       3.66%
Oppenheimer Global Securities VA Class 2          5,117     14.04          72          0.84%      1.40%      12.46%
Oppenheimer Main Street Small Cap Fund VA        42,015     19.94         838          0.00%      1.40%       8.39%
Rydex Consumer Products                          24,292     11.45         278          0.51%      1.40%      -1.78%
Rydex Energy                                     22,862     17.42         399          0.02%      1.40%      36.61%
Rydex Energy Services                             2,009     16.12          32          0.00%      1.40%      46.27%
Rydex Health Care                                56,165     11.78         662          0.00%      1.40%       9.10%
Rydex Leisure                                     3,500     11.56          40          0.00%      1.40%      -6.19%
Rydex Precious Metals                            10,241     15.01         154          0.00%      1.40%      19.15%
Rydex Retailing                                  60,940     11.24         685          0.00%      1.40%       4.02%
Rydex Telecommunications                          6,506     11.95          78          0.00%      1.40%      -0.27%
Rydex Transportation                             24,808     13.07         324          0.00%      1.40%       6.93%
T Rowe Price Equity Income Portfolio             42,846     14.36         615          1.54%      1.40%       2.47%
T Rowe Price Mid Cap Growth Portfolio            25,039     19.01         476          0.00%      1.40%      13.13%
T Rowe Price Personal Strategy Balanced
Portfolio                                        11,616     13.65         159          1.73%      1.40%       4.92%
Van Kampen LIT Emerging Growth                   11,442      9.90         113          0.02%      1.40%       6.14%
Van Kampen LIT Growth & Income                   46,916     13.70         643          0.95%      1.40%       8.15%

PLUS
AIM VI Growth Series I                            4,943  $  11.34    $     56          0.00%      1.60%       5.77%
AIM VI Core Equity Growth, Series II             46,568     12.18         568          1.23%      1.60%       3.41%
AIM VI Financial Services Series I               53,940     12.76         689          1.33%      1.60%       4.22%
AIM VI Government Securities, Series II          60,227     10.59         639          2.84%      1.60%      -0.22%
AIM VI Health Sciences Series I                  15,371     10.91         168          0.00%      1.60%       6.37%
AIM VI International Growth, Series II           84,252     15.05       1,270          0.61%      1.60%       0.00%
AIM VI Money Market, Series I                   177,131      9.92       1,767          2.49%      1.60%       0.83%
AIM VI Premier Equity, Series I                  87,449     12.75       1,116          0.82%      1.60%       3.96%
AIM VI Premier Equity, Series II                 13,135      9.59         126          0.63%      1.60%       3.65%
AIM VI Technology Series I                       77,803      9.68         753          0.00%      1.60%       0.57%
Alger American Income & Growth CIO               23,325     10.07         235          1.10%      1.60%       1.75%
Alger American MidCap Growth CIO                 45,019     13.69         616          0.00%      1.60%       8.10%
Alger American Small Capitalization CIO          32,273     15.22         492          0.00%      1.60%      15.05%
MFS/VIT Capital Opportunities Series              9,996     10.79         108          0.75%      1.60%       0.02%
MFS/VIT High Income Series                      132,220     13.29       1,758          7.19%      1.60%       0.54%
MFS/VIT High Income Series, Service Class        35,296     12.33         435          6.36%      1.60%       0.43%
MFS/VIT Investors Trust Series                   35,183     11.32         399          0.55%      1.60%       5.57%
MFS/VIT Research Series                           2,834     11.92          34          0.56%      1.60%       6.12%
MFS/VIT Total Return Series                      54,043     12.28         664          1.96%      1.60%       1.16%
MFS/VIT Utilities Series                          6,926     15.76         109          0.48%      1.60%      14.69%
Morgan Stanley UIF Global Value Equity           26,628     12.58         335          0.93%      1.60%       4.12%
Morgan Stanley UIF U.S. Mid Cap Value            35,740     14.20         508          0.32%      1.60%      10.53%
Morgan Stanley UIF U.S. Real Estate              14,486     18.85         273          1.11%      1.60%      15.16%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2005                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
PLUS (con't)
Morgan Stanley UIF Value                         16,297  $  13.01    $    212          1.33%      1.60%       2.93%
Oppenheimer Core Bond Fund VA                    85,583     11.49         984          4.94%      1.60%       0.93%
Oppenheimer Core Bond Fund VA Class 2            63,687     11.76         749          5.10%      1.60%       0.71%
Oppenheimer Capital Appreciation Fund VA         79,109     11.16         883          0.92%      1.60%       3.44%
Oppenheimer Global Securities VA Class 2          2,633     13.93          37          0.41%      1.60%      12.25%
Oppenheimer Main Street Small Cap Fund VA        14,658     17.15         251          0.00%      1.60%       8.18%
Rydex Basic Materials                               930     12.51          12          0.42%      1.60%       2.37%
Rydex Consumer Products                          20,831     11.37         237          0.49%      1.60%      -2.01%
Rydex Energy                                     13,154     17.29         228          0.00%      1.60%      36.33%
Rydex Energy Services                               983     16.00          16          0.00%      1.60%      45.97%
Rydex Health Care                                37,072     11.70         434          0.00%      1.60%       8.89%
Rydex Leisure                                     5,109     11.47          59          0.00%      1.60%      -6.36%
Rydex Precious Metals                             4,955     14.90          74          0.00%      1.60%      18.92%
Rydex Retailing                                  37,475     11.16         418          0.00%      1.60%       3.82%
Rydex Telecommunications                          4,841     11.86          57          0.00%      1.60%      -0.43%
Rydex Transportation                             20,106     12.97         261          0.00%      1.60%       6.74%
Van Kampen LIT Emerging Growth                    3,332      9.82          33          0.01%      1.60%       5.92%
Van Kampen LIT Growth & Income                   47,270     13.59         643          0.84%      1.60%       7.99%

SELECT
AIM VI Growth Series I                            2,097  $  11.33    $     24          0.00%      1.65%       5.68%
AIM VI Core Equity Growth, Series II             12,666     12.15         154          0.82%      1.65%       3.36%
AIM VI Financial Services Series I               59,478     12.73         757          1.22%      1.65%       4.16%
AIM VI Government Securities, Series II          23,953     10.56         253          1.75%      1.65%      -0.25%
AIM VI Health Sciences Series I                   4,101     10.89          45          0.00%      1.65%       6.35%
AIM VI International Growth, Series II           25,846     15.02         389          0.43%      1.65%       0.00%
AIM VI Money Market, Series I                    62,696      9.91         625          2.42%      1.65%       0.79%
AIM VI Premier Equity, Series I                  17,874     12.73         228          0.44%      1.65%       3.91%
AIM VI Premier Equity, Series II                  6,230      9.57          59          0.58%      1.65%       3.65%
AIM VI Technology Series I                      106,015      9.65       1,023          0.00%      1.65%       0.46%
Alger American Income & Growth CIO                3,331     10.05          33          1.36%      1.65%       1.74%
Alger American MidCap Growth CIO                  3,727     13.66          51          0.00%      1.65%       8.04%
Alger American Small Capitalization CIO           4,474     15.19          68          0.00%      1.65%      14.98%
MFS/VIT Capital Opportunities Series                337     10.77           4          0.98%      1.65%      -0.01%
MFS/VIT High Income Series                       11,868     13.26         157          8.25%      1.65%       0.48%
MFS/VIT High Income Series, Service Class        19,090     12.31         235          6.60%      1.65%       0.40%
MFS/VIT Investors Trust Series                    9,105     11.29         103          0.61%      1.65%       5.53%
MFS/VIT Research Series                             521     11.89           6          0.47%      1.65%       5.98%
MFS/VIT Total Return Series                      28,067     12.25         344          2.05%      1.65%       1.11%
MFS/VIT Utilities Series                          5,791     15.73          91          0.48%      1.65%      14.64%
Morgan Stanley UIF Global Value Equity            1,718     12.55          22          0.70%      1.65%       4.06%
Morgan Stanley UIF U.S. Mid Cap Value            14,436     14.17         205          0.31%      1.65%      10.47%
Morgan Stanley UIF U.S. Real Estate              25,807     18.82         486          1.23%      1.65%      15.15%
Morgan Stanley UIF Value                          5,110     12.98          66          1.03%      1.65%       2.87%
Oppenheimer Core Bond Fund VA                    19,349     11.46         222          5.28%      1.65%       0.89%
Oppenheimer Core Bond Fund VA Class 2            71,544     11.74         840          7.54%      1.65%       0.69%
Oppenheimer Capital Appreciation Fund VA          9,735     11.14         108          1.42%      1.65%       3.40%
Oppenheimer Global Securities VA Class 2          2,208     13.90          31          0.83%      1.65%      12.22%
Oppenheimer Main Street Small Cap Fund VA         5,815     17.11         100          0.00%      1.65%       8.08%
Rydex Basic Materials                                47     12.49           1          0.13%      1.65%       2.34%
Rydex Consumer Products                          22,782     11.35         259          0.52%      1.65%      -2.03%
Rydex Energy                                     19,368     17.25         334          0.02%      1.65%      36.29%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2005                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
SELECT (con't)
Rydex Energy Services                               920  $  15.97    $     15          0.00%      1.65%      45.83%
Rydex Financial Services                            107     11.63           1          0.45%      1.65%       1.66%
Rydex Health Care                                49,690     11.67         580          0.00%      1.65%       8.79%
Rydex Leisure                                     3,154     11.45          36          0.00%      1.65%      -6.46%
Rydex Precious Metals                             9,538     14.87         142          0.00%      1.65%      18.89%
Rydex Retailing                                  54,865     11.14         611          0.00%      1.65%       3.72%
Rydex Telecommunications                          6,287     11.84          74          0.00%      1.65%      -0.54%
Rydex Transportation                             22,914     12.94         297          0.00%      1.65%       6.72%
Van Kampen LIT Emerging Growth                    7,763      9.80          76          0.02%      1.65%       5.92%
Van Kampen LIT Growth & Income                    7,934     13.56         108          1.39%      1.65%       7.93%

FREEDOM
AIM VI Growth Series I                              758  $  11.35    $      9          0.00%      1.55%       5.86%
AIM VI Core Equity Growth, Series II              8,820     12.21         108          1.27%      1.55%       3.45%
AIM VI Financial Services Series I                8,524     12.78         109          1.41%      1.55%       4.27%
AIM VI Government Securities, Series II          15,333    10.61          163          2.99%      1.55%      -0.19%
AIM VI Health Sciences Series I                   1,695     10.94          19          0.00%      1.55%       6.50%
AIM VI International Growth, Series II            7,797     15.08         118          0.59%      1.55%       0.00%
AIM VI Money Market, Series I                    17,260      9.93         172          2.41%      1.55%       0.96%
AIM VI Premier Equity, Series I                  11,761     12.76         150          0.86%      1.55%       4.02%
AIM VI Premier Equity, Series II                  1,180      9.61          11          0.64%      1.55%       3.76%
AIM VI Technology Series I                       13,999      9.70         136          0.00%      1.55%       0.58%
Alger American Income & Growth CIO                1,848     10.10          19          1.32%      1.55%       1.87%
Alger American MidCap Growth CIO                  2,356     13.71          32          0.00%      1.55%       8.16%
Alger American Small Capitalization CIO           3,754     15.25          57          0.00%      1.55%      15.04%
MFS/VIT High Income Series                        3,283     13.32          44          6.57%      1.55%       0.61%
MFS/VIT High Income Series, Service Class         1,235     12.36          15          6.50%      1.55%       0.45%
MFS/VIT Investors Trust  Series                   4,013     11.34          46          0.56%      1.55%       5.69%
MFS/VIT Research Series                             320     11.94           4          0.78%      1.55%       6.16%
MFS/VIT Total Return Series                       4,255     12.31          52          2.80%      1.55%       1.21%
MFS/VIT Utilities Series                          2,213     15.79          35          0.51%      1.55%      14.74%
Morgan Stanley UIF Global Value Equity            1,484     12.60          19          1.01%      1.55%       4.17%
Morgan Stanley UIF U.S. Mid Cap Value             4,632     14.23          66          0.30%      1.55%      10.60%
Morgan Stanley UIF U.S. Real Estate               1,949     18.89          37          1.13%      1.55%      15.23%
Morgan Stanley UIF Value                          2,571     13.04          34          1.30%      1.55%       2.99%
Oppenheimer Core Bond Fund VA                    13,848     11.51         160          5.69%      1.55%       0.97%
Oppenheimer Core Bond Fund VA Class 2             6,157     11.78          73          5.48%      1.55%       0.72%
Oppenheimer Capital Appreciation Fund VA            953     11.18          11          1.26%      1.55%       3.47%
Oppenheimer Main Street Small Cap Fund VA           593     17.18          10          0.00%      1.55%       8.21%
Rydex Consumer Products                           5,328     11.39          61          0.51%      1.55%      -1.91%
Rydex Energy                                      1,873     17.32          32          0.02%      1.55%      36.38%
Rydex Health Care                                 8,020     11.72          94          0.00%      1.55%       8.89%
Rydex Leisure                                        46     11.49           1          0.00%      1.55%      -6.34%
Rydex Precious Metals                             1,238     14.93          18          0.00%      1.55%      19.05%
Rydex Retailing                                   6,600     11.18          74          0.00%      1.55%       3.82%
Rydex Telecommunications                          1,348     11.88          16          0.00%      1.55%      -0.41%
Rydex Transportation                              5,440     12.99          71          0.00%      1.55%       6.77%
Van Kampen LIT Emerging Growth                    1,692      9.84          17          0.10%      1.55%       6.03%
Van Kampen LIT Growth & Income                    2,662     13.61          36          0.85%      1.55%       8.05%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2004                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
ASSET1, ASSET2
AIM VI Government Securities Series I            29,246  $  13.23    $    387          3.23%      1.40%       2.56%
AIM VI Growth Series I                            2,724     10.84          30          5.04%      1.40%      -6.79%
AIM VI Core Equity Growth Series I               49,348      8.46         417          0.91%      1.40%       8.97%
AIM VI International Growth Series I             44,447     12.16         540          0.63%      1.40%      24.00%
AIM VI Money Market Series I                    131,825     10.10       1,332          0.67%      1.40%       0.69%
AIM VI Premier Equity Series I                   81,035      8.45         684          0.46%      1.40%       5.77%
Alger American Income & Growth CIO               15,963    11.34          181          0.53%      1.40%       7.85%
Alger American MidCap Growth CIO                 26,931     15.19         409          0.00%      1.40%      13.04%
Alger American Small Capitalization CIO          34,863      7.45         260          0.00%      1.40%      16.57%
Colonial Newport Tiger VS Class A                   473     11.84           6          1.34%      1.40%      16.30%
Colonial Small Cap Value VS Class A               1,706    25.74           44          0.47%      1.40%      22.70%
Colonial Strategic Income VS Class A                 47     14.83           1          4.95%      1.40%      10.16%
Columbia High Yield Securities VS Class A           816     11.61          10          1.35%      1.40%       7.12%
Columbia International Fund VS Class A              440     15.42           7          1.22%      1.40%      13.73%
Liberty Asset Allocation VS Class A                 999     10.97          11          2.45%      1.40%       9.99%
Liberty Growth & Income VS Class A                1,994     11.93          24          1.86%      1.40%      13.76%
MFS/VIT Capital Opportunities Series              7,491      8.39          63          0.37%      1.40%      12.46%
MFS/VIT High Income Series                       12,289     12.77         157          4.89%      1.40%       9.15%
MFS/VIT Investors Trust Series                   19,662      9.46         186          0.66%      1.40%      11.36%
MFS/VIT Research Series                          17,051      8.93         152          1.06%      1.40%      15.85%
MFS/VIT Total Return Series                      41,915     14.05         589          1.66%      1.40%      11.32%
Morgan Stanley UIF Global Value Equity            5,464     13.69          75          0.77%      1.40%      13.54%
Morgan Stanley UIF US Mid Cap Value              11,144     15.74         175          0.02%      1.40%      14.59%
Morgan Stanley UIF Value                          1,372     15.50          21          4.12%      1.40%      17.83%
Oppenheimer Core Bond Fund VA                    27,268     13.86         378          4.71%      1.40%       5.49%
Oppenheimer Capital Appreciation Fund VA         40,404     12.32         498          0.32%      1.40%       6.94%
Oppenheimer Main St Small Cap Fund VA            16,761     18.83         316          0.00%      1.40%      19.42%
Stein Roe Growth Stock VS Class A                 5,866      6.37          37          0.16%      1.40%      -1.95%
T. Rowe Price Equity Income Portfolio             6,039     14.89          90          1.55%      1.40%      14.92%
T. Rowe Price Mid-Cap Growth Portfolio           11,833     17.29         205          0.00%      1.40%      18.34%
T. Rowe Price Personal Strategy Balanced
Portfolio                                         6,197     13.68          85          1.56%      1.40%      12.80%

ASSET1, ASSET2, CHOICE
AIM VI Government Securities Series I           157,498  $  12.57    $  1,980          3.29%      1.40%       1.13%
AIM VI Financial Services Series 1              110,697     11.13       1,232          0.69%      1.40%       7.15%
AIM VI Health Sciences Series 1                  65,647     10.18         668          0.00%      1.40%       6.06%
AIM VI Core Equity Growth Series I              135,882      8.02       1,090          0.93%      1.40%       7.44%
AIM VI Core Equity Series II                     76,860     11.86         911          0.72%      1.40%       7.15%
AIM VI Government Security Series II            137,523     10.68       1,469          2.88%      1.40%       0.83%
AIM VI Growth Series I                           48,007     10.74         516          3.99%      1.40%       9.65%
AIM VI International Growth Series I            150,901     11.68       1,762          0.62%      1.40%      22.27%
AIM VI International Growth Series II           114,278     13.08       1,494          0.47%      1.40%      21.97%
AIM VI Money Market Series I                    379,116      9.87       3,741          0.66%      1.40%      -0.72%
AIM VI Premier Equity Series I                  374,110      7.99       2,988          0.44%      1.40%       4.29%
AIM VI Premier Equity Series II                   8,310      9.31          77          0.29%      1.40%       4.02%
AIM VI Technology Series 1                      263,835      5.60       1,479          0.00%      1.40%       3.17%
Alger American Income & Growth CIO               69,315     10.79         748          0.55%      1.40%       6.34%
Alger American MidCap Growth CIO                111,860     15.03       1,681          0.00%      1.40%      11.46%
Alger American Small Capitalization CIO         194,640      7.17       1,396          0.00%      1.40%      14.94%
MFS/VIT Utility Series                            9,572     13.81         132          1.64%      1.40%      28.03%
MFS/VIT Capital Opportunities Series             66,337      8.07         535          0.37%      1.40%      10.89%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2004                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
ASSET1, ASSET2, CHOICE (con't)
MFS/VIT High Income Series                       33,810  $  12.35    $    418          6.28%      1.40%       7.30%
MFS/VIT High Income Series                      256,214     12.16       3,115          6.51%      1.40%       7.62%
MFS/VIT Investors Trust Series                  144,603      8.95       1,294          0.63%      1.40%       9.80%
MFS/VIT Research Series                          33,901      8.47         287          1.07%      1.40%      14.23%
MFS/VIT Total Return Series                     265,277     13.31       3,532          1.64%      1.40%       9.76%
Morgan Stanley UIF Global Value Equity           57,999     12.91         749          0.55%      1.40%      11.95%
Morgan Stanley UIF US Mid Cap Value              96,410     15.22       1,467          0.02%      1.40%      12.99%
Morgan Stanley UIF US Real Estate                27,489     16.46         452          3.50%      1.40%      34.49%
Morgan Stanley UIF Value                         67,773     14.59         989          4.16%      1.40%      16.19%
Oppenheimer Core Bond Fund VA                   227,601     13.12       2,986          4.70%      1.40%       4.02%
Oppenheimer Core Bond Fund VA Class 2            47,374     11.74         556          4.59%      1.40%       3.75%
Oppenheimer Capital Appreciation Fund VA        258,651     11.89       3,076          0.31%      1.40%       5.44%
Oppenheimer Global Securities VA Class 2          5,125     12.48          64          0.34%      1.40%      17.21%
Oppenheimer Main St Small Cap Fund VA            45,922     18.40         845          0.00%      1.40%      17.75%
Rydex Basic Materials                             2,310     12.29          28          0.03%      1.40%      19.14%
Rydex Consumer Products                          27,986     11.66         326          0.02%      1.40%      11.72%
Rydex Energy                                     38,949     12.75         497          0.00%      1.40%      30.42%
Rydex Energy Services                             2,825     11.02          31          0.27%      1.40%      31.87%
Rydex Health Care                                66,658     10.80         720          0.00%      1.40%       4.74%
Rydex Leisure                                     3,868     12.32          48          0.00%      1.40%      22.13%
Rydex Precious Metal                             10,695     12.60         135          0.00%      1.40%     -15.42%
Rydex Retailing                                  69,824     10.81         755          0.00%      1.40%       8.52%
Rydex Telecommunications                          7,543     11.98          90          0.00%      1.40%      11.10%
Rydex Transportation                             28,253     12.22         345          0.00%      1.40%      21.27%
T. Rowe Price Equity Income Portfolio            48,539     14.01         680          2.02%      1.40%      13.31%
T. Rowe Price Mid-Cap Growth Portfolio           26,916     16.80         452          0.00%      1.40%      16.69%
T. Rowe Price Personal Strategy Balanced
Portfolio                                        14,507     13.01         189          2.06%      1.40%      11.22%
Van Kampen LIT Emerging Growth                   17,919      9.33         167          0.00%      1.40%       5.28%
Van Kampen LIT Growth & Income                   60,165     12.67         762          0.78%      1.40%      12.52%

PLUS
AIM VI Financial Services Series 1               67,145  $  12.24    $    822          0.60%      1.60%       6.94%
AIM VI Health Sciences Series 1                  16,360     10.26         168          0.00%      1.60%       5.85%
AIM VI Technology Series 1                      101,319      9.62         975          0.00%      1.60%       2.96%
AIM VI Core Equity Series II                     52,252     11.78         616          0.67%      1.60%       6.93%
AIM VI Government Security Series II             68,478     10.61         726          2.81%      1.60%       0.63%
AIM VI Growth Series I                            7,432     10.72          80          2.98%      1.60%       9.65%
AIM VI International Growth Series I             93,986     12.99       1,221          0.43%      1.60%      21.73%
AIM VI Money Market Series I                    213,807      9.84       2,103          0.65%      1.60%      -0.92%
AIM VI Premier Equity Series I                   94,910     12.26       1,164          0.39%      1.60%       4.08%
AIM VI Premier Equity Series II                  13,766      9.25         127          0.29%      1.60%       3.81%
Alger American Income & Growth CIO               31,633      9.90         313          0.55%      1.60%       6.12%
Alger American MidCap Growth CIO                 53,747     12.66         681          0.00%      1.60%      11.24%
Alger American Small Capitalization CIO          39,054     13.23         517          0.00%      1.60%      14.71%
MFS/VIT Utility Series                            8,301     13.74         114          1.42%      1.60%      27.77%
MFS/VIT Capital Opportunities Series             10,458     10.79         113          0.35%      1.60%      10.66%
MFS/VIT High Income Series                       36,781     12.28         452          7.65%      1.60%       7.08%
MFS/VIT High Income Series                      152,347     13.22       2,014          2.80%      1.60%       7.40%
MFS/VIT Investors Trust Series                   36,850     10.72         395          0.63%      1.60%       9.57%
MFS/VIT Research Series                           6,340     11.23          71          1.06%      1.60%      14.00%
MFS/VIT Total Return Series                      67,976     12.14         825          1.54%      1.60%       9.54%
Morgan Stanley UIF Global Value Equity           27,820    12.08          336          0.41%      1.60%      11.72%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2004                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
PLUS (con't)
Morgan Stanley UIF US Mid Cap Value              40,969  $  12.85    $    527          0.02%      1.60%      12.76%
Morgan Stanley UIF US Real Estate                19,398     16.37         317          3.70%      1.60%      34.21%
Morgan Stanley UIF Value                         22,303     12.64         282          4.05%      1.60%      15.95%
Oppenheimer Core Bond Fund VA                    87,281     11.38         993          5.04%      1.60%       3.80%
Oppenheimer Core Bond Fund VA Class 2            62,780     11.68         733          5.36%      1.60%       3.54%
Oppenheimer Capital Appreciation Fund VA         85,633     10.79         924          0.31%      1.60%       5.23%
Oppenheimer Global Securities VA Class 2              7     12.41           -          1.77%      1.60%      16.98%
Oppenheimer Main St Small Cap Fund VA            22,589     15.85         358          0.00%      1.60%      17.51%
Rydex Basic Materials                             1,306     12.22          16          0.03%      1.60%      18.90%
Rydex Consumer Products                          27,128     11.60         315          0.02%      1.60%      11.49%
Rydex Energy                                     25,622     12.68         325          0.00%      1.60%      30.16%
Rydex Energy Services                               987     10.96          11          0.22%      1.60%      31.60%
Rydex Health Care                                53,479     10.74         574          0.00%      1.60%       4.52%
Rydex Leisure                                     4,514     12.25          55          0.00%      1.60%      21.88%
Rydex Precious Metal                              8,184     12.53         103          0.00%      1.60%     -15.59%
Rydex Retailing                                  49,876     10.75         536          0.00%      1.60%       8.30%
Rydex Telecommunications                          7,418     11.91          88          0.00%      1.60%      10.88%
Rydex Transportation                             27,551     12.15         335          0.00%      1.60%      21.02%
Van Kampen LIT Emerging Growth                    3,436      9.27          32          0.00%      1.60%       5.07%
Van Kampen LIT Growth & Income                   48,565     12.58         611          0.70%      1.60%      12.29%

SELECT
AIM VI Financial Services Series 1               75,490  $  12.22    $    922          0.71%      1.65%       6.88%
AIM VI Health Sciences Series 1                   6,167     10.24          63          0.00%      1.65%       5.79%
AIM VI Technology Series 1                      134,567      9.61       1,293          0.00%      1.65%       2.91%
AIM VI Core Equity Series II                     27,028     11.76         318          0.83%      1.65%       6.88%
AIM VI Government Security Series II             61,781     10.59         654          3.21%      1.65%       0.58%
AIM VI Growth Series I                              810     10.72           9          4.90%      1.65%       9.65%
AIM VI International Growth Series I             46,201     12.97         599          0.49%      1.65%      21.66%
AIM VI Money Market Series I                    101,744      9.83       1,000          0.69%      1.65%      -0.97%
AIM VI Premier Equity Series I                   59,939     12.25         734          0.51%      1.65%       4.03%
AIM VI Premier Equity Series II                   8,099      9.23          75          0.26%      1.65%       3.75%
Alger American Income & Growth CIO                9,360      9.88          92          0.53%      1.65%       6.07%
Alger American MidCap Growth CIO                 11,954     12.64         151          0.00%      1.65%      11.18%
Alger American Small Capitalization CIO          14,187     13.21         187          0.00%      1.65%      14.65%
MFS/VIT Utility Series                            9,230     13.72         127          1.33%      1.65%      27.70%
MFS/VIT Capital Opportunities Series              2,245     10.77          24          0.36%      1.65%      10.61%
MFS/VIT High Income Series                       22,276     12.26         273          4.65%      1.65%       7.03%
MFS/VIT High Income Series                       22,404     13.20         296          7.47%      1.65%       7.35%
MFS/VIT Investors Trust Series                   19,646     10.70         210          0.62%      1.65%       9.52%
MFS/VIT Research Series                             533     11.22           6          0.50%      1.65%      13.94%
MFS/VIT Total Return Series                      44,463     12.12         539          1.57%      1.65%       9.49%
Morgan Stanley UIF Global Value Equity            4,336     12.06          52          0.63%      1.65%      11.67%
Morgan Stanley UIF US Mid Cap Value              23,989     12.83         308          0.02%      1.65%      12.70%
Morgan Stanley UIF US Real Estate                34,498     16.34         564          3.59%      1.65%      34.15%
Morgan Stanley UIF Value                         10,626     12.62         134          3.87%      1.65%      15.89%
Oppenheimer Core Bond Fund VA                    61,465     11.36         698          4.79%      1.65%       3.75%
Oppenheimer Core Bond Fund VA Class 2            94,134     11.66       1,098          4.45%      1.65%       3.49%
Oppenheimer Capital Appreciation Fund VA         23,211     10.77         250          0.31%      1.65%       5.17%
Oppenheimer Global Securities VA Class 2          2,356     12.39          29          0.13%      1.65%      16.92%
Oppenheimer Main St Small Cap Fund VA            11,728     15.83         186          0.00%      1.65%      17.45%
Rydex Basic Materials                             1,140     12.20          14          0.00%      1.65%      18.84%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


                                                          AT YEAR END                      FOR THE YEAR ENDED
                                              -----------------------------------------------------------------------
                                                               NET ASSETS          INVESTMENT
                                                NUMBER     UNIT                      INCOME      EXPENSE     TOTAL
DECEMBER 31, 2004                              OF UNITS    VALUE      (000s)         RATIO*      RATIO**    RETURN***
---------------------------------------------------------------------------------------------------------------------
SELECT (con't)
Rydex Consumer Products                          32,817  $  11.58    $    380          0.00%      1.65%      11.43%
Rydex Energy                                     36,401     12.66         461          0.00%      1.65%      30.09%
Rydex Energy Services                               306     10.95           3          0.00%      1.65%      31.53%
Rydex Financial Services                            952     11.44          11          0.32%      1.65%      15.19%
Rydex Health Care                                69,390     10.73         744          0.00%      1.65%       4.47%
Rydex Leisure                                     3,632     12.24          44          0.00%      1.65%      21.82%
Rydex Precious Metal                             13,005     12.51         163          0.00%      1.65%     -15.63%
Rydex Retailing                                  70,610     10.74         758          0.00%      1.65%       8.24%
Rydex Telecommunications                          9,209     11.90         110          0.00%      1.65%      10.82%
Rydex Transportation                             32,427     12.13         393          0.00%      1.65%      20.96%
Van Kampen LIT Emerging Growth                   13,185      9.25         122          0.00%      1.65%       5.02%
Van Kampen LIT Growth & Income                   34,721     12.56         436          0.74%      1.65%      12.24%

FREEDOM
AIM VI Financial Services Series 1               10,015  $  12.26    $    123          0.63%      1.55%       6.99%
AIM VI Health Sciences Series 1                   3,223     10.27          33          0.00%      1.55%       5.90%
AIM VI Technology Series 1                       15,076      9.64         145          0.00%      1.55%       3.01%
AIM VI Core Equity Series II                     10,058     11.80         119          0.73%      1.55%       6.99%
AIM VI Government Security Series II             16,751     10.63         178          2.85%      1.55%       0.68%
AIM VI Growth Series I                            5,517     10.72          59          4.65%      1.55%       9.65%
AIM VI International Growth Series I              8,738     13.01         114          0.37%      1.55%      21.79%
AIM VI Money Market Series I                     28,132      9.84         277          0.55%      1.55%      -0.87%
AIM VI Premier Equity Series I                   12,740     12.27         156          0.48%      1.55%       4.13%
AIM VI Premier Equity Series II                   1,180      9.26          11          0.32%      1.55%       3.86%
Alger American Income & Growth CIO                2,660      9.91          26          0.53%      1.55%       6.17%
Alger American MidCap Growth CIO                  3,295     12.68          42          0.00%      1.55%      11.29%
Alger American Small Capitalization CIO           4,499     13.26          60          0.00%      1.55%      14.76%
MFS/VIT Utility Series                            2,491     13.76          34          0.94%      1.55%      27.83%
MFS/VIT Capital Opportunities Series                555     10.80           6          0.50%      1.55%      10.72%
MFS/VIT High Income Series                        1,232     12.30          15          2.59%      1.55%       7.14%
MFS/VIT High Income Series                        3,680     13.24          49          4.66%      1.55%       7.46%
MFS/VIT Investors Trust Series                    4,378     10.73          47          0.75%      1.55%       9.63%
MFS/VIT Research Series                             894     11.25          10          1.02%      1.55%      14.05%
MFS/VIT Total Return Series                       7,462     12.16          91          1.52%      1.55%       9.60%
Morgan Stanley UIF Global Value Equity            1,484     12.10          18          0.75%      1.55%      11.78%
Morgan Stanley UIF US Mid Cap Value               5,490     12.87          71          0.03%      1.55%      12.82%
Morgan Stanley UIF US Real Estate                 2,454     16.39          40          3.19%      1.55%      34.28%
Morgan Stanley UIF Value                          2,940     12.66          37          4.13%      1.55%      16.01%
Oppenheimer Core Bond Fund VA                    15,586     11.40         178          4.46%      1.55%       3.86%
Oppenheimer Core Bond Fund VA Class 2            10,181     11.70         119          9.48%      1.55%       3.59%
Oppenheimer Capital Appreciation Fund VA          7,251     10.81          78          0.32%      1.55%       5.28%
Oppenheimer Global Securities VA Class 2              -     12.43           1          0.00%      1.55%      17.04%
Oppenheimer Main St Small Cap Fund VA             1,327     15.88          21          0.00%      1.55%      17.57%
Rydex Basic Materials                                 -     12.24           -          0.00%      1.55%      18.96%
Rydex Consumer Products                           5,526     11.61          64          0.02%      1.55%      11.55%
Rydex Energy                                      3,008     12.70          38          0.00%      1.55%      30.22%
Rydex Energy Services                                 -     10.98           -          0.00%      1.55%      31.67%
Rydex Health Care                                 8,876     10.76          95          0.00%      1.55%       4.58%
Rydex Leisure                                        71     12.27           1          0.00%      1.55%      21.94%
Rydex Precious Metal                              1,356     12.54          17          0.00%      1.55%     -15.55%
Rydex Retailing                                   7,030     10.77          76          0.00%      1.55%       8.35%
Rydex Telecommunications                          1,384     11.93          17          0.00%      1.55%      10.93%
Rydex Transportation                              5,278     12.17          64          0.00%      1.55%      21.08%
Van Kampen LIT Emerging Growth                    1,688      9.28          16          0.00%      1.55%       5.12%
Van Kampen LIT Growth & Income                    2,686     12.60          34          0.74%      1.55%      12.35%

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005



---------------------------------------------------------------------------------------------------------------------------------
                                                      AT YEAR END                                  FOR THE YEAR ENDED
                                 ------------------------------------------------------ -----------------------------------------
                                                        UNIT VALUE                               INVESTMENT    TOTAL RETURN ***
                                                                                        EXPENSE    INCOME
FUND                             YEAR    UNITS     LOWEST   TO   HIGHEST   NET ASSETS   RATIO **   RATIO *   LOWEST   TO  HIGHEST
---------------------------------------------------------------------------------------------------------------------------------
 AIM  VI Core Equity Growth      2003     438,861    7.47   to    11.07     4,064,212     1.40%      0.99%    22.11%  to   24.42%
 Series I & II
                                 2002     415,214    6.09   to     9.04     3,028,651     1.40%      0.42%   -17.18%  to  -15.58%

                                 2001     247,147    7.31   to    10.89     1,943,715     1.40%      0.12%   -18.34%  to    9.79%
---------------------------------------------------------------------------------------------------------------------------------
 AIM  Global Utilities           2003         688    8.58   to     8.61         5,921     1.40%      4.27%    16.97%  to   17.27%

                                 2002       1,075    7.33   to     7.34         7,888     1.40%     19.24%   -26.30%  to  -26.17%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 AIM  VI Government Securities   2003     632,313   10.53   to    12.90     7,157,795     1.40%      1.98%    -0.74%  to    1.07%
 Series I & II
                                 2002     826,931   10.61   to    12.77     9,502,384     1.40%      2.14%     7.45%  to    9.59%

                                 2001     422,298    9.87   to    11.65     4,807,169     1.40%      7.55%     1.25%  to    5.66%
---------------------------------------------------------------------------------------------------------------------------------
 AIM  VI International Growth    2003     636,256    9.55   to    10.72     6,527,661     1.40%      0.43%    26.48%  to   29.06%

 Series I & II                   2002     659,877    7.50   to     8.46     5,233,069     1.40%      0.75%   -17.28%  to  -15.67%

                                 2001     318,342    9.01   to    10.20     2,911,103     1.40%      4.31%   -22.49%  to    1.76%
---------------------------------------------------------------------------------------------------------------------------------
 AIM VI Money Market Series I    2003   1,031,553    9.92   to    10.03    10,262,111     1.40%      0.44%    -0.77%  to    0.34%

                                 2002           -       -   to        -             -        -       0.00%     0.00%  to    0.00%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 AIM  VI Premier Equity          2003     779,588    7.66   to    11.78     6,898,972     1.40%      0.32%    17.75%  to   25.08%
 Series I & II
                                 2002     662,369    6.21   to     7.27     4,455,750     1.40%      0.57%   -31.59%  to  -30.26%

                                 2001     193,841    9.03   to    10.60     1,783,125     1.40%      4.04%   -11.50%  to    7.32%
---------------------------------------------------------------------------------------------------------------------------------
 AIM VI Financial Services       2003     339,855   10.39   to    11.46     3,743,521     1.40%      0.66%    27.44%  to   29.58%
 Series I
                                 2002     253,735    8.13   to     8.98     2,183,378     1.40%      1.65%   -16.31%  to  -14.90%

                                 2001      21,896    9.69   to    10.72       212,388     1.40%      0.80%    -6.64%  to    9.78%
---------------------------------------------------------------------------------------------------------------------------------
 AIM VI Growth Series I          2003     119,327    5.58   to     9.31       736,475     1.40%      0.00%    27.73%  to   29.87%

                                 2002     124,852    4.30   to     7.28       597,821     1.40%      0.00%   -39.95%  to  -38.94%

                                 2001      66,614    7.08   to    12.17       495,910     1.40%      0.00%   -30.50%  to   20.73%
---------------------------------------------------------------------------------------------------------------------------------
 AIM VI Health Sciences          2003     107,493    9.60   to     9.91     1,034,297     1.40%      0.00%    25.68%  to   27.78%
 Series I
                                 2002     120,488    7.62   to     7.76       920,643     1.40%      0.00%   -25.70%  to  -24.45%

                                 2001      48,422   10.23   to    10.37       495,422     1.40%      0.70%    -0.59%  to    4.51%
---------------------------------------------------------------------------------------------------------------------------------
 AIM VI Technology Series I      2003     658,308    5.43   to     9.36     4,875,582     1.40%      0.00%    42.90%  to   45.29%

                                 2002     353,484    3.79   to     6.54     1,778,561     1.40%      0.00%   -47.72%  to  -46.84%

                                 2001      31,750    7.13   to    12.50       236,707     1.40%      0.00%   -29.42%  to   22.91%
---------------------------------------------------------------------------------------------------------------------------------
 Alger American Income &         2003     152,181    9.32   to    10.52     1,504,968     1.40%      0.35%    27.70%  to   29.84%
 Growth CIO
                                 2002     207,529    7.29   to     8.10     1,611,859     1.40%      0.72%   -32.24%  to  -31.10%

                                 2001     124,530   10.77   to    11.75     1,449,221     1.40%      3.13%   -11.38%  to    8.92%
---------------------------------------------------------------------------------------------------------------------------------
 Alger American MidCap           2003     224,326   11.37   to    13.48     2,876,180     1.40%      0.00%    45.36%  to   47.79%
 Growth CIO
                                 2002     285,079    7.82   to     9.25     2,518,664     1.40%      0.00%   -30.71%  to  -29.54%

                                 2001     217,683   11.29   to    13.32     2,834,535     1.40%     26.37%    -4.08%  to   13.30%
---------------------------------------------------------------------------------------------------------------------------------
 Alger American Small            2003     364,815    6.24   to    11.55     2,711,459     1.40%      0.00%    40.00%  to   42.34%
 Capitalization CIO
                                 2002     545,550    4.45   to     8.24     2,856,578     1.40%      0.00%   -27.44%  to  -26.22%

                                 2001      63,078    6.09   to    11.35       419,788     1.40%      0.04%   -22.81%  to   14.20%
---------------------------------------------------------------------------------------------------------------------------------

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005




---------------------------------------------------------------------------------------------------------------------------------
                                                      AT YEAR END                                  FOR THE YEAR ENDED
                                 ------------------------------------------------------ -----------------------------------------
                                                        UNIT VALUE                               INVESTMENT    TOTAL RETURN ***
                                                                                        EXPENSE    INCOME
FUND                             YEAR    UNITS     LOWEST   TO   HIGHEST   NET ASSETS   RATIO **   RATIO *   LOWEST   TO  HIGHEST
---------------------------------------------------------------------------------------------------------------------------------
 Colonial Small Cap Value VS     2003       1,731   20.98   to    20.98        36,316     1.40%      2.30%    39.44%  to   39.44%
 Class A
                                 2002       6,768   15.04   to    15.04       101,846     1.40%      4.66%    -6.21%  to   -6.21%

                                 2001       8,360   15.81   to    15.81       132,212     1.40%      2.64%    13.42%  to   13.42%
---------------------------------------------------------------------------------------------------------------------------------
 Colonial Strategic Income VS    2003         116   13.46   to    13.46         1,565     1.40%      5.90%    18.40%  to   18.40%
 Class A
                                 2002         195   11.37   to    11.37         2,222     1.40%     17.56%     8.53%  to    8.53%

                                 2001         310    9.56   to     9.56         2,967     1.40%      5.88%     3.35%  to    3.35%
---------------------------------------------------------------------------------------------------------------------------------
 Columbia High Yield             2003       1,045   10.84   to    10.84        11,325     1.40%     43.69%    22.76%  to   22.76%
 Securities VS Class A
                                 2002       1,670    8.83   to     8.83        14,756     1.40%     18.99%    -3.79%  to   -3.79%

                                 2001       2,285    8.29   to     8.29        18,941     1.40%      8.71%    -2.80%  to   -2.80%
---------------------------------------------------------------------------------------------------------------------------------
 Columbia International Fund     2003       1,383   13.55   to    13.55        18,742     1.40%      1.82%    85.36%  to   85.36%
 VS Class A
                                 2002       1,895    7.31   to     7.31        13,861     1.40%      6.60%   -13.32%  to  -13.32%

                                 2001       3,223    8.15   to     8.15        26,267     1.40%      5.02%   -11.62%  to  -11.62%
---------------------------------------------------------------------------------------------------------------------------------
 First American International    2003      30,100   10.86   to    10.92       327,653     1.40%      0.92%    34.53%  to   34.87%

                                 2002     150,381    8.07   to     8.10     1,212,099     1.40%      0.00%   -20.89%  to  -20.69%

                                 2001       1,596   10.20   to    10.21        16,289     1.40%      0.66%     2.20%  to    2.26%
---------------------------------------------------------------------------------------------------------------------------------
 First American Small Cap        2003      17,352   12.62   to    12.69       220,291     1.40%      0.00%    59.76%  to   60.17%
 Growth
                                 2002     100,189    7.90   to     7.92       792,810     1.40%      0.00%   -31.33%  to  -31.16%

                                 2001       3,001   11.50   to    11.51        34,541     1.40%      0.00%    16.18%  to   16.24%
---------------------------------------------------------------------------------------------------------------------------------
 First American Technology       2003       4,556   11.08   to    11.15        50,679     1.40%      0.00%    50.60%  to   50.99%

                                 2002       7,353    7.36   to     7.38        54,171     1.40%      0.00%   -43.80%  to  -43.66%

                                 2001         258   13.09   to    13.10         3,380     1.40%      0.00%    29.74%  to   29.81%
---------------------------------------------------------------------------------------------------------------------------------
 Liberty - All-Star Equity,      2003         177   10.47   to    10.47         1,850     1.40%      0.20%    40.73%  to   40.73%
 variable series
                                 2002         180    7.44   to     7.44         1,348     1.40%      0.85%   -26.03%  to  -26.03%

                                 2001         592   10.03   to    10.03         5,949     1.40%      3.62%   -10.06%  to  -10.06%
---------------------------------------------------------------------------------------------------------------------------------
 Liberty Asset Allocation VS     2003       1,511    9.97   to     9.97        15,065     1.40%      3.70%    20.46%  to   20.46%
 Class A
                                 2002       2,082    8.28   to     8.28        17,232     1.40%      3.44%   -11.73%  to  -11.73%

                                 2001       3,043    9.38   to     9.38        28,538     1.40%      2.56%    -7.89%  to   -7.89%
---------------------------------------------------------------------------------------------------------------------------------
 Liberty Growth & Income VS      2003       2,023   10.49   to    10.49        21,215     1.40%      0.69%    19.79%  to   19.79%
 Class A
                                 2002       7,435    8.75   to     8.75        65,095     1.40%      9.67%   -21.95%  to  -21.95%

                                 2001       8,891   10.45   to    10.45        92,948     1.40%     10.65%    -0.06%  to   -0.06%
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT Capital Opportunities   2003     108,059    7.27   to     9.76       828,281     1.40%      0.23%    25.29%  to   27.39%
 Series
                                 2002     118,086    5.79   to     7.78       714,246     1.40%      0.05%   -30.85%  to  -29.69%

                                 2001      81,666    8.33   to    11.24       682,583     1.40%      3.20%   -19.77%  to   13.45%
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT High Income Series      2003     697,911   11.30   to    12.32     8,167,998     1.40%      4.39%    15.76%  to   17.96%

                                 2002     597,136    9.71   to    10.61     6,015,250     1.40%      2.79%    -1.00%  to    2.56%

                                 2001      47,070    9.61   to    10.51       454,902     1.40%      1.66%    -2.84%  to    4.87%
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT Investors Trust         2003     277,398    8.15   to     9.79     2,393,214     1.40%      0.27%    20.13%  to   22.15%
 Series
                                 2002     100,284    6.77   to     8.14       710,463     1.40%      0.50%   -22.27%  to  -20.96%

                                 2001      74,635    8.68   to    10.46       651,696     1.40%      2.73%   -13.57%  to    5.36%
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT Research Series         2003      68,513    7.41   to     9.87       531,910     1.40%      0.76%    22.65%  to   24.71%

                                 2002     103,790    6.03   to     8.04       648,926     1.40%      0.30%   -25.78%  to  -24.54%

                                 2001     121,059    8.10   to    10.82       990,814     1.40%      5.43%   -17.48%  to    8.76%
---------------------------------------------------------------------------------------------------------------------------------

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005



---------------------------------------------------------------------------------------------------------------------------------
                                                      AT YEAR END                                  FOR THE YEAR ENDED
                                 ------------------------------------------------------ -----------------------------------------
                                                        UNIT VALUE                               INVESTMENT    TOTAL RETURN ***
                                                                                        EXPENSE    INCOME
FUND                             YEAR    UNITS     LOWEST   TO   HIGHEST   NET ASSETS   RATIO **   RATIO *   LOWEST   TO  HIGHEST
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT Total Return Series     2003     435,772   11.07   to    12.62     5,213,505     1.40%      1.81%    14.40%  to   16.32%

                                 2002     613,087    9.67   to    10.85     6,413,654     1.40%      2.91%    -6.73%  to   -5.17%

                                 2001     382,404   10.37   to    11.44     4,338,367     1.40%      1.10%    -2.04%  to    4.18%
---------------------------------------------------------------------------------------------------------------------------------
 MFS/VIT Utility Series          2003      43,706   10.74   to    10.79       470,475     1.40%      1.36%    33.34%  to   33.68%

                                 2002      27,545    8.06   to     8.07       222,109     1.40%      0.00%   -18.83%  to  -18.69%

                                 2001           -       -   to        -             -         -      0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Morgan Stanley UIF Global       2003     104,344   10.80   to    12.06     1,180,795     1.40%      0.00%    26.84%  to   28.96%
 Value Equity
                                 2002      75,527    8.51   to     9.35       679,041     1.40%      0.96%   -18.24%  to  -16.87%

                                 2001     172,689   10.41   to    11.25     1,904,464     1.40%      3.09%    -7.14%  to    4.42%
---------------------------------------------------------------------------------------------------------------------------------
 Morgan Stanley UIF              2003     217,224   11.38   to    13.74     2,733,284     1.40%      0.00%    39.18%  to   41.51%
 US MidCap Value
                                 2002     226,617    8.18   to     9.71     2,079,373     1.40%      0.00%   -29.21%  to  -28.02%

                                 2001      81,723   11.56   to    13.60     1,093,115     1.40%      0.08%    -4.19%  to   16.44%
---------------------------------------------------------------------------------------------------------------------------------
 Morgan Stanley UIF              2003     143,065    12.18  to    12.24     1,417,954     1.40%      0.00%    35.25%  to   35.59%
 US Real Estate
                                 2002      89,325     9.01  to     9.02       805,328     1.40%     18.55%    -9.15%  to   -8.99%

                                 2001           -        -  to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Morgan Stanley UIF Value        2003     118,359   10.89   to    13.15     1,746,071     1.40%      0.00%    31.87%  to   34.08%

                                 2002     131,902    8.26   to     9.81     1,203,096     1.40%      1.11%   -23.44%  to  -22.15%

                                 2001      43,717   10.79   to    12.60       538,390     1.40%     11.68%    -3.88%  to    8.82%
---------------------------------------------------------------------------------------------------------------------------------
 Newport Tiger VS                2003         481   10.18   to    10.18         4,899     1.40%      1.16%    44.79%  to   44.79%

                                 2002         489    7.03   to     7.03         3,439     1.40%      2.17%   -16.96%  to  -16.96%

                                 2001         606    8.39   to     8.39         5,090     1.40%      0.04%   -17.35%  to  -17.35%
---------------------------------------------------------------------------------------------------------------------------------
 Oppenheimer Core Bond Fund VA   2003     837,450   10.95   to    13.14     9,787,268     1.40%     5.67%      4.81%  to    6.78%

                                 2002     847,431   10.43   to    12.30     9,499,013     1.40%     5.62%      7.28%  to    9.08%

                                 2001     347,847    9.72   to    11.25     3,846,432     1.40%     1.24%     -2.81%  to    6.93%
---------------------------------------------------------------------------------------------------------------------------------
 Oppenheimer Capital             2003     543,351   10.24   to    11.52     5,975,727     1.40%      0.23%    28.79%  to   30.94%
 Appreciation Fund VA
                                 2002     326,277    7.95   to     8.80     2,803,876     1.40%      0.45%   -28.07%  to  -26.86%

                                 2001     139,956   11.06   to    12.11     1,687,678     1.40%      3.92%   -13.10%  to   11.33%
---------------------------------------------------------------------------------------------------------------------------------
 Oppenheimer Global Securities   2003       3,838   10.60   to    10.65        40,840     1.40%      2.30%    40.51%  to   40.86%
 VA Class 2
                                 2002      33,725    7.54   to     7.56       254,659     1.40%      0.00%   -24.08%  to  -23.95%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Oppenheimer Main Street Small   2003     113,367   13.47   to    15.77     1,685,808     1.40%      0.00%    41.98%  to   44.36%
 Cap Fund VA
                                 2002     115,621    9.49   to    10.98     1,206,109     1.40%      0.00%   -17.14%  to  -15.75%

                                 2001      34,296   11.45   to    13.22       446,039     1.40%      0.00%     6.90%  to   15.05%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Basic Material            2003          57   10.27   to    10.31           584     1.40%      0.07%    29.29%  to   29.62%

                                 2002      13,130    7.94   to     7.96       104,246     1.40%      0.60%   -18.50%  to  -18.35%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Consumer Product          2003     128,950   10.39   to    10.44     1,342,537     1.40%      1.09%    19.85%  to   20.15%

                                 2002     270,868    8.67   to     8.69     2,350,474     1.40%      0.15%   -13.34%  to  -13.18%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Energy                    2003     165,541    9.73   to     9.78     1,614,415     1.40%      0.00%    20.99%  to   21.29%

                                 2002     178,076    8.05   to     8.06     1,433,791     1.40%      0.00%   -18.70%  to  -18.56%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005



---------------------------------------------------------------------------------------------------------------------------------
                                                      AT YEAR END                                  FOR THE YEAR ENDED
                                 ------------------------------------------------------ -----------------------------------------
                                                        UNIT VALUE                               INVESTMENT    TOTAL RETURN ***
                                                                                        EXPENSE    INCOME
FUND                             YEAR    UNITS     LOWEST   TO   HIGHEST   NET ASSETS   RATIO **   RATIO *   LOWEST   TO  HIGHEST
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Energy Services           2003       2,700    8.32   to     8.36        22,528     1.40%      0.00%     6.62%  to    6.90%

                                 2002       2,905    7.81   to     7.82        22,694     1.40%      0.00%   -21.25%  to  -21.11%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Financial Services        2003         108    9.93   to     9.97         1,076     1.40%      0.00%    26.80%  to   27.12%

                                 2002           -       -   to        -             -        -       0.00%     0.00%  to    0.00%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Health Care               2003     258,068   10.27   to    10.31     2,654,550     1.40%      0.00%    27.63%  to   27.96%

                                 2002     229,725    8.04   to     8.06     1,849,417     1.40%      0.19%   -18.55%  to  -18.41%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Leisure                   2003      18,006   10.04   to    10.09       181,178     1.40%      0.00%    32.67%  to   33.00%

                                 2002         881    7.57   to     7.58         6,670     1.40%      0.00%   -24.05%  to  -23.92%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Precious Metals           2003      45,463   14.83   to    14.89       675,078     1.40%      0.00%    38.58%  to   38.93%

                                 2002      70,037   10.70   to    10.72       749,931     1.40%      0.00%     6.52%  to    6.70%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Retailing                 2003     270,421    9.92   to     9.96     2,687,575     1.40%      0.41%    33.04%  to   33.38%

                                 2002     204,980    7.46   to     7.47     1,529,528     1.40%      5.57%   -24.54%  to  -24.41%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Telecommunications        2003      34,963   10.73   to    10.78       375,965     1.40%      0.00%    31.48%  to   31.81%

                                 2002      35,624    8.16   to     8.18       291,090     1.40%      0.00%   -13.58%  to  -13.42%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Rydex Transportation            2003     130,876   10.03   to    10.07     1,314,995     1.40%      0.00%    18.52%  to   18.83%

                                 2002     201,241    8.46   to     8.48     1,704,252     1.40%      0.00%   -13.96%  to  -13.81%

                                 2001           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
---------------------------------------------------------------------------------------------------------------------------------
 Sage Advisors (Eagle) All Cap   2003           -       -   to        -             -     1.40%      0.00%     0.00%  to    0.00%
 Growth
                                 2002     243,232    4.79   to     8.36     1,215,345     1.40%      0.00%   -27.36%  to  -26.14%

                                 2001      84,250    6.58   to    11.50       560,580     1.40%      0.00%   -11.80%  to   16.04%
---------------------------------------------------------------------------------------------------------------------------------
 Sage Money Market               2003           -       -   to        -             -        -       0.59%     0.00%  to    0.00%

                                 2002   1,772,956    9.94   to    11.52    18,904,717     1.40%      1.09%    -0.55%  to    1.12%

                                 2001     691,512   10.00   to    11.39     7,583,998     1.40%      3.11%    -0.03%  to    3.38%
---------------------------------------------------------------------------------------------------------------------------------
 Sage Advisors (State Street)    2003           -       -   to        -             -        -       0.00%     0.00%  to    0.00%
 Nasdaq 100 Index
                                 2002     258,001    2.63   to     7.56     1,107,942     1.40%      0.00%   -38.84%  to  -37.81%

                                 2001     148,161    4.29   to    12.36       925,438     1.40%      0.00%   -26.22%  to   22.87%
---------------------------------------------------------------------------------------------------------------------------------
 Sage Advisors (State Street)    2003           -       -   to        -             -        -       0.92%     0.00%  to    0.00%
 S&P 500 Equity Index
                                 2002     871,611    7.00   to     8.07     6,543,116     1.40%      1.87%   -24.73%  to  -23.46%

                                 2001     413,586    9.18   to    10.59     3,936,705     1.40%      3.38%    -9.73%  to    7.95%
---------------------------------------------------------------------------------------------------------------------------------
 Stein Roe Growth Stock VS       2003       6,733    6.50   to     6.50        43,751     1.40%      0.44%    25.24%  to   25.24%
 Class A
                                 2002       8,724    5.19   to     5.19        45,264     1.40%      0.24%   -30.16%  to  -30.16%

                                 2001      15,787    7.43   to     7.43       117,262     1.40%     16.63%   -20.69%  to  -20.69%
---------------------------------------------------------------------------------------------------------------------------------
 T. Rowe Price Equity Income     2003      59,504   12.36   to    12.96       739,271     1.40%      1.64%    23.74%  to   25.50%
 Portfolio
                                 2002      84,855    9.99   to    10.33       849,973     1.40%      1.74%   -14.34%  to  -13.12%

                                 2001      92,233   11.66   to    11.89     1,076,769     1.40%      4.52%    -1.38%  to    2.04%
---------------------------------------------------------------------------------------------------------------------------------

                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                       THE SAGE VARIABLE ANNUITY ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005



---------------------------------------------------------------------------------------------------------------------------------
                                                      AT YEAR END                                  FOR THE YEAR ENDED
                                 ------------------------------------------------------ -----------------------------------------
                                                        UNIT VALUE                               INVESTMENT    TOTAL RETURN ***
                                                                                        EXPENSE    INCOME
FUND                             YEAR    UNITS     LOWEST   TO   HIGHEST   NET ASSETS   RATIO **   RATIO *   LOWEST   TO  HIGHEST
---------------------------------------------------------------------------------------------------------------------------------
 T. Rowe Price Mid Cap Growth    2003      46,185   14.40   to    14.61       667,952     1.40%      0.00%    36.45%  to   38.39%
 Portfolio
                                 2002      46,146   10.55   to    10.55       486,725     1.40%      0.00%   -22.35%  to  -21.25%

                                 2001      43,331   13.40   to    13.59       586,051     1.40%      0.00%    -1.21%  to    4.82%
---------------------------------------------------------------------------------------------------------------------------------
 T. Rowe Price Personal          2003      21,353   11.70   to    12.13       252,460     1.40%      2.02%    23.06%  to   24.80%
 Strategy Balanced Portfolio
                                 2002      54,851    9.50   to     9.72       523,648     1.40%      2.61%    -9.09%  to   -7.80%

                                 2001      50,692   10.45   to    10.54       531,541     1.40%      3.25%    -2.49%  to   -1.46%
---------------------------------------------------------------------------------------------------------------------------------
 Van Kampen LIT Emerging         2003      44,676    8.81   to     8.86       395,171     1.40%      0.00%    24.94%  to   25.26%
 Growth
                                 2002      47,948    7.05   to     7.08       338,762     1.40%      0.01%   -33.77%  to  -33.60%

                                 2001       2,434   10.65   to    10.66        25,933     1.40%      0.00%     7.07%  to    7.13%
---------------------------------------------------------------------------------------------------------------------------------
 Van Kampen LIT                  2003     153,849   11.19   to    11.26     1,727,116     1.40%      0.83%    25.57%  to   25.89%
 Growth & Income
                                 2002     190,674    8.91   to     8.94     1,701,613     1.40%      0.21%   -16.15%  to  -15.94%

                                 2001       6,622   10.63   to    10.64        70,431     1.40%      0.00%     7.40%  to    7.46%
---------------------------------------------------------------------------------------------------------------------------------




* Investment Income Ratio - This represents dividends, excluding realized gain distributions, received by the sub-account, net of management fees assessed by the fund manager, divided by the average net assets. This ratio excludes those expenses that result in direct reductions in the accumulation unit values or redemption units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying fund in which the sub-account invests.

** Expense Ratio - This represents the annualized contract expenses of the sub-account for the period and includes only those expenses that are charged through a reduction in the accumulation unit values. Excluded are expenses of the underlying fund portfolio and charges made directly to contractholder accounts through the redemption of units.

*** Total Return - This represents the total return for the period and reflects those expenses that result in direct reductions in the accumulation unit values. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented.

VALLEY FORGE LIFE
INSURANCE COMPANY

(A WHOLLY-OWNED SUBSIDIARY OF SWISS RE
LIFE & HEALTH AMERICA INC.)
STATUTORY-BASIS FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004


VALLEY FORGE LIFE INSURANCE COMPANY
Index
--------------------------------------------------------------------------------------------

Report of Independent Auditors                                                         1 - 2


Statutory-Basis Financial Statements and Notes                                        3 - 23


Supplemental Schedule of Selected Statutory-Basis Financial Data                     24 - 25


Supplemental Schedule of Investment Risks Interrogatories                            26 - 28


Summary Investment Schedule                                                               29


Note to Supplemental Schedules of Selected Statutory-Basis Financial Data                 30

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of Valley Forge Life Insurance
Company:

We have audited the accompanying statutory-basis balance sheets of Valley Forge Life Insurance Company (the "Company") as of December 31, 2005 and 2004, and the related statutory-basis statements of operations and changes in capital and surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Indiana Department of Insurance, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2005 and 2004, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in
Note 1.

Our audit was conducted for the purpose of forming an opinion on the basic statutory basis financial statements taken as a whole. The accompanying Supplemental Schedule of Selected Statutory-Basis Financial Data, Summary Investment Schedule and Supplemental Schedule of Investment Risks Interrogatories of the Company as of December 31, 2005 and for the year then ended are presented for purposes of additional analysis and are not a required part of the basic statutory basis financial statements. The effects on the Supplemental Schedule of Selected Statutory-Basis Financial Data, Summary Investment Schedule and Supplemental Schedule of Investment Risks Interrogatories of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material. As a consequence, the Supplemental Schedule of Selected Statutory-Basis Financial Data, Summary Investment Schedule and Supplemental Schedule of Investment Risks Interrogatories do not present fairly, in conformity with accounting principles generally accepted in the United States of America, such information of the Company as of December 31, 2005 and for the year then ended. The Supplemental Schedule of Selected Statutory-Basis Financial Data, Summary Investment Schedule and Supplemental Schedule of Investment Risks Interrogatories have been subjected to the auditing procedures applied in the audit of the basic statutory basis financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic statutory basis financial statements taken as a whole.


/s/PricewaterhouseCoopers LLP

New York, New York
April 27, 2006


VALLEY FORGE LIFE INSURANCE COMPANY
Balance Sheets (Statutory-Basis)
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                     DECEMBER 31,
                                                                                     -------------------------------------------
                                                                                              2005                  2004
                                                                                     -------------------------------------------
                                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
ADMITTED ASSETS
   Bonds                                                                              $         2,326,535   $         2,452,696
   Preferred stocks                                                                                 9,908                 9,908
   Real estate                                                                                     14,298                14,661
   Cash (including short-term investments of $36,103 and
     $112,061, respectively)                                                                        4,296                81,838
   Contract loans                                                                                  92,659                90,022
   Other invested assets                                                                                1                     2
                                                                                       -------------------   -------------------
CASH AND INVESTED ASSETS                                                                        2,447,697             2,649,127

   Accrued investment income                                                                       26,292                29,729
   Receivables from affiliates                                                                      2,317                     -
   Amounts due from reinsurers                                                                     70,816                39,945
   Net deferred federal income tax asset                                                           23,531                19,387
   Other admitted assets                                                                           13,763                18,756
   Separate account assets                                                                        356,686               453,461
                                                                                       -------------------    ------------------
TOTAL ADMITTED ASSETS                                                                 $         2,941,102   $         3,210,405
                                                                                       ===================   ===================

LIABILITIES
   Aggregate reserves for life, accident and health and annuity contracts             $         1,044,669   $         1,108,915
   Funds held under reinsurance treaties with affiliates                                          841,508               708,567
   Liability for deposit-type contracts                                                            89,830                80,417
   Premiums and considerations deferred and uncollected                                            57,726                52,371
   Policy claims and benefits on life and accident and health contracts                            45,421                42,086
   Other contract liabilities                                                                      11,030                 3,260
   Interest maintenance reserve                                                                    66,938                56,281
   Federal income taxes payable                                                                    24,600                69,081
   Commissions payable and expense allowances on reinsurance assumed                                1,354                 1,667
   Accounts payable and accrued expenses                                                            7,074                18,254
   Payable to affiliates                                                                                -                 2,090
   Asset valuation reserve                                                                          9,706                 6,932
   Other liabilities                                                                               27,341                53,572
   Separate account liabilities                                                                   356,686               453,461
                                                                                       -------------------    ------------------
TOTAL LIABILITIES                                                                               2,583,883             2,656,954
                                                                                       -------------------    ------------------

CAPITAL AND SURPLUS
   Common stock - par value $50 per share: authorized 200,000
     shares; issued and outstanding, 50,000 shares                                                  2,500                 2,500
   Gross paid-in and contributed capital                                                          215,951               380,960
   Unassigned surplus                                                                             138,768               169,991
                                                                                       -------------------    ------------------
TOTAL CAPITAL AND SURPLUS                                                                         357,219               553,451
                                                                                       -------------------    ------------------
TOTAL LIABILITIES, CAPITAL AND SURPLUS                                                $         2,941,102   $         3,210,405
                                                                                       ===================   ===================



The accompanying notes are an integral component of the financial statements                                                  3

VALLEY FORGE LIFE INSURANCE COMPANY
Statements of Operations and Changes in Capital and Surplus (Statutory-Basis)
--------------------------------------------------------------------------------------------------------------------------------

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------------------
                                                                                              2005                  2004
                                                                                     -------------------------------------------
                                                                                                    (IN THOUSANDS)
REVENUES

   Premiums and annuity considerations                                                $           194,708      $        275,368
   Net investment income                                                                          147,134               147,519
   Amortization of interest maintenance reserve                                                    10,211                 9,798
   Commissions and expense allowances on reinsurance ceded                                         68,965               228,399
   Other revenues                                                                                       -                37,182
                                                                                       -------------------    ------------------
           TOTAL REVENUES                                                                         421,018               698,266
                                                                                       -------------------    ------------------
Benefits and expenses

   Policy claims and benefits                                                                     233,818               285,673
   (Decrease) increase in aggregate reserves for life and accident and health contracts           (64,246)              692,529
   Commissions and expense allowances                                                              14,465                55,157
   General insurance expenses and taxes, licenses and fees                                         78,236               109,321
   Interest on funds withheld, for reinsurers                                                      40,995                19,206
   Other expenses                                                                                   1,053              (670,584)
                                                                                       -------------------    ------------------
           TOTAL BENEFITS AND EXPENSES                                                            304,321               491,302
                                                                                       -------------------    ------------------

   Gain from operations before dividends to policyholders and before federal
           income taxes and net realized capital gains (losses)                                   116,697               206,964
   Dividends to policyholders                                                                       4,443                 4,301
                                                                                       -------------------    ------------------
   Operating income before income taxes and net realized capital gains (losses)                   112,254               202,663

   Federal income tax (benefit) expense on operations                                             (29,175)              367,778
                                                                                       -------------------    ------------------
           GAIN (LOSS) FROM OPERATIONS BEFORE NET REALIZED CAPITAL GAINS                          141,429              (165,115)
           (LOSSES)

   Net realized capital gains (losses), less federal income tax
           (benefit) expense of $(4,723) and $7,384, respectively, and excluding net gains of $20,868 and $10,288, respectively,
           transferred to the interest maintenance reserve                                         15,960                (1,444)
                                                                                       -------------------    ------------------
           NET INCOME (LOSS)                                                                      157,389              (166,559)
OTHER CHANGES IN CAPITAL AND SURPLUS
   Change in net unrealized gain                                                                        -                   990
   Change in net deferred income tax                                                              (92,372)              217,668
   Change in non-admitted assets                                                                   97,139              (196,427)
   Change in liability for reinsurance in unauthorized companies                                  (11,145)               (8,449)
   Change in asset valuation reserve                                                               (2,775)               (5,356)
   Change in capitalized ceding commissions                                                        (9,468)              203,338
   Capital contributed                                                                           (165,009)              311,809
   Dividends to shareholder                                                                      (169,991)                    -
                                                                                       -------------------    ------------------
           NET (LOSS) INCOME AND OTHER CHANGES IN CAPITAL AND SURPLUS                            (196,232)              357,014
   CAPITAL AND SURPLUS, BEGINNING OF YEAR                                                         553,451               196,437
                                                                                       -------------------    ------------------
           CAPITAL AND SURPLUS, END OF YEAR                                           $           357,219   $           553,451
                                                                                       ===================   ===================



The accompanying notes are an integral component of the financial statements                                                  4

VALLEY FORGE LIFE INSURANCE COMPANY
Statements of Cash Flows (Statutory-Basis)
--------------------------------------------------------------------------------------------------------------------------------

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------------------
                                                                                              2005                  2004
                                                                                     -------------------------------------------
                                                                                                   (IN THOUSANDS)
CASH FROM OPERATIONS
   Premiums collected, net of reinsurance                                             $           226,767   $           307,904
   Net investment income                                                                          134,455               126,305
   Miscellaneous sources                                                                           34,298               265,580
   Benefits paid                                                                                 (228,185)             (317,111)
   Commissions and expense allowance on reinsurance assumed                                      (145,765)              580,798
   Dividend paid to policyholders                                                                  (4,469)               (1,899)
   Federal income taxes paid                                                                      (10,584)             (320,384)
                                                                                       -------------------    ------------------
NET CASH PROVIDED BY OPERATIONS                                                                     6,517               641,193
                                                                                       -------------------    ------------------
CASH FROM INVESTING ACTIVITIES
   Proceeds from investments sold, matured or repaid:
     Bonds                                                                                        700,346               783,623
     Stocks                                                                                             -                14,187
     Other invested assets                                                                            363                     -
     Net losses on short term investments                                                               -                    (5)
                                                                                       -------------------    ------------------
Total investment proceeds                                                                         700,709               797,805
                                                                                       -------------------    ------------------
Cost of investments acquired:
     Bonds                                                                                       (523,957)           (2,651,220)
     Stocks                                                                                             -                (9,908)
     Real estate                                                                                        -               (14,920)
     Miscellaneous applications                                                                      (186)               (1,058)
                                                                                       -------------------    ------------------
Total cost of investment acquired                                                                (524,143)           (2,677,106)
(Increase) decrease in policy loans                                                                (2,760)                5,839
                                                                                       -------------------    ------------------
NET CASH PROVIDED BY (USED IN) INVESTMENTS                                                        173,806            (1,873,462)
                                                                                       -------------------    ------------------
CASH FROM FINANCING AND MISCELLANEOUS SOURCES
   Capital contributions                                                                         (165,009)              311,809
   Net deposits on deposit-type contracts and other insurance liability                            89,282                    50
   Dividends paid to stockholders                                                                (169,991)                    -
   Other cash (applied) provided, net                                                             (12,147)              920,678
                                                                                       -------------------    ------------------
NET CASH PROVIDED BY (USED IN) FINANCING AND MISCELLANEOUS SOURCES                               (257,865)            1,232,537
                                                                                       -------------------    ------------------
Net (decrease) increase in cash and short-term investments
Cash and short-term investments                                                                   (77,542)                  267
BEGINNING OF YEAR                                                                                  81,838                81,571
                                                                                       -------------------    ------------------
END OF YEAR                                                                           $             4,296    $           81,838
                                                                                       ===================    ==================


The accompanying notes are an integral component of the financial statements                                                  5

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND NATURE OF BUSINESS

     ORGANIZATION

     Valley Forge Life Insurance Company, ("VFL" or the "Company"), an Indiana domiciled insurance company, is a wholly-owned subsidiary of Swiss Re Life & Health America Inc. (the "Parent" or "SRLHA"), which is a wholly-owned indirect subsidiary of the Swiss Reinsurance Company of Zurich, Switzerland ("Swiss Re" or "SRZ").

     On February 5, 2004, SRLHA announced the acquisition of CNA Financial Corporation's ("CNAF") individual life insurance and annuity business, including VFL. As a result of the acquisition, effective March 6, 2004, VFL ceased accepting new policy applications.

     On April 30, 2004, SRLHA closed on the purchase of VFL from CNAF. The final adjusted purchase price was $629,673, which included an operations facility in Nashville. Concurrent with the purchase, the Company ceded 100% of its Long Term Care ("LTC") exposure to Continental Casualty Company ("CCC").

     Prior to the acquisition, the Company was a Pennsylvania domiciled insurance company and a wholly-owned subsidiary of Continental Assurance Company ("CAC") which is wholly owned by CCC. CCC is wholly-owned by The Continental Corporation ("TCC"). TCC is wholly-owned by CNAF. Loews Corporation ("Loews") owned approximately 90% of the outstanding common stock of CNAF at December 31, 2003.

     Effective December 29, 2004, the Company redomesticated to the State of Indiana.

     BUSINESS

     The Company is authorized to transact business in the District of Columbia, Puerto Rico and all states except New York.

     The Company's primary business is to provide financial protection to individuals through a full product line of term life insurance, universal life insurance, annuities and other products. During 2005, the Company completed a system conversion of its policy administration from those systems of its former parent, to those of a third party administrator ("TPA"). Effective October 1, 2005, the TPA commenced administrative operations in the Nashville, TN facility owned by VFL. In addition, the TPA hired a significant portion of employees that were formerly staff of VFL to perform such administrative functions. Effective December 31, 2005, the Company no longer has direct employees.

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with the accounting practices prescribed or permitted by the Indiana Department of Insurance (the "Department"). The Department recognizes as "prescribed" practices the codified Statements of Statutory Accounting Principles ("SSAP") incorporated into the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual.

     "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Certain reclassifications have been made in amounts presented on the Balance Sheets and Statements of Operations from the prior year to conform to the current year's presentation. These reclassifications had no effect on previously reported net income.

     ESTIMATES, RISK AND UNCERTAINTIES

     The preparation of financial statements requires the use of estimates and assumptions developed by management. Any adjustments to reported bases of assets or liabilities resulting from changes in estimates are recognized in the period the estimates are revised.

     Mortality experience is a significant factor in the determination of the results of operations. This factor is generally predictable over time but is subject to fluctuations from year to year. A significant fluctuation from year to year could adversely affect the Company's results of operations.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     i) Statutory accounting practices followed by the Company differ from accounting principles generally accepted in the United States of America ("GAAP"). The more significant variances from GAAP are as follows:

     Investments: The reported values of bonds and stocks are determined in accordance with methods prescribed by the NAIC. Bonds are stated principally at amortized cost using the interest method. Preferred stocks are reported at cost. Changes between cost and admitted invested asset amounts are credited or charged directly to unassigned surplus as unrealized gains or losses. For GAAP, all fixed maturity investments have been classified as available-for-sale securities and are reported at fair value. Changes in fair value, net of tax, are recorded as a separate component of other comprehensive income.

     For statutory reporting, an asset valuation reserve ("AVR"), which represents a provision for fluctuations in the value of invested assets as determined by NAIC prescribed formula, is reported as a liability. Changes in the liability are credited or charged directly to unassigned surplus. An AVR is not recognized for GAAP.

     Under a formula prescribed by the NAIC, the Company defers in an interest maintenance reserve ("IMR") the portion of realized capital gains and losses, net of taxes, attributable to changes in the general level of interest rates and amortizes these deferred amounts over the remaining period to maturity of the securities sold using the NAIC Grouped Method. Realized capital gains and losses, net of taxes and transfers to the IMR, are reported as a separate component of income. For GAAP, realized capital gains and losses are included in income as a component of revenue when the related securities are sold or called. Under both statutory accounting and GAAP, when a decline in fair value is determined to be other than temporary, realized losses are recorded in the statement of operations.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Policy Acquisition Costs: For statutory accounting, costs of acquiring and renewing business are expensed when incurred. Under GAAP, the acquisition costs related to traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy-related revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For annuity and universal life insurance, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from investment income, mortality and expense margins.

     Non-admitted Assets: Certain assets, designated as "non-admitted", are excluded from the balance sheet and charged directly to unassigned surplus. These assets are principally deferred federal income tax assets in excess of certain defined limitations, non-operating system software and agents' debit balances. Such amounts are included in total assets under GAAP to the extent realizable.

     Aggregate Reserves for Life and Accident and Health Contracts: The aggregate reserves for life and accident and health insurance contracts are based on statutorily prescribed mortality and interest assumptions, rather than on the mortality, interest and withdrawal assumptions anticipated by the Company when the policies were issued, as would be required under GAAP.

     Additional statutory reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves or the net premiums exceed the gross premiums on any insurance in force.

     Universal Life and Annuities: Revenues from universal life insurance and annuity contracts consist of premiums. Benefits consist of mortality, surrenders and changes in the policy reserves. For GAAP, premiums in excess of policy fees and charges are not recorded as revenues but are credited to a fund balance liability. Benefits consist of interest credited to the fund balance and mortality in excess of the fund balance.

     Modified Coinsurance: For statutory accounting, reserves ceded under modified coinsurance agreements are retained by ceding companies. For GAAP, the Company records separate payables and receivables for ceded modified coinsurance contracts.

     Reinsurance Assumed: For statutory accounting, the assets transferred relating to the reinsurance of inforce blocks of business are recorded as components of premiums and annuity considerations in the statement of operations with a corresponding increase in the aggregate reserves for life and accident and health contracts. Under GAAP, the related asset and liability transfers are recorded in the balance sheet only.

     Reinsurance Ceded: For statutory accounting, a liability is provided for unsecured reinsurance ceded to unauthorized companies and changes to the liability are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established with a charge to earnings.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Under statutory accounting, any increase in surplus, net of federal income taxes, resulting from the reinsurance of life and accident and health inforce business is deferred and credited directly to unassigned surplus and recognized in commissions and expense allowances on reinsurance ceded as earnings emerge from the underlying business. Under GAAP, gains from the reinsurance of inforce blocks of business are deferred and amortized into income over the settlement period of the liabilities assumed.

     Certain policy-related assets and liabilities are reported net of reinsurance ceded. Such netting is not permitted under GAAP unless a legal right of offset exists.

     Federal Income Taxes: Deferred federal income taxes are provided to reflect the net tax effects of temporary differences between the carrying amounts of statutory-basis assets and liabilities and the amounts used for federal income tax purposes. The change in net deferred taxes is charged or credited to surplus. Deferred tax assets in excess of certain defined limitations are excluded from the balance sheet and charged to surplus as a non-admitted asset. Under GAAP, deferred federal income taxes reflect the net tax effect of temporary differences between the carrying amount of GAAP basis assets and liabilities and the amounts used for federal income tax purposes. The change in net deferred taxes, excluding the amount related to other comprehensive income, is a component of net income. A valuation allowance is established for deferred tax assets not expected to be realized.

     ii)Other significant accounting policies include the following:

     Life premiums and annuity considerations are recognized as revenue when due. On universal life-type insurance policies and annuities with life contingencies, premiums and considerations are recognized as revenue when received. Deposits on deposit-type contracts are recorded directly as a liability when received.

     Realized gains and losses from sales of investments are determined using the specific identification basis. The Company performs a periodic review of its investment portfolio to determine if there has been an other than temporary decline in the fair value of any individual securities. The Company considers numerous factors in evaluating each security, including the length of time and the extent to which the fair value has been less than cost, the financial condition and short term prospects of the issuer and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. If the Company determines that the decline in fair value below cost is other-than-temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write down is accounted for as a realized loss.

     Bonds are carried at amortized cost. Premiums and discounts on bonds are amortized or accreted to investment income using the interest method over the contractual lives of the bonds taking into consideration call provisions, or in the case of mortgage and asset backed bonds, over the estimated life of the bond based upon anticipated prepayments at the date of purchase. Prepayment assumptions for mortgage-backed and structured securities are obtained from independent financial services and are applied quarterly. Significant changes in prepayment assumptions are accounted for using the retrospective adjustment method, based upon prepayment assumptions obtained from external pricing services, which are consistent with the current interest rate and economic environment. An internal matrix is used to value non-public issues.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Preferred stocks are stated at cost, lower of cost or amortized cost, or NAIC fair values depending on the assigned credit rating and whether the preferred stock has mandatory sinking fund provisions. Redeemable preferred stocks with NAIC designations of 1 through 3 are stated at book value. Non-redeemable preferred stocks with NAIC designations of 1 through 3 are stated at fair value. Preferred stocks with NAIC designations of 4 through 6 are stated at the lower of cost, amortized cost or fair value.

     The Company does not customarily invest in real estate. However, in conjunction with SRLHA's purchase of VFL, the Company purchased a building and the adjacent property, for $14,920. The building and property are currently classified as held for sale and is carried at the lower of depreciated cost or fair value less encumbrances and estimated cost to sell the property. The building is being depreciated over its estimated useful life of 39 1/2 years. Depreciation expense charged to operations in 2005 and 2004 was $363 and $259, respectively.

     Contract loans are reported at unpaid principal balances.

     Cash includes cash on deposit and cash equivalents, which are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost.

     Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are principally stated at amortized cost.

     Policy claims and benefits include amounts determined on individual case reported basis for reported claims and estimates of incurred but not reported claims developed on the basis of past experience. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for unpaid claims are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

     Separate Account Business - The Company maintains deferred variable annuities and variable universal life contracts. The assets and liabilities for these products are almost entirely in the separate accounts of the Company, which are legally segregated and recorded in the accompanying statutory-basis statements of admitted assets, liabilities, capital and surplus as assets and liabilities of the separate accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment experience of the separate account is credited directly to the contract holder and can be positive or negative. Mortality, policy administration and surrender charges to all separate accounts are included in revenue in the statutory-basis statements of operations.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The assets of separate accounts containing variable annuities and variable universal life are carried at fair value and consist primarily of mutual funds held by the Company for the benefit of contract holders. The reserves for these products consist of the fund value less a Commissioner's Annuity Reserve Valuation Method ("CARVM") (for variable annuities) or Commissioners' Reserve Valuation Method ("CRVM") (for variable life) allowance. Deposits received from, and benefits paid to, separate account contract holders are recorded as an increase in, or a direct charge to, policy reserves. Investment income and realized and unrealized capital gains and losses related to the assets which support the variable life and annuity contracts are not reflected in the Company's statutory-basis statements of operations.

     The assets of separate accounts containing market value adjusted annuities are carried at fair value. Investment income, including realized and unrealized capital gains and losses, related to the assets which support the market value adjusted annuities accrues to the Company. Investment income is recorded by the Company and reflected in the accompanying statutory-basis statements of operations in "Net transfer to (from) Separate Accounts". Liabilities for such contracts are valued using market interest rates.

     Asset-backed securities are stated at either amortized cost or the lower of amortized cost or fair value, and the securities are revalued with new prepayment assumptions using the retrospective or prospective adjustment methodologies based on the types of asset-backed securities. Fixed rate securities are revalued using the retrospective method and variable rate securities are revalued using the prospective method.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair values of investments in bonds and stocks, presented in
     Note 4, are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services, or in the case of private placements, are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit, and maturity of the investments. For common stock that are not actively traded, estimated fair values are based on values of issues of comparable yield and quality.

     All other financial instruments are carried at amounts which approximate fair value, except insurance contracts, which are exempt from fair value disclosure requirements. However, the fair value of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates by seeking to match duration of investment cash flows with duration of amounts due under insurance contracts.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

4.   INVESTED ASSETS

     The following tables present the book/adjusted carrying value, gross unrealized gains and losses and estimated fair values of investments in bonds and preferred stocks at December 31:

                                              BOOK/        GROSS         GROSS
                                            ADJUSTED     UNREALIZED    UNREALIZED       FAIR
                                         CARRYING VALUE    GAINS         LOSSES         VALUE
                                          ------------- ------------- ------------- -------------
December 31, 2005
U.S. Government obligations                  $ 375,930   $    34,944   $     1,141    $  409,733
All other Governments                           86,913         5,537           226        92,224
Special revenue and special assessment           1,066            82            16         1,133
Public utilities                               100,703         4,997           470       105,230
Industrial and miscellaneous                 1,085,727        68,465         8,340     1,145,852
Mortgage asset-backed securities               658,637        10,635         9,218       660,053
Credit tenant loans                             17,559           259             -        17,817
                                          ------------- ------------- ------------- -------------
   TOTAL BONDS                             $ 2,326,535   $   124,919   $    19,411   $ 2,432,042
                                          ============= ============= ============= =============
Preferred stocks - unaffiliated            $     9,908   $     3,023   $         -   $    12,931
                                          ------------- ------------- ------------- -------------
   TOTAL PREFERRED STOCKS                  $     9,908   $     3,023   $         -   $    12,931
                                          ============= ============= ------------- =============

DECEMBER 31, 2004
U.S. Government obligations                $   190,562   $    11,752   $     1,461    $  200,853
All other Governments                           45,389           725            27        46,087
Special revenue and special assessment             185            79             -           264
Public utilities                               144,567        10,964           148       155,383
Industrial and miscellaneous                 1,295,369       117,361         2,738     1,409,992
Mortgage asset-backed Securities               749,783        23,482         6,024       767,241
Credit tenant loans                             26,841           503           172        27,172
                                          ------------- ------------- ------------- -------------
   TOTAL BONDS                             $ 2,452,696   $   164,866   $    10,570    $2,606,992
                                          ============= ============= ============= =============

Preferred stocks - unaffiliated            $     9,908   $     3,264   $         -    $   13,172
                                          ------------- ------------- ------------- -------------
   TOTAL PREFERRED STOCKS                  $     9,908   $     3,264   $         -    $   13,172
                                          ============= ============= ============= =============


                                                                                              12

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
-----------------------------------------------------------------------------------------------------------------------------

      The following table presents gross unrealized losses and fair values, aggregated by investment category and length of time for these securities with unrealized losses, at December 31:

                                      LESS THAN TWELVE MONTHS       TWELVE MONTHS OR MORE               TOTAL
                                     -------------------------- ---------------------------- -----------------------------
                                                       GROSS                    GROSS                        GROSS
                                         FAIR       UNREALIZED      FAIR      UNREALIZED        FAIR       UNREALIZED
December 31, 2005                        VALUE        LOSSES        VALUE       LOSSES         VALUE         LOSSES
                                     -------------------------- ------------------------- -----------------------------
U.S. Government obligations             $ 35,527         $ 850    $  5,402     $   291        $ 40,929       $ 1,141
All other Governments                     21,071           225           -           -          21,071           225
Special revenue and assessment               848            16           -           -             848            16
Public utilities                          20,692           444       2,509          27          23,201           471
Industrial and miscellaneous             259,720         6,863      42,058       1,477         301,778         8,340
Mortgage backed securities               335,427         7,154      47,877       2,064         383,304         9,218
                                     -------------------------- ------------------------- -----------------------------
Total bonds                             $673,285      $ 15,552    $ 97,846     $ 3,859       $ 771,131      $ 19,411
                                     ========================== ========================= =============================

DECEMBER 31, 2004
U.S. Government obligations             $ 90,879       $ 1,461           -           -       $  90,879      $  1,461
All other Governments                     14,776            27           -           -          14,776            27
Public utilities                          17,724           148           -           -          17,724           148
Industrial and miscellaneous             181,827         2,738           -           -         181,827         2,738
Mortgage backed securities               160,619         6,024           -           -         160,619         6,024
Credit tenant loans                       27,173           172           -           -          27,173           172
                                     -------------------------- ------------------------- -----------------------------
Total bonds                            $ 492,998      $ 10,570    $      -     $     -       $ 492,998      $ 10,570
                                     ========================== ========================= =============================

     At December 31, 2005, the Company held fifty-seven fixed maturity securities with gross unrealized losses of $3,859 that had been in an unrealized loss position for 12 months or more. Based on an evaluation by the Company (refer to Note 2 for a description of factors considered), such securities were not considered to be other-than-temporarily impaired.

     At December 31, 2005, the contractual maturities of investments in bonds are as follows:

                                                BOOK/ADJUSTED
                                                CARRYING VALUE      FAIR VALUE
                                              ---------------------------------

        Due in one year or less                        $ 7,435         $ 7,417
        Due after one year through five years           88,743          91,175
        Due after five years through ten years         316,913         329,991
        Due after ten years                          1,254,807       1,343,406
        Motgage and asset backed securities            658,637         660,053
                                              ---------------------------------
           Total                                   $ 2,326,535     $ 2,432,042
                                              =================================

     Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Major sources and related amounts of net investment income are as follows:

                                                 2005             2004
                                            ---------------- ----------------
           Bonds                                  $ 144,300        $ 121,568
           Preferred stocks                             908              999
           Contract loans                             5,824            6,160
           Cash and short-term investments            1,844            1,669
           Other invested assets                      1,124           21,629
                                            ---------------- ----------------
           GROSS INVESTMENT INCOME                  154,000          152,025
           Less: Investment expenses                  6,866            4,506
                                            ---------------- ----------------
           NET INVESTMENT INCOME                  $ 147,134        $ 147,519
                                            ================ ================

     Realized capital gains and losses and proceeds from sales of investments in bonds, excluding calls and maturities and before transfer of certain net gains to the IMR, consist of the following:

                                                            2005             2004
                                                     -----------------  ---------------
         Realized gains                               $       35,539     $     21,703
         Realized losses                                      (3,795)          (5,082)
                                                     -----------------  --------------
         NET REALIZED GAINS FROM SALES OF BONDS       $       31,744     $     16,621
                                                     =================  ==============
         PROCEEDS FROM SALES OF BONDS                 $      614,291     $    699,200
                                                     =================  ===============

     Realized capital losses on total investments include no write downs for securities that experienced an other-than-temporary decline in value in 2005 and 2004.

     The Company is a participant in the Swiss Re Money Market Fund ("SRMMF") governed by an agreement among affiliates whereby participants pool funds and invest primarily in liquid short-term investments. Each participant owns shares in the fund that are carried at a net asset value of $1 per share. Swiss Re Asset Management (Americas) Inc. ("SRAM"), an affiliated entity, is the investment manager of the account and provides related accounting services. At December 31, 2005 and 2004, the Company had $35,862 and $100,804, respectively, invested in SRMMF.

     Proceeds from the sale of stocks were $0 and $14,200 during 2005 and 2004, respectively.

     Cash and securities with carrying values of approximately $7,114 and $8,200, respectively, were deposited by the Company under requirements of regulatory authorities as of December 31, 2005 and 2004.

     In July 2002, the Company entered into an agreement, whereby an insurance subsidiary of The Phoenix Company, Inc. acquired the variable life and annuity business of the Company through a coinsurance arrangement, with modified coinsurance on the Separate Account. Securities with carrying values of approximately $356,686 and $453,461 at December 31, 2005 and 2004, respectively, continue to be held by the Company and are reported as Separate Account assets in the admitted assets section of the statutory-basis statements of admitted assets, liabilities, capital and surplus. See Note 14 for further details.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

5.   LIFE PREMIUMS AND ANNUITY CONSIDERATIONS DUE AND UNCOLLECTED

     The following table reflects due and uncollected life insurance premiums and annuity considerations as of December 31:

                                                      2005
                                                             NET OF
                                                GROSS        LOADING
                                           ---------------------------
      Ordinary life (new business)            $       -     $       -
      Ordinary life (renewal business)          (60,943)      (59,119)
      Group life                                      -             -
                                           ---------------------------
        TOTAL                                 $ (60,943)    $ (59,119)
                                           ===========================

6.   AGGREGATE RESERVES FOR LIFE AND ACCIDENT AND HEALTH CONTRACTS

     Reserves for life policies and accident and health contracts are generally computed on the net level premium, Commissioners' Reserve Valuation Method ("CRVM") and two-year preliminary term methods, respectively. The reserves are based on statutory mortality, morbidity and interest assumptions without consideration of withdrawals, except for individual Long Term Care, which beginning with 1998 issues do anticipate lapse and withdrawal activity. Accident and health reserves are generally calculated at an interest rate of 4.5% using the 1985 National Nursing Home Survey. Life policy reserves are principally determined by using the 1941, 1958 and 1980 Commissioners' Standard Ordinary Mortality ("CSOM") tables with valuation interest rates ranging from 2.5% to 6.0%.

     Policy reserves for deferred annuity contracts are calculated using the Commissioners' Annuity Reserve Valuation Method ("CARVM") with interest rates ranging from 5.0% to 7.0%. Tabular interest, tabular less actual reserves released and tabular cost have been determined by formula. The tabular interest on funds not involving life contingencies has been calculated as the product of the valuation rate of interest times the average daily outstanding deposit fund liability.

     The Company waives deduction of deferred fractional premiums upon deaths of insured and returns any portion of the final premium beyond the date of death. A reserve is held where a surrender value is promised in excess of the legally computed reserves, if any.

     Extra premiums are charged for substandard lives. Mean reserves for substandard policies with flat extra charges are determined by computing the regular mean reserve and adding one-half (1/2) of the extra premium charge for the year. Mean reserves for table related substandard policies are based on appropriate multiples of standard rates of mortality.

     At December 31, 2005 the Company had $2,289,541 of insurance inforce for which the maximum gross premiums are less than the net premiums, according to the standard of valuation set by the Department. Premium deficiency reserves, for the above insurance totaled $43,383 at December 31, 2005. The Company does not utilize anticipated investment income as a factor in the premium deficiency calculation.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The following table reflects withdrawal characteristics of annuity reserves and deposit fund liabilities at December 31:


                                                                           2005
                                                                           ----
                                                                AMOUNT     % OF TOTAL
                                                              -------------------------
Subject to discretionary withdrawal - with adjustment:          $ 48,263          9.6%
     at book value less surrender charge of 5% or more                 -          0.0%
     at market value                                             268,499         53.5%
                                                              -------------------------
        SUBTOTAL                                                 316,762         63.1%
                                                              -------------------------
Subject to discretionary withdrawal - without adjustment:
     at book value (minimal or no charge or adjustment)          179,540         35.8%
Not subject to discretionary withdrawal                            5,587          1.1%
                                                              -------------------------
       TOTAL (GROSS)                                             501,889        100.0%
                                                                          -------------
Reinsurance ceded                                                (13,675)
                                                              -----------
NET ANNUITY RESERVES AND DEPOSIT FUND LIABILITIES              $ 488,214
                                                              ===========

7.   FEDERAL INCOME TAXES

     The components of the net deferred tax asset ("DTA") at December 31, 2005 and 2004 are as follows:

                                                     DECEMBER 31,
                                            --------------------------------
                                                2005                 2004
                                               -----                -----
Total gross DTAs                             $ 162,882            $ 258,752
Total deferred tax liabilities ("DTL")            (138)              (3,637)
                                            --------------------------------
Net DTA                                        162,744              255,115
Non-admitted DTA                              (139,213)            (235,728)
                                            --------------------------------
Net admitted DTA                             $  23,531            $  19,387
                                            ================================

(Decrease) in nonadmitted DTA                $ (96,515)
                                            ===========

     The dividend paid during 2005 (Note 8) resulted in a tax free distribution of the entire balance in the Company's policyholder surplus account. There are no other unrecognized DTLs.

      Current income taxes incurred consists of the following major components:

                                             Year Ended December 31,
                                           ----------------------------
                                               2005           2004
                                           -------------  -------------

Current year expense                        $     7,100    $   378,452
Prior year return to provision adjustment       (40,998)        (3,290)
                                           -------------  -------------
Federal income taxes incurred               $   (33,898)   $    375,162
                                           =============  =============

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The components of DTAs and DTLs and changes therein are as follows:

                                                          December 31,
                                                --------------------------------
                                                   2005       2004      Change
                                                --------------------------------
DTAs resulting from book/tax differences in:
Invested assets                                  $ 30,075   $ 44,719  $ (14,644)
Deferred acquisition costs                        111,277    109,322      1,955
Aggregate reserves and contract liabilities        13,201     93,205    (80,004)
Net capital loss carryforward                           -      4,181     (4,181)
Other                                               8,329      7,325      1,004
                                                --------------------------------
Total DTAs                                        162,882    258,752    (95,870)
                                                --------------------------------
DTA non-admitted                                 (139,213)  (235,728)    96,515
                                                --------------------------------
DTA admitted                                       23,669     23,025        645
                                                --------------------------------
DTLs resulting from book/tax differences in:
Other                                                (138)    (3,637)     3,498
                                                --------------------------------
Total DTLs                                           (138)    (3,637)     3,498
                                                --------------------------------
Net admitted DTA                                 $ 23,531   $ 19,387    $ 4,143
                                                ================================

     Total statutory income taxes differ from the amount that would be obtained by applying the federal income tax rate of 35% to net gain from operations and realized capital gains/(losses). Among the more significant book to tax adjustments are the following:

                                                                    Effective
                                      Amount   Tax Effect at 35%     Tax Rate
                                      -----    -----------------     --------
Net gain from operations            $ 112,254          $ 39,289
Realized capital gains                 32,105            11,237
                                   -----------------------------
                                      144,359            50,526          35.0%
Capitalized ceding commissions         (9,469)           (3,314)         -2.3%
Changes in IMR                        (10,211)           (3,574)         -2.5%
Changes in surplus                        612               213           0.2%
Prior period adjustments               41,779            14,623          10.1%
                                   --------------------------------------------
                                    $ 167,070         $  58,474          40.5%
                                   ============================================

Federal income taxes incurred                         $ (33,898)        -23.5%
Change in net deferred income taxes                      92,372          64.0%
                                              ---------------------------------
Total statutory income taxes                           $ 58,474          40.5%
                                              =================================

     At December 31, 2005, the Company had no loss carryovers.

     The amount of federal income taxes incurred and available for recoupment in the event of future tax losses is:

                                2005           $   7,100

                                2004           $  11,484

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The Company is included in a consolidated federal life insurance company income tax return filed by the Company's Parent. Companies included in the consolidated return are as follows:

      Swiss Re Life & Health America Inc.
      Reassure America Life Insurance Company
      Southwestern Life Insurance Company
      Valley Forge Life Insurance Company
      Aldgate Reinsurance Company Limited
      Atlantic Reinsurance Company Ltd (from the date of its contribution to the Parent on December 21, 2005)

     The method of allocation among the companies is subject to a written agreement approved by the Board of Directors. Allocation is based upon separate return calculations with credit for net losses when utilizable on a separate company basis or in consolidation. Intercompany balances are settled annually. At December 31, 2005 and 2004, the Company had a payable to its parent under the agreement of $7,100 and $52,481, respectively.

     Prior to its acquisition by SRLHA, the Company was included in the consolidated federal income tax return of Loews.

8.   CAPITAL AND SURPLUS

     Life and health insurance companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under these requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At both December 31, 2005 and 2004 the Company exceeded the minimum RBC requirements.

     Under Indiana insurance regulations, the Company is limited in the amount of dividends it may pay its shareholders. The maximum dividend is limited to the greater of the prior year's net income or 10% of the prior year's earned surplus. Extraordinary dividends above the general statutory limitations may be paid with the prior approval of the Department.

     In June 2005, after receiving approval from the Department, VFL paid a cash dividend to it's shareholder of record SRLHA of $335,000. Of the payment, $169,991 was the balance of unassigned surplus at December 31, 2004, and $165,009 represented a return of investment.

     The Company capitalized ceding commissions (net of taxes) of $0 and $222,690, and amortized $9,468 and $19,352 as commissions and expense allowances on reinsurance ceded in its Summary of Operations for 2005 and 2004, respectively.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     There were no restrictions placed on the Company's surplus, including for whom the surplus is being held. The reported unassigned funds (surplus) is represented or reduced by each of the following items:

                                                     December 31,
                                             --------------------------
                                                  2005          2004
                                             -------------- ------------
Unrealized (losses) and gains, net of tax      $         -   $     (989)
Non-admitted asset values                         (139,437)    (236,575)
Asset valuation reserves                            (9,706)      (6,932)
Unauthorized reinsurance                           (11,145)      (8,449)

9. REINSURANCE

     Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established.

     None of the Company's non-affiliated reinsurers are owned in excess of 10% or are controlled, either directly or indirectly, by the Company or by any representative, officer, trustee, or director of the company. None of the policies issued by the Company have been reinsured with a company chartered in a country other than the United States (excluding U.S. Branches of such companies) that is owned in excess of 10% or controlled directly or indirectly by an insured, a beneficiary, a creditor or an insured or any other person not primarily engaged in the insurance business.

     Effective April 30, 2004, the Company entered into a funds withheld reinsurance agreement to cede certain life insurance contracts to its ultimate parent, SRZ. As a result of the agreement, the Company ceded approximately $929,100 in reserves and established a funds withheld liability. This resulted in an after tax gain of $211,900 which is deferred and is being amortized over approximately 20 years. The funds held liability balance at December 31, 2005 and 2004 was $744,603 and $627,217, respectively. Interest expense on the funds withheld balance amounted to $35,746 and $19,206 for the years ended December 31, 2005 and 2004, respectively.

     Effective December 31, 2004, a reinsurance agreement with SRLHA for certain life insurance contracts was recaptured for administrative ease. Concurrently, the Company entered into a funds withheld reinsurance agreement to cede the recaptured business to an affiliate, European Reinsurance Company, Bermuda Branch ("ErzBB"). In accordance with the terms of the agreement, the Company transferred to ErzBB approximately $111,500 of reserves and established a funds withheld liability. The Funds withheld liability balance at December 31, 2005 and 2004 was $96,905 and $81,350, respectively. Interest expense on the funds withheld balance amounted to $5,248 and $0 for the years ended December 31, 2005 and 2004, respectively.

     The Company's policy generally is to require collateral from those reinsurers not authorized to conduct reinsurance business in Indiana in an amount at least equal to the statutory reserves reinsured. Collateral held, in the form of letters of credit trust agreements and funds withheld, was $1,570,706 and $1,275,500, at December 31, 2005 and 2004, respectively.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel any reinsurance for reasons other than for nonpayment of premium or other similar credits. No uncollectible reinsurance was written off during the year.

     The Company retrocedes a substantial portion of assumed risks to SRZ, ErzBB, and SRLHA, each affiliated companies. Currently no agreements are open for retroceding new business to non-affiliated companies. Reinsurance ceded to affiliated and non-affiliated companies (reduced) increased amounts reported in the accompanying financial statements at December 31, 2005 and 2004, and the years then ended, as follows:

     DECEMBER 31, 2005

     Balance Sheet                                               Affiliated      Non-Affiliated      Total
     --------------------------------------------------------- ---------------- --------------- ----------------
     Aggregate reserves and contract claims liabilities
       for life, annuity and accident and health contracts     $(1,673,901)     $   (1,485,282)  $   (3,159,183)
     Funds held for reinsurers                                     841,508                   -          841,508
     Reinsurance in unauthorized companies                               -              19,463           19,463

     Income Statement                                            Affiliated     Non-Affiliated       Total
     -------------------------------------------------------------------------- --------------- ----------------
     Premiums and annuity considerations                       $  (238,280)     $     (315,815)  $     (554,095)
     Increase in reserves                                         (307,582)           (252,805)        (560,387)
     Interest on funds withheld for reinsurers                      40,995                   -           40,995


     DECEMBER 31, 2004

     Balance Sheet                                               Affiliated     Non-Affiliated       Total
     ------------------------------------------------------------------------- --------------- ----------------
     Aggregate reserves and contract claims liabilities
       for life, annuity and accident and health contracts     $(1,334,329)     $   (1,180,271)  $   (2,514,600)
     Funds held for reinsurers                                     708,567                   -          708,567
     Reinsurance in unauthorized companies                               -               8,449            8,449

     Income Statement                                            Affiliated     Non-Affiliated       Total
     ------------------------------------------------------------------------- --------------- ----------------
     Premiums and annuity considerations                       $  (223,223)     $     (321,156)  $     (544,379)
     Increase in reserves                                         (979,983)             40,319         (939,664)
     Interest on funds withheld for reinsurers                      19,206                   -           19,206


     For the years ended December 31, 2005 and 2004, respectively, ceded premiums included $0 and $223,200 that were ceded to CAC.

     The majority of life premium revenue is from long duration contracts, while the accident and health premium is generally for short duration contracts. Effective April 30, 2004, all accident and health premium is ceded to CCC.

10.  RELATED PARTY

     See Note 9 for disclosures regarding the Company's reinsurance activity with affiliates.

     The Company had net amounts due from affiliates of $2,317 for the year ended December 31, 2005 and net amounts due to affiliates of $2,090 for the year ended December 31, 2004. Settlements take place quarterly.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     Effective April 30, 2004, SRAM, an affiliated entity, provides the Company with investment management and investment accounting services. SRAM manages the Company's portfolio of investments on behalf of and within the parameters established by the Company. The Company pays SRAM a fee for services based upon the fair value of the securities in the Company's portfolio. Fees are payable quarterly in advance and amounted to $3,285 in 2005 and $1,608 in 2004.

     Prior to its acquisition by SRLHA, under a pooling agreement, the Company ceded 100% of its net business before pooling to CAC and in turn received 10% of the pooled underwriting results of CAC and the Company. CAC retained 90% of the pooled results. Effective January 1, 2004, the pooling agreement was commuted, with each company recapturing the business formerly ceded to the pool. As a result of the commutation, total assets and total liabilities each increased by approximately $1,715,000 during 2004. In conjunction with the commutation, the Company recorded a capital contribution of $311,800 from its former parent, CAC, to account for the deferred taxes associated with the transfer of the assets and liabilities during 2004. As a result, the commutation had no net impact on surplus.

11.  COMMITMENTS AND CONTINGENCIES

     From time to time, legal actions against the Company have arisen in the ordinary course of its business. In the judgment of management, resolution of contingent liabilities, income taxes, and other matters would not have a material effect on the Company's statutory surplus or results of operation.

12.  BENEFIT PLANS

     DEFINED BENEFIT PLAN

     Prior to April 30, 2004, the Company participated in the noncontributory defined benefit pension plan of CNAF. For the years ended December 31, 2005 and 2004, the Company recorded a Pension expense of $0 and $600, respectively, while a member of the CNA Group.

     DEFINED CONTRIBUTION PLAN

     The Swiss Re Group U.S. Employees' Savings Plan (the "Savings Plan") is a defined contribution plan in which eligible employees of the Company may elect to participate. The Savings Plan provides for contributions by employees and matching contributions by the Company, subject to certain limitations. Matching contributions of $1,280 and $400 were made in 2005 and 2004, respectively.

13.  PARTICIPATING POLICIES

     As of December 31, 2005 and 2004, the Company's participating policies represented less than 1% of total in force. Dividends are accounted for on the policy anniversary. A liability is established for dividends anticipated to be paid in the subsequent calendar year. As of December 31, 2005 and 2004, respectively, the Company incurred $4,443 and $4,301 in dividend expense. The Company did not allocate any additional income to participating policyholders during these years.

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

14.  SEPARATE ACCOUNTS

     The following tables set forth Separate Accounts Reserves by asset valuation basis and Separate Accounts Reserves by withdrawal characteristics as of December 31, 2005 and 2004.


                                                  Nonindexed     Nonindexed    Nonguaranteed
December 31, 2005                                  Guarantee     Guarantee       Separate
                                                less than/= 4% greater than 4%   Accounts          Total
                                                 -----------------------------------------------------------
Premiums, deposits and
other considerations:                             $         -   $        -       $  4,462        $   4,462
                                                 ===========================================================
Reserves by valuation basis:
                    Fair value                    $         -   $   48,621       $ 296,075       $ 344,696
                    Amortized cost                          -            -               -               -
                                                 -----------------------------------------------------------
                    Total reserves                $         -   $   48,621       $ 296,075       $ 344,696
                                                 ===========================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal
                    With market value adjustment  $         -   $   48,621       $      -        $  48,621
                    At market value                         -            -         296,075         296,075
                                                 -----------------------------------------------------------
Total                                             $         -   $   48,621       $ 296,075       $ 344,696
                                                 ===========================================================

                                                  Nonindexed     Nonindexed    Nonguaranteed
December 31, 2004                                  Guarantee     Guarantee       Separate
                                                less than/= 4% greater than 4%   Accounts          Total
                                                 -----------------------------------------------------------
Premiums, deposits and
other considerations:                             $         -   $        -       $   6,272       $   6,272
                                                 ===========================================================

Reserves by valuation basis:
                    Fair value                    $         -   $   67,951       $ 371,186       $ 439,137
                    Amortized cost                          -            -               -               -
                                                 -----------------------------------------------------------
                    Total reserves                $         -   $   67,951       $ 371,186       $ 439,137
                                                 ===========================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal
                    With market value adjustment  $         -   $   67,951       $       -       $  67,951
                    At market value                         -            -         371,186         371,186
                                                 -----------------------------------------------------------
Total                                             $         -   $   67,951       $ 371,186       $ 439,137
                                                 ===========================================================

                                                                                                          22

VALLEY FORGE LIFE INSURANCE COMPANY
Notes to Financial Statements (Statutory-Basis)
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

     The following table reconciles net transfers (from) to Separate Accounts.

                                                                       December 31,
                                                                --------------------------
                                                                    2005          2004
                                                                ------------  ------------
Transfers as reported in the Statements of Operations of the
Separate Accounts Annual Statement:
  Transfers to separate accounts                                    $ 4,462    $    6,272
  Transfers from separate accounts                                 (121,312)      (80,803)
                                                                ------------  ------------
  Net transfers to separate accounts                             $ (116,850)   $  (74,531)
Reconciling adjustments: Reinsurance to Phoenix                     116,850        74,531
                                                                ------------  ------------
Transfers as reported in the Statements of Operations            $        -    $        -
                                                                ============  ============

     Variable Life and Annuity Transaction - Effective July 1, 2002 the Company entered into modified coinsurance and coinsurance agreements to cede its variable life and annuity net liabilities (primarily separate account policy reserves) to an insurance subsidiary of The Phoenix Companies, Inc. This resulted in an after tax gain of $20,150, which is deferred and amortized over the expected life of the policies. The amount recognized as income was $5,757 and $8,900 in 2005 and 2004, respectively.

15.  SUBSEQUENT EVENTS

     On April 14, 2006, the Company's Board of Directors declared a proposed cash dividend and the Company filed an application with the Department to pay such dividend in the amount of $220,000 to its Parent, SRLHA. The proposed dividend will be payable to SRLHA upon the Department's approval.

     On April 17, 2006, the Company sold its Nashville facility for $17,639 and realized a gain from the sale of $3,605 which will be included in the Company's Statement of Operations for the year ended December 31, 2006.

VALLEY FORGE LIFE INSURANCE COMPANY
Supplemental Schedule of Selected Statutory Basis Financial Data
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

Investment income earned
 Government bonds                                                   $    20,570
 Other bonds (unaffiliated)                                             123,730
 Preferred stocks (unaffiliated)                                            908
 Real estate                                                                570
 Contract loans                                                           5,824
 Cash and short-term investments                                          1,844
 Aggregate write-ins for investment income                                  554
                                                                   -------------
Gross investment income                                             $   154,000
                                                                   =============

Bonds and short-term investments by maturity and class
 Bonds and short-term investments by maturity (amortized cost):
  Due within one year or less                                       $    98,216
  Over one year through five years                                      282,875
  Over five years through ten years                                     653,454
  Over ten years through twenty years                                   649,483
  Over twenty years                                                     678,610
                                                                   -------------
   Total by maturity                                                $ 2,362,638
                                                                   =============

Bonds and short-term investments by class (amortized cost)
 Class 1                                                            $ 1,809,168
 Class 2                                                                471,866
 Class 3                                                                 44,353
 Class 4                                                                 37,251
 Class 5                                                                      -
 Class 6                                                                      -
                                                                   -------------
  Total by class                                                    $ 2,362,638
                                                                   =============

VALLEY FORGE LIFE INSURANCE COMPANY
Supplemental Schedule of Selected Statutory Basis Financial Data
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------

LIFE INSURANCE IN FORCE
  Ordinary                                                               $ 278,314,742
  Group life                                                                   873,247

AMOUNT OF ACCIDENTAL DEATH INSURANCE IN FORCE UNDER ORDINARY POLICIES
  Ordinary                                                               $   2,930,288
  Group life                                                                         -

LIFE INSURANCE POLICIES WITH DISABILITY PROVISIONS IN FORCE
  Ordinary                                                               $   7,299,925
  Group life                                                                    39,318

SUPPLEMENTAL CONTRACTS IN FORCE
  Ordinary - not involving life contingencies - income payable           $           -
  Ordinary - not involving life contingencies - amount on deposit                    -
  Group - not involving life contingencies - income payable                          -

  Ordinary - involving life contingencies - income payable                           -
  Group - involving life contingencies - income payable                              -

ANNUITIES (ORDINARY)
  Immediate - amount of income payable                                   $           -
  Deferred - fully paid account balance                                         82,093
  Deferred - not fully paid account balance                                          -
  Group - Amount of income payable                                                   -
  Group - fully paid account balance                                                 -
  Group - not fully paid account balance                                             -

ACCIDENT AND HEALTH INSURANCE - PREMIUMS IN FORCE
  Ordinary                                                               $           -
  Group                                                                              -

DEPOSIT FUNDS AND DIVIDEND ACCUMULATIONS
  Deposit funds - account balance                                        $         173
  Dividend accumulations - account balance                                         370

VALLEY FORGE LIFE INSURANCE COMPANY
Supplemental Schedule of Investment Risks Interrogatories
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------


1. The Company's total admitted assets as reported in the Statements of Admitted Assets, Liabilities and Surplus was $2,941,102 at December 31, 2005.

2. The 10 largest exposures to a single issuer/borrower/investment, by investment category, excluding: (i) U.S. government, U.S. government agency securities and those U.S. Government money market funds listed in the Appendix to the SVO Purposes and Procedures Manual as exempt, (ii) property occupied by the Company, and (iii) policy loans at December 31, 2005 are as follows:

                                                                % OF TOTAL
   INVESTMENT CATEGORY                        AMOUNT         ADMITTED ASSETS
   ---------------------------------------------------------------------------
    Aid-Israel                              $ 62,169              2.1%
    Morgan Stanley Dean Witter                41,618              1.4%
    Residential Funding Corp                  35,570              1.2%
    Bank of America                           28,071              1.0%
    UBS AG                                    22,089              0.8%
    Countrywide Alternative                   21,190              0.7%
    Wachovia Corp                             20,615              0.7%
    Merrill Lynch                             19,943              0.7%
    Wells Fargo Home Equity Trust             19,491              0.7%
    Equity Office Properties                  19,295              0.7%

3. The amounts and percentages of the Company's total admitted assets held in bonds and preferred stocks by NAIC rating is as follows:

       BONDS                                      PREFERRED STOCK
   -------------------------------------------   -----------------------------
   NAIC-1       $ 1,809,168     71.6%   P/RP-1     $     -           0.0%
   NAIC-2           471,866     18.7%   P/RP-2       9,908           0.4%
   NAIC-3            44,353      1.8%   P/RP-3           -           0.0%
   NAIC-4            37,251      1.5%   P/RP-4           -           0.0%
   NAIC-5                 -      0.0%   P/RP-5           -           0.0%
   NAIC-6                 -      0.0%   P/RP-6           -           0.0%


4. Assets held in foreign investments are greater than 2.5% of the Company's total admitted assets. Total admitted assets held in foreign investments were $216,506; there were no foreign- currency-denominated investments or insurance liabilities.

5. The aggregate foreign investment exposure categorized by the country's NAIC sovereign rating is as follows:

                                                         % OF TOTAL ADMITTED
                                              AMOUNT             ASSETS
                                       ---------------   --------------------
    Countries rated NAIC-1                  $ 188,176           6.5%
    Countries rated NAIC-2                     12,770           0.4%
    Countries rated NAIC-3 or below            15,560           0.5%
                                       ---------------   --------------------
                                            $ 216,506           7.4%
                                       ===============   ====================

VALLEY FORGE LIFE INSURANCE COMPANY
Supplemental Schedule of Investment Risks Interrogatories
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------


6. The two largest foreign investment exposures to a single country, categorized by the country's NAIC sovereign rating is as follows:

                                           AMOUNT          PERCENTAGE
                                      ------------------  -------------
    COUNTRIES RATED NAIC 1
      Israel                              $ 62,169            2.5%
      United Kingdom                        55,019            2.2%

    COUNTRIES RATED NAIC -2
      Mexico                                12,770            0.5%


    COUNTRIES RATED NAIC-3 OR BELOW
      Panama                                10,399            0.4%
      Supra National                         5,162            0.2%

7. The Company has no hedged foreign currency investments.

8. The Company has no hedged foreign currency investments.

9. The Company has no hedged foreign currency investments.

10. The 10 largest non-sovereign foreign issues by NAIC rating:

                                                          PERCENTAGE OF
                                                         TOTAL ADMITTED
    INVESTMENT CATEGORY                 AMOUNT               ASSETS
    ------------------------------------------------   -------------------
    RAS Laffan Liquified               $ 11,086               0.4%
    Household Finance Corp.              10,814               0.4%
    Carnival Corp.                       10,399               0.4%
    Wolseley Capital Inc.                10,000               0.3%
    United Overseas Bank                  9,997               0.3%
    Centaur Funding Corp.                 9,908               0.3%
    Hydro One Inc.                        9,565               0.3%
    Barclays Bank                         7,605               0.3%
    Koninklijke KPN NV                    6,325               0.2%
    Sabmiller PLC                         5,987               0.2%


11. Assets held in Canadian investments are less than 2.5% of the Company's total admitted assets.

12. Assets held in investments with contractual sales restrictions are less than 2.5% of the Company's total admitted assets.

13. Assets held in equity interest are less than 2.5% of the Company's total admitted assets.

14. Assets held in non-affiliated, privately placed equities are less than 2.5% of the Company's total admitted assets.

15. Assets held in general partnership interests are less than 2.5% of the Company's total admitted assets.

VALLEY FORGE LIFE INSURANCE COMPANY
Supplemental Schedule of Investment Risks Interrogatories
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------


16. Mortgage loans reported in Schedule B are less than 2.5% of the Company's total admitted assets.

17. Assets held in real estate are less than 2.5% of the Company's total admitted assets.

18. The amounts and percentages of the Company's total admitted assets do not include the investment types listed below because the Company did not own any of these investments at 12/31/2005.

          Securities Lending
          Repurchase agreements
          Reverse repurchase agreements
          Dollar repurchase agreements
          Dollar reverse repurchase agreements

19.  The Company has no warrants.

20.  The Company has no potential exposure for collars, swaps or forwards.

21.  The Company has no potential exposure for futures contracts.

VALLEY FORGE LIFE INSURANCE COMPANY
Summary Investment Schedule
December 31, 2005 (in thousands)
--------------------------------------------------------------------------------


                                                                                       ADMITTED ASSETS AS REPORTED IN
                                                           GROSS INVESTMENT HOLDINGS       THE ANNUAL STATEMENT
                                                          --------------------------- --------------------------------
                                                               AMOUNT           %            AMOUNT             %
                                                          -------------- ------------ ----------------- --------------
BONDS
U.S. treasury securities                                         $ 8,714       0.356%           $ 8,714         0.356%

U.S. government agency and corporate
obligations (excluding mortgage-backed securities)
Issued by U.S. government agencies                                     -       0.000%                 -         0.000%
Issued by U.S. government sponsored agencies                     367,217      15.003%           367,217        15.003%

Foreign government (including Canada, excluding mortgage          86,913       3.551%            86,913         3.551%
-backed securities)

Securities issued by states, territories and
possessions and political subdivisions in the U.S.:
  State, territory and possession general obligations                  -       0.000%                 -         0.000%
  Political subdivisions of states, territories and
  possessions general obligations                                      -       0.000%                 -         0.000%
  Revenue and assessment obligations                               1,066       0.044%             1,066         0.044%
  Industrial development and similar obligations                       -       0.000%                 -         0.000%
Mortgage-backed securities
(includes residential and commercial MBS):
  Pass-through securities:
   Guaranteed by GNMA                                             22,804       0.932%            22,804         0.932%
   Issued by FNMA and FHLMC                                       69,807       2.852%            69,807         2.852%
   All other                                                           -       0.000%                 -         0.000%
CMOs and REMICs
   Issued by GNMA, FNMA and FHLMC                                449,225      18.353%           449,225        18.353%
   All other privately issued                                    107,917       4.409%           107,917         4.409%

OTHER DEBT AND OTHER FIXED INCOME SECURITIES
  (excluding short term):
  Unaffiliated domestic securities                             1,041,151      42.536%         1,041,151        42.536%
   (includes credit tenant loans rated by the SVO)
  Unaffiliated foreign securities                                171,721       7.016%           171,721         7.016%

EQUITY INTEREST
  Preferred stock                                                      -       0.000%                 -         0.000%
  Unaffiliated                                                     9,908       0.405%             9,908         0.405%

OTHER EQUITY SECURITIES
  Affiliated                                                           -       0.000%                 -         0.000%

MORTGAGE LOANS
  Single family residential                                            -       0.000%                 -         0.000%
  Commericial loans                                                    -       0.000%                 -         0.000%

REAL ESTATE INVESTMENTS
  Property held for sale                                          14,298       0.584%            14,298         0.584%

CONTRACT LOANS                                                    92,659       3.786%            92,659         3.786%

RECEIVABLE FOR SECURITIES                                              1       0.000%                 1         0.000%

CASH AND SHORT-TERM INVESTMENTS                                    4,296       0.176%             4,296         0.176%

OTHER INVESTED ASSETS                                                  -       0.000%                 -         0.000%
                                                         ------------------------------------------------------------
  TOTAL INVESTED ASSETS                                       $2,447,697     100.000%       $ 2,447,697       100.000%
                                                         ============================================================

VALLEY FORGE LIFE INSURANCE COMPANY
Note to Supplemental Schedule of Selected Statutory-Basis Financial Data December 31, 2005 (in thousands)
-------------------------------------------------------------------------------


      NOTE - BASIS OF PRESENTATION

      The accompanying schedules present selected statutory-basis financial data as of December 31, 2005 and for the year then ended for purposes of complying with paragraph 9 of the Annual Audited Financial Reports in the General section of the National Association of Insurance Commissioners' Annual Statement Instructions and agrees to or is included in the amounts reported in the Company's 2005 Statutory Annual Statement as filed with the Indiana Department of Insurance.

                                     PART C

                                OTHER INFORMATION


ITEM 24.       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements

     The financial statements for Valley Forge Life Insurance Company (the "Company") and the financial statements for The Sage Variable Annuity Account A (the "Variable Account") are included in Part B hereof.


(b)   Exhibits

      (1)(a) Resolutions of the Board of Directors of Sage Life Assurance of America, Inc. establishing The Sage
             Variable Annuity Account A.1/

      (2) Not Applicable.

      (3)(a) Underwriting Agreement with SL Distributors, Inc.26/

         (b) Form of Selling Agreement.22/

         (c) Form of Assignment of Selling Agreement.26/

      (4)(a)(i)(B) Form of Individual Contract.24/

              (ii)(B) Form of Individual Contract with Interest Account.21/

             (iii)(B)     Form of Group Contract.24/

              (iv)(B) Form of Group Certificate.24/

            (b)(i)(B) Amended Form of Individual IRA Rider.3/

              (ii)(B) Amended Form of Group IRA Rider.3/

             (iii)(B) Amended Form of Individual SIMPLE IRA Rider.3/

              (iv)(B) Amended Form of Group SIMPLE IRA Rider.3/

               (v)(A) Form of Individual Roth IRA Rider.5/ (vi)(A) Form of Group
              Roth IRA Rider.5/

            (ix)(A) Form of Individual Accidental Death Benefit Rider.24/

             (x)(A) Form of Group Accidental Death Benefit Rider.24/

            (xi)(A) Form of Individual Earnings Enhancement Death Benefit Rider.24/

            (xi)(B)  Form of Group Earnings Enhancement Death Benefit
                     Rider.24/

            (xii)(A) Form of Individual Guaranteed Minimum Income
                     Benefit Rider.24/

            (xii)(B) Form of Group Guaranteed Minimum Income Benefit
                     Rider.24/

           (xiii)(A) Form of Group Enhanced Guaranteed Minimum Income Benefit Rider.24/

           (xiii)(B) Form of Individual Enhanced Guaranteed Minimum Income Benefit Rider.24/

           (xiv)(A) Form of Individual Endorsement re: Application-Confirmation 18/

           (xiv)(B)  Form of Group Endorsement re: Application- Confirmation 18/

            (xv)(A)  Form of Individual Enhanced Minimum Death Benefit
                     Rider.24/

            (xv)(B)  Form of Group Enhanced Minimum Death Benefit Rider.24/

            (xvi)(A) Form of Individual Guaranteed Minimum Account Value Benefit
                     Rider.24/

            (xvi)(B) Form of Group Guaranteed Minimum Account Value Benefit
                     Rider.24/

           (xvii)(A) Form of Individual Earnings Enhancement Life
                     Insurance Rider.24/

           (xvii)(B) Form of Group Earnings Enhancement Life
                          Insurance Rider.24/

      (5) (i) (A) Form of Individual Contract Application.21/

             (i) (C) Form of Individual Application-Confirmation 18/

            (ii) (A) Form of Group Certificate Application.21/

            (ii) (C) Form of Group Application-Confirmation Form18/

      (6)(a) Amended and Restated Articles of Incorporation of the Company effective December 29, 2004.25/

         (b) Amended Bylaws of the Company.25/

      (7)            Not Applicable.

      (8)(a)(i) Form of Participation Agreement with AIM Variable Insurance Funds.9/

             (ii)    Form of Participation Agreement with The Alger
                     American Fund.9/

             (iv) Form of Participation Agreement with MFS(R)) Variable Insurance TrustSM.9/

             (v) Form of Participation Agreement with Morgan Stanley The Universal Institutional Funds, Inc.10/

             (vi) Form of Participation Agreement with Oppenheimer Variable Account Funds.10/

             (vii) Form of Participation Agreement with INVESCO Variable Investment Funds, Inc.20/

             (viii) Form of Participation Agreement with First American Insurance Portfolios, Inc.22/

             (ix) Form of Participation Agreement with Van Kampen Life Life Investment Trust.22/

             (x)       Form of Participation Agreement with Rydex Variable
                     Trust.24/

         (b)         Form of Services Agreement with Financial
                     Administration Services, Inc.10/

         (c) Reinsurance Agreement (Modified Coinsurance Treaty) with Life Reassurance Corporation of America. 19/

       (9) Opinion and Consent of Counsel*

      (10) Consent of Independent Auditor and Independent Registered Public Accounting Firm.*

      (11) Not Applicable.

      (12) Not Applicable

------------------------
* Filed herewith.


(1) This exhibit was previously filed in Exhibit 1 to the Registration Statement on Form N-4 dated December 24, 1997 (File No. 333-43329) and is incorporated herein by reference.

(3) This exhibit was previously filed in Exhibit No. 4 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-43329) dated December 31, 1998, and is incorporated herein by reference.

(5) This exhibit was previously filed in Exhibit No. 4 to the Registration Statement on Form N-4 (File No. 333-43329) dated December 24, 1997, and is incorporated herein by reference.

(9) This exhibit was previously filed in Exhibit No. 8 to Pre-Effective Amendment No. 1 to the Registration Statement filed on Form N-4 (File No. 333-43329) dated December 31, 1998, and is incorporated herein by reference.

(10) This exhibit was previously filed in Exhibit No. 8 to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-4 (File No. 333-43329) dated January 28, 1999, and is incorporated herein by reference.

(18) This exhibit was previously filed in Post-Effective No. 9 to Form N-4 (File No. 333-43329) filed March 6, 2001 and is incorporated herein by reference.

(19) The exhibit was filed as Exhibit 10.2 in Sage Life Assurance of America, Inc.'s Form 10-K (File Nos. 333-77441 and 333-77437) filed on April 12, 2001 and is incorporated herein by reference.

(20) This exhibit was previously filed in Post-Effective Amendment No. 10 to Form N-4 (File No. 333-43329) filed on April 27, 2001 and is incorporated herein by reference.

(21) This exhibit was previously filed in the Registration Statement on Form N-4 (File No. 333-63536) filed on June 21, 2001 and is incorporated herein by reference.

(22) This exhibit was previously filed in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-63536) filed on September 10, 2001 and is incorporated herein by reference.

(23) This exhibit was previously filed in Post-Effective Amendment No. 1 to Form N-4 (File No. 333-63536) filed on November 16, 2001 and is incorporated herein by reference.

(24) The exhibit was previously filed in Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 (File No. 333-63536) filed on April 29, 2002 and is incorporated herein by reference.

(25) Incorporated herein by reference to Valley Forge Life Insurance Company Variable Annuity Separate Account Form N-4 Post-Effective filing (File No. 333-01087) on April 29, 2005.

(26) Incorporated herein by reference to The Sage Variable Annuity Account A, Investment Company Act Amendment No. 71 to the Registration Statement on Form N-4, filed on October 2, 2006.

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

     The name, positions and offices for Valley Forge Life Insurance Company's ("VFL") directors and officers are listed in the following table:

- ------------------------------------------------------------------------------
                          DIRECTORS AND OFFICERS OF VFL
- ------------------------------------------------------------------------------

                                        POSITION(S) HELD
   NAME AND ADDRESS                         WITH VFL

Jacques E. Dubois                       Director and Chairman
175 King Street
Armonk, NY 10504

W. Weldon Wilson                        Director, Chief Executive Officer
175 King Street                         and President
Armonk, NY 10504

Raymond A. Eckert                       Director and Vice President
175 King Street
Armonk, NY 10504

Neal E. Arnold                          Director and Vice President
1700 Magnavox Way
Fort Wayne, IN 46804

Robyn Wyatt                             Vice President and Chief
175 King Street                         Financial Officer
Armonk, NY 10504


Thomas Brunnegraff                      Vice President and Treasurer
175 King Street
Armonk, NY 10504

Margaret Ashbridge                      Vice President and Assistant Secretary
1700 Magnavox Way
Fort Wayne, IN 46804

Kenneth Stewart                         Vice President
175 King Street
Armonk, NY 10504

     Each director is elected to serve until the next annual meeting of stockholders or until his or her successor is elected and shall have qualified.

Some directors hold various executive positions with insurance company affiliates of VFL. Executive officers serve at the discretion of the Board of Directors.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

     The registrant is a segregated asset account of the Company and is therefore owned and controlled by the Company. The Company is a stock life insurance company of which all of the voting securities are owned by Swiss Re Life & Health America Inc. ("SRLHA"), whose ultimate controlling person is Swiss Reinsurance Company ("Swiss Re") of Zurich Switzerland.

     Swiss Re maintains control of the Company through (i) its direct ownership of 100% of the stock of Swiss Re America Holding Corporation ("SRAHC"), (ii) SRAHC's direct ownership of 100% of the stock of Swiss Re Life & Health America Holding Company ("SRLHAH"), (iii) SRLHAH's and Old Fort Insurance Company, Ltd.'s (a wholly-owned subsidiary of SRLHAH) direct ownership of 79% and 21%, respectively, of the stock of SRLHA, and (iv) SRLHA's direct ownership of 100% of the Company.



                         PRIMARY SUBSIDIARIES OF SRLHAH

         COMPANY                                     PLACE OF INCORPORATION
         -------                                     ----------------------

Swiss Re Life & Health America Inc.                  Connecticut

Reassure America Life Insurance Company              Illinois

Southwestern Life Insurance Company                  Texas

Valley Forge Life Insurance Company                  Indiana

     All of the Primary Subsidiaries are ultimately wholly-owned by Swiss Re.

ITEM 27. NUMBER OF CONTRACT OWNERS

     As of June 30, 2006, there were 12 qualified contract owners and 16 non-qualified contract owners.

ITEM 28. INDEMNIFICATION

         The registrant has no officers, directors or employees. The depositor does indemnify its officers, directors and employees. The bylaws of the depositor provide for such indemnification. A description of these bylaw provisions is set forth below.

         The depositor ("Corporation") shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests in Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments and amounts paid in settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Any indemnification described above (unless ordered by a court or made pursuant to a determination by a court as hereinafter provided) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority of a quorum consisting of directors who were not parties to such actions, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. In the absence of a determination that indemnification is proper as aforesaid, the director, officer or employee may apply to the court in which the action, suit or proceeding was brought, which shall determine whether the director, officer, employee or agent has met the applicable standard of conduct. If the court shall so determine, indemnification shall be made as described above.

       Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 29. PRINCIPAL UNDERWRITER

           (a) SL Distributors, Inc.("SL Distributors") is the registrant's principal underwriter. SL Distributors is also the principal underwriter for the following other investment companies:

           The Sage Variable Life Account A


           (b) Officers and Directors of SL Distributors, Inc.


Name and Principal Business Address       Positions and Offices With SL Distributors
-----------------------------------       --------------------------------------------


Arlene Stoll                              Director, President and Chief Executive Officer
SRLHA
Park Central VIII
12770 Merit Drive, Suite 600
Dallas, TX 75251

Mark Lemon                                Chief Compliance Officer
1700 Magnavox Way
Fort Wayne, IN 46804

Dennis Rushovich                          Treasurer and Chief Financial Officer
1177 High Ridge Road
Stamford, CT 06905

Joan Olson                                Secretary
SRLHA
Park Central VIII
12770 Merit Drive, Suite 600
Dallas, TX 75251



      c.

        Name of                Net Underwriting
        Principal                Discounts &              Compensation on      Brokerage
        Underwriter              Commissions                 Redemption        Commissions       Compensation

SL Distributors, Inc.              $0                        $0                $136,427         $0

SL Distributors, Inc., in turn, paid 100% of these commissions to broker-dealers and/or their registered representatives who sold the Contracts.


ITEM 30. LOCATION OF BOOKS AND RECORDS

     All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained at our Customer Service Center.

ITEM 31. MANAGEMENT SERVICES

     Not Applicable.

ITEM 32. UNDERTAKINGS AND REPRESENTATIONS

(a) The registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the statement are never more than 16 months old for as long as purchase payments under the Contracts offered herein are being accepted.

(b) The registrant undertakes that it will include either (1) as part of any application to purchase a Contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
     (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove and send to the Company for a Statement of Additional Information.

     Additional Information.

(c) The registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request to the Company at the address or phone number listed in the prospectus.

(d) Valley Forge Life Insurance Company represents that the fees and charges under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Valley Forge Life Insurance Company .

                                   SIGNATURES


     As required by the Securities Act of 1933, and the Investment Company Act of 1940, the registrant certifies it has caused this Registration Statement to be signed on its behalf, in the City of Armonk, in the State of New York, on this 29th day of September, 2006.

                                     The Sage Variable Annuity Account A
                                     (Registrant)


                                     By: Valley Forge Life Insurance Company


                                     By:/s/W. WELDON WILSON
                                       --------------------------------------
                                         W. Weldon Wilson, President & CEO



                                     By: Valley Forge Life Insurance Company
                                        (Depositor)


                                     By:/s/W. WELDON WILSON
                                        --------------------------------------
                                         W. Weldon Wilson, President & CEO




     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                           Date
---------                        ----------------               ----------------


    /s/JACQUES E. DUBOIS
    --------------------------   Director, Chairman               9-29-2006
      Jacques E. Dubois

                                 Director, Chief Executive        9-29-2006
    /s/W. WELDON WILSON          Officer and President
    --------------------------
       W. Weldon Wilson


    /s/RAYMOND A. ECKERT         Director and Vice President      9-29-2006
    --------------------------
       Raymond A. Eckert

                                 Director, Vice President

    --------------------------
       Neal E. Arnold



    /s/ROBYN WYATT                Vice President and Chief        9-29-2006
    --------------------------    Financial Officer (Principal
       Robyn Wyatt                Accounting Officer)



                                  EXHIBIT INDEX


EX-99.B9               Opinion and Consent of Counsel.

EX-99.B10              Consent of Independent Auditor and Independent Registered
                       Public Accounting Firm.